UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
FORM 11-K
(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2010
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from ___________ to ______________
Commission file number 001-16167
A. Full title of the plan and the address of the plan, if different from that of issuer named below:
MONSANTO SAVINGS AND INVESTMENT PLAN
B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
MONSANTO COMPANY
800 North Lindbergh Blvd.
St. Louis, MO 63167

MONSANTO SAVINGS AND INVESTMENT PLAN
FINANCIAL STATEMENTS AS OF DEC. 31, 2010 AND 2009,
AND FOR THE YEAR ENDED DEC. 31, 2010, AND SUPPLEMENTAL SCHEDULES
AS OF AND FOR THE YEAR ENDED DEC. 31, 2010, AND
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MONSANTO SAVINGS AND INVESTMENT PLAN
Financial Statements and Supplemental Schedules

NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Trustees and Participants of Monsanto Savings and Investment Plan,
Pension and Savings Funds Investment Committee of Monsanto Company,
and Monsanto Company Employee Benefits Plans Committee
We have audited the accompanying statements of net assets available for benefits of Monsanto Savings and Investment Plan (the “Plan”) as of December 31, 2010 and 2009, and the related statement of changes in net assets available for benefits for the year ended December 31, 2010. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2010 and 2009, and the changes in net assets available for benefits for the year ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of (1) Schedule of Assets (Held at End of Year) as of December 31, 2010, (2) Schedule of Assets (Acquired and Disposed of Within Year) for the Year Ended Dec. 31, 2010, (3) Schedule of Reportable Transactions for the Year Ended December 31, 2010, and (4) Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible for the Year Ended December 31, 2010 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. Such supplemental schedules have been subjected to the auditing procedures applied in our audit of the basic 2010 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.
/s/ Deloitte & Touche LLP
St. Louis, Missouri
June 17, 2011

MONSANTO SAVINGS AND INVESTMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	As of Dec. 31,
(Dollars in thousands)	2010	2009

ASSETS:
Investments:
Common stock — Monsanto Company — Allocated	$671,656	$820,299
Common stock — Monsanto Company — Unallocated	79,675	150,383

Total common stock — Monsanto Company	751,331	970,682
Cash and temporary investments	50,686	46,479
Debt securities including U.S. Government securities (securities on loan $106 in 2010 and $375 in 2009)	65,840	66,657
Common and preferred stock — other (securities on loan $17,814 in 2010 and $27,369 in 2009)	549,264	451,755
Collective investment funds	364,799	361,987
Synthetic guaranteed investment contracts (underlying securities on loan $22,935 in 2009) at fair value	571,000	565,228
Collateral held under securities lending agreements	18,371	52,051

Total investments	2,371,291	2,514,839

Receivables:
Employee contribution receivable	2,944	2,997
Employer contribution receivable	56,748	52,558
Dividends, interest and trades receivable	1,622	5,768
Loans to participants, interest rates from 3.25% to 9.5%, maturities through December 2014	28,122	26,511

Total receivables	89,436	87,834

Total assets	2,460,727	2,602,673

LIABILITIES:
Liability to return collateral held under securities lending agreements	18,371	52,169
Deferred employer contribution	56,748	52,558
ESOP debt	3,395	5,236
Other liabilities	616	—
Amount payable for investment securities transactions	1,597	1,199

Total liabilities	80,727	111,162

NET ASSETS AVAILABLE FOR BENEFITS REFLECTING INVESTMENTS AT FAIR VALUE	2,380,000	2,491,511

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(24,601)	(9,770)

NET ASSETS AVAILABLE FOR BENEFITS	$2,355,399	$2,481,741

See Accompanying Notes to Financial Statements.

MONSANTO SAVINGS AND INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

Year Ended
Dec. 31,
(Dollars in thousands)	2010
CONTRIBUTIONS:
Employee contributions	$87,254
Employer contributions	1,611
Rollovers from other plans	7,803

Total contributions	96,668

INVESTMENT INCOME (LOSS):
(Depreciation) appreciation in fair value of investments

Common stock — Monsanto Company	(150,351)
Debt securities	1,580
Common and preferred stock — other	65,773
Collective investment funds	41,445

Total depreciation in fair value of investments — net	(41,553)
Interest	30,478
Dividends	17,420

Total investment income	6,345

INTEREST ON LOANS TO PARTICIPANTS	1,169

OTHER DEDUCTIONS:
Interest expense on ESOP debt	(189)
Administrative and investment management expenses	(5,457)
Benefits paid to participants	(224,878)

Total other deductions	(230,524)

DECREASE IN NET ASSETS AVAILABLE FOR BENEFITS	(126,342)

NET ASSETS AVAILABLE FOR BENEFITS — Beginning of year	2,481,741

NET ASSETS AVAILABLE FOR BENEFITS — End of year	$2,355,399

See Accompanying Notes to Financial Statements.

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
AS OF DEC. 31, 2010 AND DEC. 31, 2009 AND FOR THE YEAR ENDED DEC. 31, 2010
NOTE 1. INFORMATION REGARDING THE PLAN
GENERAL
The following description of the Monsanto Savings and Investment Plan (the “Plan” or the “SIP”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.
The Plan was established as of June 11, 2001, as a successor to a portion of the Pharmacia Corporation Savings and Investment Plan (“Pharmacia Plan”) for the benefit of certain employees and former employees (“Transferred Participants”) of Monsanto Company (“Monsanto” or the “Company”). Effective July 1, 2001, the assets of the Pharmacia Plan that were allocated to the accounts of the Transferred Participants were transferred to the trust established under the Plan. Also effective July 1, 2001, a portion of the unallocated assets and liabilities (primarily debt) of the leveraged employee stock ownership plan (“ESOP”) component of the Pharmacia Plan were transferred to the Plan.
ADMINISTRATION
Monsanto is the sponsor of the Plan. The Monsanto Company Employee Benefits Plans Committee (“Administrative Committee”) is responsible for administering the Plan in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and Plan documents. Fidelity Workplace Investing LLC serves as the record keeper of the Plan. The Monsanto Pension and Savings Funds Investment Committee (“Investment Committee”) is responsible for monitoring Plan investments. The trustee of the Plan is The Northern Trust Company (“Northern”).
PARTICIPANT ACCOUNTS
The Plan is a contributory defined contribution profit sharing plan with individual accounts for each participant. U.S. employees classified as “regular employees” and who have attained age 18 generally are eligible to participate in the Plan upon employment. U.S. employees classified as “temporary employees” and who have attained age 18 generally are eligible to participate in the Plan after 1,000 hours of service. The cost of Plan administration is borne by Plan participants.
Each participant’s account is credited with the participant’s contributions, Company contributions and the pro-rata share of any Plan investment earnings and is reduced by the pro-rata share of any Plan investment losses, transaction costs and certain administrative and investment management expenses. Participants’ accounts are valued on a daily basis. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account balance.
EMPLOYEE CONTRIBUTIONS
The Plan provides for voluntary employee contributions generally ranging from one percent to 25 percent of an employee’s eligible pay. Employees have an option to make before-tax contributions or after-tax contributions. Subject to annual limits on before-tax contributions and the results of required Internal Revenue Service (“IRS”) discrimination testing, contributions may be all before-tax, all after-tax, or a combination of both. Plan participants other than those also participating in the Company’s ERISA Parity Savings and Investment Plan may change the amounts of their contributions on a daily basis. Generally, participant contributions to the Plan may be invested in one percent increments and, during 2009 and 2010, could be allocated in any combination to the following investment fund options at the direction of the participant: a fixed income fund, a balanced fund consisting of both fixed income and equity securities, a growth and income equity fund, an international equity fund, a growth equity fund, a U.S. equity index fund, a treasury inflation-protected securities (TIPS) bond fund, a value equity fund, a small cap growth equity fund, a small cap value equity fund, the Monsanto Stock Fund, which invests in Monsanto common stock, and four asset allocation funds consisting of varying pre-set mixes of certain of the aforementioned investment funds. The four asset allocation funds allow participants varying degrees of risk and return. The Plan includes targeted “roundtrip” participant trading restrictions. A roundtrip is defined as an exchange in and then out of a fund in less than a 30-day period. Under these restrictions, participants are limited to one roundtrip transaction per fund within any 90-day rolling period and four roundtrip transactions across all funds over a rolling 12-month period. These targeted restrictions apply to all investment options except the Fixed Income Fund. Generally, participants may

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
AS OF DEC. 31, 2010 AND DEC. 31, 2009 AND FOR THE YEAR ENDED DEC. 31, 2010
transfer their contributions, Company contributions and any earnings thereon among the investment options on a daily basis, subject to the roundtrip trading restrictions described above.
The Plan has an automatic enrollment feature with respect to newly hired employees. If the employee is eligible to participate in the SIP, he or she will be automatically enrolled in the Plan at a four percent before-tax salary deferral rate, 45 days after date of hire or rehire (or for temporary employees hired on or after July 1, 2007, 45 days after completing 1,000 hours of service) unless, within such 45 day period he or she elects not to participate.
Participants may be eligible to make a before-tax catch-up contribution if they are at least age 50 on or before the end of the calendar year and either currently contributing at least 7 percent of their eligible pay per pay period to the SIP or had reached the IRS annual limit on before-tax contributions ($16,500 in 2010). For 2010, eligible participants could have elected a before-tax catch-up contribution of up to $5,500. The catch-up contributions are not eligible for Company matching contributions and are subject to the same rules as other before-tax contributions. The annual catch-up contribution limit may increase in future years in accordance with limits prescribed by the IRS.
The before-tax option allows participants to elect to make before-tax contributions from eligible gross pay before most income taxes are deducted. Participants generally cannot withdraw before-tax contributions without income tax penalties until age 59 1/2, disability, death, separation from service after age 55, or for payments that are part of a series of substantially equal periodic payments made for the life of the employee or the joint lives of the employee and a designated beneficiary. After-tax contributions are made from participants’ eligible pay after income taxes are deducted. Withdrawal of after-tax employee contributions can be made with no penalty.
COMPANY CONTRIBUTIONS AND VESTING
Employee contributions to the Plan, up to a maximum of seven percent of eligible pay, generally are matched 60 percent by Monsanto. In 2010 and 2009, Company matching contributions of $29.3 million and $33.5 million, respectively, were applied to the Plan. The Plan also has a Company discretionary match contribution feature. Generally, Company matching contributions are invested in Monsanto common stock held in the Monsanto Stock Fund investment option in participants’ accounts. Participants may transfer matching contributions and all other amounts from the Monsanto Stock Fund into any other investment option available under the Plan at any time, whether or not they are fully vested in those amounts.
In December 2010 and 2009, Monsanto determined that a discretionary matching contribution of an additional 10 percent and 20 percent, respectively, on the first 10 percent of eligible pay would be made to active participants employed by the Company on Dec. 31, 2010, and 2009, as applicable. The value of these discretionary matching contributions of $6.9 million and $15.0 million, respectively, were applied to the Monsanto Stock Fund investment option in eligible participants’ accounts in February 2011 and March 2010, respectively, through an allocation of previously unallocated Monsanto Company common stock held by the ESOP, based on the value of a share of Monsanto common stock on Feb. 18, 2011, and March 30, 2010, respectively.
In order for the Plan to pass certain IRS nondiscrimination testing requirements with respect to each of the 2010 and 2009 Plan years, the Company made Qualified Non-Elective Contributions (“QNECs”), each in an amount equivalent to 5 percent of eligible pay to all non-highly compensated employees of the Company and other employees participating in the Plan whose total Plan eligible pay in 2010 was $280.00 or less and in 2009 was $604.74 or less, were at least age 21, and had at least one year of service by Dec. 31, 2010, and 2009, respectively, whether or not the employee was contributing to the Plan. As permitted by the terms of the Plan, amounts attributable to Plan forfeitures as of Dec. 31, 2010, and 2009, were used to fund each of the QNECs. A QNEC in an amount of less than $0.1 million was allocated to eligible participants’ accounts in each of May 2011 and June 2010. The contributions were applied to eligible participants’ accounts in accordance with their then-current investment elections for participant contributions. In the absence of such election, the contribution was applied to the participant’s account in accordance with the Plan’s default investment option, the Moderately Aggressive pre-mixed portfolio.
Generally, Company contributions vest and become non-forfeitable at the rate of 20 percent per year of service, such that Company contributions are 100 percent vested after five years of service; participants receiving a QNEC referred to above are fully vested in those amounts. Company contributions immediately vest upon a change of control of the

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
AS OF DEC. 31, 2010 AND DEC. 31, 2009 AND FOR THE YEAR ENDED DEC. 31, 2010
Company, as defined in the Plan.
An actively employed Plan participant with at least five years of service under the Plan may, at any time, withdraw all or a portion of his or her account attributable to participant after-tax contributions and vested Company contributions. An actively employed Plan participant with less than five years of service under the Plan may, at any time, withdraw all or a portion of his or her account attributable to participant after-tax contributions and vested Company contributions (other than those Company contributions made to the account during the immediately preceding 24 months).
LEVERAGED ESOP
Pursuant to the establishment of the Plan in 2001, a portion of the original ESOP debt component of the Pharmacia Plan was transferred to the Plan, and restructured and refinanced. Following the spinoff of Monsanto from Pharmacia on Aug. 13, 2002, the unallocated Pharmacia shares held by the Plan’s ESOP component were gradually converted to shares of Monsanto common stock through open market transactions and through the exchange of Pharmacia stock for Monsanto common stock with certain Pharmacia employee benefit plans at market rates. The unallocated shares of Monsanto common stock, which were converted from Pharmacia shares as described above, held by the Plan’s ESOP component are released for allocation to participant accounts in accordance with the terms of the Plan as principal and accrued interest on the ESOP promissory note are paid.
In December 2004 the Plan’s ESOP debt was restructured and refinanced, (the “2004 refinancing”) The terms of the restructuring were determined pursuant to an arm’s length negotiation between Monsanto and an independent trust company as fiduciary for the Plan.
Under the terms of the 2004 refinancing, Monsanto committed to funding an additional $41 million to the Plan before Dec. 31, 2017 above the number of shares currently scheduled for release under the restructured debt schedule. As of Dec. 31, 2010, and 2009, the Plan has recorded an employer contribution receivable of $52 million and $48 million, respectively, and a deferred employer contribution of $52 million and $48 million, respectively, related to the 2004 refinancing agreement. The employer contribution receivable and deferred employer contribution related the 2004 refinancing have increased because of the accretion as defined in the agreement.
In November 2008 the Plan’s ESOP debt was again restructured and refinanced (the “2008 refinancing”) with a single ESOP promissory note to Monsanto, payable in the principal amount of $9.5 million, bearing interest at the rate of 4.20% per annum, and having a maturity date of Dec. 31, 2027 (the “4.20% Note”). The terms of the restructuring were determined pursuant to an arm’s length negotiation between Monsanto and an independent trust company as fiduciary for the Plan. In this role, the independent fiduciary determined that the restructuring, including certain financial commitments and enhancements that were or will be made in the future by Monsanto to benefit participants and beneficiaries of the Plan, was completed in accordance with the best interests of Plan participants.
As of Dec. 31, 2010, the 4.20% Note had an outstanding principal balance of $3.4 million, which approximates fair value. Scheduled maturities on the 4.20% Note are $100,000 semi-annually in each Plan year until the principal is repaid in full. Interest on the 4.20% Note is payable semi-annually on June 30 and December 31 of each year. The borrowing is collateralized by the unallocated shares of Monsanto common stock in the ESOP suspense account. The minimum number of shares allocated to participant accounts under the ESOP in a given year is determined by the Plan’s net debt service (principal and interest) during that year relative to the total amount of the Plan’s remaining debt service as of the beginning of that year. The 2008 refinancing resulted in a decrease in the minimum number of shares to be allocated in 2010 when compared with allocations that previously would have been required. The reduction of shares allocated in 2010 will result in more shares available for allocation in subsequent years.
Under the terms of the 2008 refinancing, Monsanto committed to funding an additional $8 million to the Plan, above the number of shares currently scheduled for release under the restructured debt schedule. As of Dec. 31, 2010, $5 million of the commitment remains. As of Dec. 31, 2010, and 2009, the Plan has recorded an employer contribution receivable of $5 million, and a deferred employer contribution of $5 million, related to the 2008 refinancing.
The Plan obtains the funds to repay the ESOP debt to Monsanto primarily through Company contributions and dividends paid on Monsanto common stock held in the ESOP. Employer contributions related to the refinancings are paid to the

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
AS OF DEC. 31, 2010 AND DEC. 31, 2009 AND FOR THE YEAR ENDED DEC. 31, 2010
Plan based on scheduled ESOP debt repayments. In the year ended Dec. 31, 2010, the Plan paid ESOP principal and interest payments of $2 million solely through the use of dividends paid on Monsanto common stock held in the ESOP suspense account. While the ESOP debt is repaid semi-annually, shares of Monsanto common stock are released for allocation to participant accounts throughout the year. The remaining $5 million of the 2008 refinancing enhancement will be paid within five years after the ESOP debt is repaid. In the year ended Dec. 31, 2010, the Plan’s repayment of ESOP debt resulted in the release of approximately 695,000 equivalent shares of Monsanto common stock for allocation to participant accounts. As of Dec. 31, 2010, and 2009, approximately 1.1 million shares and 1.8 million shares, respectively, of Monsanto common stock remained unallocated with an approximate market value of $79 million and $150 million, respectively. $1.6 million in dividends on Monsanto common stock held in the ESOP are included in Employer contributions for 2010.
VOTING RIGHTS
Participants have the right to instruct the Plan’s trustee how to vote the shares of Monsanto common stock represented by units in their accounts. The Trustee will vote the unallocated shares in the same proportion as the allocated shares on which they receive voting instructions from participants.
PARTICIPANT LOANS
Most Plan participants can obtain loans from their accounts for up to five years at an interest rate in effect as of the effective date of the loan, as determined by the Administrative Committee. A participant with a Plan account balance in excess of $2,000 may borrow up to the lesser of 50 percent of the total vested account balance less any outstanding loan balances at the time of the loan, $50,000 minus the participant’s highest outstanding loan balances during the last year, or 100 percent of his or her employee account value excluding the employer portion and any outstanding loan balances at the time of the loan. The minimum loan is $1,000; generally, the maximum number of outstanding loans at any one time is two. No allowance for credit losses has been recorded as of Dec. 31, 2010, or Dec. 31, 2009. If a participant does not provide payment within 30 days of the monthly payment due date and fails to bring the delinquent payment current within a 30-day cure period, the unpaid loan balance, plus accrued interest, is deemed distributed to the participant and the participant’s Plan account is reduced by outstanding loan payment, all in accordance with Plan rules and procedures.
PAYMENT OF BENEFITS
On termination of service due to death, disability, or retirement, a participant may elect to receive either a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or annual installments over a certain number of years. If employment is terminated before age 70 1/2, participants can elect to defer receiving benefits if their vested account balance is greater than $5,000.
FORFEITED ACCOUNTS
At Dec. 31, 2010, and 2009, the value of forfeited non-vested accounts totaled $0.7 million and $0.6 million, respectively. As permitted under the terms of the Plan, the Company determined to use $0.4 million of forfeited amounts to pay Plan administrative expenses during the plan year ended Dec. 31, 2009. During the Plan year ended Dec. 31, 2010, the Company determined to fund the less than $0.1 million QNEC with respect to the 2010 Plan year with forfeited amounts, and determined to apply approximately $1.7 million of forfeited amounts to fund Company matching contributions during June 2010.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accompanying financial statements of the Plan have been prepared on the accrual basis of accounting.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the financial statements and reported amounts of increases and decreases during the reporting period. Actual results could differ from those estimates.

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
AS OF DEC. 31, 2010 AND DEC. 31, 2009 AND FOR THE YEAR ENDED DEC. 31, 2010
RISKS AND UNCERTAINTIES
The Plan is invested in various types of financial assets including common stock, debt securities and investment contracts, the values of which are determined by market factors including but not limited to interest rates, overall market volatility, credit ratings, and default rates. The investment values recorded in the financial statements as of Dec. 31, 2010, reflect the market environment, risks and uncertainties at that point in time. It is reasonably possible that subsequent changes in the market environment could result in investment values materially different from those shown in the financial statements.
INVESTMENT VALUATION AND INCOME RECOGNITION
The Plan’s investments are stated at fair value. Common stock is valued at quoted market prices. The common collective investment trust funds are stated at fair value as determined by the fund’s administrator based on the fair market value of the underlying investments. When available, fair value is determined by quoted market prices. Amounts for securities that have no quoted market price represent estimated fair value. Debt securities without quoted market prices are generally valued based on yields currently available on comparable securities of issuers with similar credit ratings and similar maturities. See Note 6 — Fair Value Measurements — for further details.
The fixed income fund is invested in synthetic guaranteed investment contracts, as described in Note 4. In accordance with Financial Services — Investment Companies topic of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC), the Statements of Net Assets Available for Benefits present the synthetic investment contracts at fair value, as well as an additional line item showing an adjustment of fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is presented on a contract value basis.
Purchases and sales of securities are recorded on a trade-date basis. Dividend income is recorded on the ex-dividend date. Realized gains and losses from security transactions are reported on the average cost method. In the Statement of Changes in Net Assets Available for Benefits, the Plan presents the net depreciation in the fair value of its investments, which consists of the realized gains and losses and the unrealized depreciation on these investments.
The Plan uses certain financial derivative instruments to hedge, acquire or change equity, currency or fixed income positions/durations in the portfolio. However, the Plan’s guidelines do not allow for derivatives to be used to leverage portfolio exposure. All derivatives are recognized in the synthetic guaranteed investment contracts on the Statement of Net Assets Available for Benefits at fair value adjusted to contract value. Changes in fair value of a derivative are recorded currently in the Statement of Changes in Net Assets as interest income.
The Plan pays certain outside service provider expenses (e.g. recordkeeping and trustee fees) incurred in the operation of the Plan. All investment manager fees are paid by the Plan and are included in administrative and investment management expenses. Certain other expenses are paid by Monsanto.
NEW ACCOUNTING STANDARDS
In January 2010, the FASB issued an amendment to the Fair Value Measurements and Disclosures topic of the ASC. This amendment requires disclosures about transfers into and out of Level 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. It also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. This amendment is effective for periods beginning after Dec. 15, 2009. Accordingly, the Plan adopted this amendment as of Jan. 1, 2010.
In July 2010, the FASB issued a new update that requires enhanced disclosures regarding credit quality and the related allowance for credit losses of financing receivables. The new disclosures will require additional information for nonaccrual and past due accounts, the allowance for credit losses, impaired loans, credit quality, and account modifications. Accordingly, the Plan will include the new disclosure requirements as of the end of the reporting period beginning as of Dec. 31, 2010, and the disclosures related to activities during the reporting period beginning as of Jan. 1, 2011. See Note 1 — Information Regarding the Plan — for further information.

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
AS OF DEC. 31, 2010 AND DEC. 31, 2009 AND FOR THE YEAR ENDED DEC. 31, 2010
In September 2010, the FASB issued a new update that requires participant loans to be classified as notes receivable in conformity with accounting principles generally accepted in the United States and measured at unpaid principal balance plus accrued but unpaid interest. Adopting this new standard eliminates the need to calculate fair values and present disclosures for these loans in accordance with FASB ASC 820. Prior-period participant loans have been reclassified to conform with the current-year presentation. Prior to the adoption of this new standard, participant loans were classified as investments.
NOTE 3. NONPARTICIPANT-DIRECTED INVESTMENTS
All funds in the Plan are participant-directed except as noted below. Common stock — Monsanto Company includes both participant and nonparticipant-directed investments and only the nonparticipant-directed portion is shown below.
Information about the investments and the significant components of the changes in investments relating to the nonparticipant-directed investment amounts in the Plan (as of Dec. 31, 2010, and Dec. 31, 2009, and the year ended Dec. 31, 2010) is outlined in the table below.

	As of Dec. 31,
(Dollars in thousands)	2010	2009

Investments:
Cash and temporary investments	$3,682	$2,951
Dividends and interest receivable	—	4,109
Common stock — Monsanto Company	501,954	667,556

Total Investments	$505,636	$674,616

Year Ended
(Dollars in thousands)	Dec. 31, 2010
Changes in Investments:
Interest income	$3
Dividends	8,321
Net depreciation	(104,444)
Interest expense on ESOP debt	(189)
Administrative and investment management expense	(2,367)
Benefit payments and transfers	(70,304)

Changes in Investments	$(168,980)

NOTE 4. GUARANTEED INVESTMENT CONTRACTS
The fixed income fund invests in synthetic guaranteed investment contracts (“Synthetic GICs”). A Synthetic GIC consists of an underlying portfolio of fixed income assets which are held by the trustee and owned by the plan and benefit-responsive wrap contracts (“Contracts”) issued by financial services companies. Separate, individual Contracts were in place on Dec. 31, 2010, with Monumental Life Insurance Company, J.P. Morgan Chase Bank and Prudential Insurance Company. The Contracts provide that participants execute plan transactions at contract value. Contract value represents contributions made to the fund, plus earnings, less participant withdrawals. The interest rates are reset quarterly based on the current yield of the underlying investments, the duration of the underlying investments and the spread between the market value and contract value, but the rate cannot be less than zero percent. Certain employer-initiated events such as a Plan merger or termination could limit the ability of the Plan to transact at contract value or could allow for the termination of the Contract at less than contract value. The Company believes that the occurrence of events that would cause the Plan to transact at less than contract value is probable of not occurring.

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
AS OF DEC. 31, 2010 AND DEC. 31, 2009 AND FOR THE YEAR ENDED DEC. 31, 2010
The following summarizes the contract value of the Synthetic GICs as of Dec. 31, 2010, and Dec. 31, 2009.

Guaranteed Investment Contracts	As of Dec. 31,
(Dollars in thousands)	2010	2009

Commonwealth General Corporation	$—	$222,184
J.P. Morgan Chase Bank	166,984	166,637
State Street Bank	—	166,637
Monumental Life Insurance Company	219,296	—
Prudential Insurance Company	160,119	—

Total	$546,399	$555,458

The rate of return for the Synthetic GICs currently in place generally fluctuates with the return on the underlying assets. The 12-month average yield for such contracts, net of all applicable administrative and investment fees, was 4.38 percent for the period from Jan. 1, 2010, to Dec. 31, 2010. Participant accounts are credited with an interest rate which is determined quarterly by the issuers of the benefit responsive contracts based on the investments in the underlying fixed income portfolio. The annualized gross crediting interest rates as of Dec. 31, 2010, and Dec. 31, 2009 were 4.75 percent and 4.46 percent, respectively.
NOTE 5. INVESTMENTS
Investments that represent more than 5 percent of the net assets available for benefits as of either Dec. 31, 2010, or Dec. 31, 2009, were as follows:

	As of Dec. 31,
(Dollars in thousands)	2010	2009

Common stock — Monsanto Company (partially nonparticipant directed)	$751,331	$970,682
Collective investment funds:
Capital Guardian International Equity Fund	—	144,120
Mellon Equity Index Fund	147,508	—
At Dec. 31, 2010, the Plan participated in a securities lending program through Northern, whereby the Plan’s investment securities are loaned to broker-dealers. Securities so loaned are fully collateralized primarily by cash and U.S. government securities. U.S. securities are loaned and collateralized by securities valued at 102 percent of the market value of the securities plus any accrued interest (105 percent for non-U.S. securities). As the market value of the securities loaned changes, the borrower must adjust the collateral accordingly. Northern pools all collateral received from securities lending transactions and invests any cash collateral in an actively managed commingled (i.e., pooled) fund. The Plan holds a prorated share of the collateral provided to Northern by the borrowers of the securities. Each investment option within the Plan that participates in the program receives its pro-rata share of the income or loss earned by the collateral investment fund monthly and is reflected in the calculation of the investment option’s net asset value (NAV).
The Investment Committee, Northern or the borrower has the right to close the loan at any time. When the loan closes, the borrower returns the securities to Northern who returns the associated collateral to the borrower. The Plan cannot pledge or sell the collateral unless the borrower fails to return the securities borrowed. At Dec. 31, 2010, and 2009, approximately $18 million and $51 million, respectively, of the Plan’s securities were on loan under these programs, and collateral held was $18 million and $52 million (net of deficiency impairment loss), respectively. As of Dec. 31, 2010, there was no deficiency impairment, and as of Dec. 31, 2009, the remaining deficiency impairment was $0.1 million. Income from this program was $0.1 million for the year ended Dec. 31, 2010. As of Jan. 31, 2011, the Plan no longer participates in the securities lending program.

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
AS OF DEC. 31, 2010 AND DEC. 31, 2009 AND FOR THE YEAR ENDED DEC. 31, 2010
NOTE 6. FAIR VALUE MEASUREMENTS
The Plan determined the fair market values of its investments based on the fair value hierarchy established in the Fair Value Measurements and Disclosures topic of the ASC, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy contains three levels as follows, with Level 3 representing the lowest level of input:
     Level 1 — Values based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities.
     Level 2 — Values based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, or model-based valuation techniques for which all significant assumptions are observable in the market.
     Level 3 — Values generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions would reflect our own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques could include use of option pricing models, discounted cash flow models and similar techniques.

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
AS OF DEC. 31, 2010 AND DEC. 31, 2009 AND FOR THE YEAR ENDED DEC. 31, 2010
The following tables set forth by level the Plan’s investment assets that were accounted for at fair value on a recurring basis as of Dec. 31, 2010, and Dec. 31, 2009. As required by the Fair Value Measurements and Disclosures topic of the ASC, assets are classified in their entirety based on the lowest level of input that is a significant component of the fair value measurement. The Plan’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the classification of fair value assets within the fair value hierarchy levels.

		Fair Value Measurements at Dec. 31, 2010 Using
	Quoted Prices in		Significant
	Active Markets for	Significant Other	Unobservable
	Identical Items	Observable Inputs	Inputs			Balance as of
(Dollars in thousands)	(Level 1)	(Level 2)	(Level 3)	Offset		Dec. 31, 2010

Investments at Fair Value:
Common Stock — Monsanto Company	$751,331	$—	$—	$—		$751,331
Cash and Temporary Investment Funds	—	50,686	—	—		50,686
Debt Securities:
U.S. Government Debt	—	3,875	—	—		3,875
U.S. Agency Debt:
U.S. Agency Debentures	—	907	—	—		907
U.S. Agency Mortgages	—	28,477	—	—		28,477
U.S. State & Municipal Debt	—	2,714	—	—		2,714
Foreign Government Debt	—	479	—	—		479
U.S. Corporate Debt	—	27,015	—	—		27,015
Asset-Backed Securities	—	2,373	—	—		2,373

Total Debt Securities	—	65,840	—	—		65,840
Common and Preferred Stock — Other:
Domestic Small Capitalization	275	—	—	—		275
Domestic Large Capitalization	410,546	—	—	—		410,546
International Developed Markets	121,293	—	—	—		121,293
Emerging Markets	15,979	1,171	—	—		17,150

Total Common and Preferred Stock — Other	548,093	1,171	—	—		549,264
Collective Investment Funds:
Common Stock:
Domestic Large Capitalization	—	179,659	—	—		179,659
Domestic Small Capitalization	—	91,920	—	—		91,920
International	—	51,028	—	—		51,028
Debt Securities Funds	—	42,192	—	—		42,192

Total Collective Investment Funds	—	364,799	—	—		364,799
Synthetic Guaranteed Investment Contracts:
Cash and Temporary Investments	1,055	35,811	—	(25,813)	(1)	11,053
Debt Securities:
U.S. Government Debt	—	167,471	—	—		167,471
U.S. Agency Debt:
U.S. Agency Debentures	—	24,249	—	—		24,249
U.S. Agency Mortgages	—	165,379	—	—		165,379
U.S. State & Municipal Debt	—	1,537	—	—		1,537
Foreign Government Debt	—	8,134	—	—		8,134
U.S. Corporate Debt	—	152,782	—	—		152,782
Foreign Corporate Debt	—	22,522	—	—		22,522
Mortgage-Backed Securities	—	7,764	—	—		7,764
Asset-Backed Securities	—	10,109	—	—		10,109
Interest Rate Futures	(42)	—	—	42	(2)	—

Total Synthetic Guaranteed Investment Contracts	1,013	595,758	—	(25,771)		571,000
Collateral Held Under Securities Lending Agreements Commingled Fund	—	18,371	—	—		18,371

Total Investments at Fair Value	$1,300,437	$1,096,625	$—	$(25,771)		$2,371,291

(1)	Offset for cash & temporary investments held within the synthetic guaranteed investment contracts represents unsettled pending purchases and sales.

(2)	Interest rate futures have been offset by cash collateral held by the counterparty

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
AS OF DEC. 31, 2010 AND DEC. 31, 2009 AND FOR THE YEAR ENDED DEC. 31, 2010

		Fair Value Measurements at Dec. 31, 2009 Using
	Quoted Prices in		Significant
	Active Markets for	Significant Other	Unobservable
	Identical Items	Observable Inputs	Inputs			Balance as of
(Dollars in thousands)	(Level 1)	(Level 2)	(Level 3)	Offset		Dec. 31, 2009

Investments at Fair Value:
Common Stock — Monsanto Company	$970,682	$—	$—	$—		$970,682
Cash and Temporary Investment Funds	—	46,479	—	—		46,479
Debt Securities:
U.S. Government Debt	—	6,382	—	—		6,382
U.S. Agency Debt:
U.S. Agency Debentures	—	997	—	—		997
U.S. Agency Mortgages	—	28,338	—	—		28,338
U. S. State & Municipal Debt	—	1,519	—	—		1,519
Foreign Government Debt	—	1,442	—	—		1,442
U. S. Corporate Debt	—	25,445	—	—		25,445
Asset-Backed Securities	—	2,534	—	—		2,534

Total Debt Securities	—	66,657	—	—		66,657
Common and Preferred Stock — Other:
Domestic Small Capitalization	28,881	—	—	—		28,881
Domestic Large Capitalization	422,874	—	—	—		422,874

Total Common and Preferred Stock — Other	451,755	—	—	—		451,755
Collective Investment Funds:
Common Stock Other Funds	—	327,236	—	—		327,236
Debt Securities Funds	—	34,751	—	—		34,751

Total Collective Investment Funds	—	361,987	—	—		361,987
Synthetic Guaranteed Investment Contracts:
Cash and Temporary Investments	1,055	25,629	—	(21,616	)(3)	5,068
Debt Securities:
U.S. Government Debt	—	103,217	—	—		103,217
U.S. Agency Debt:
U.S. Agency Debentures	—	26,837	—	—		26,837
U.S. Agency Mortgages	—	222,428	—	—		222,428
U.S. State & Municipal Debt	—	1,516	—	—		1,516
Foreign Government Debt	—	7,587	—	—		7,587
U.S. Corporate Debt	—	139,812	—	—		139,812
Foreign Corporate Debt	—	30,240	—	—		30,240
Mortgage-Backed Securities	—	20,656	—	—		20,656
Asset-Backed Securities	—	7,834	—	—		7,834
Collective Investment Funds	—	33	—	—		33
Derivative Futures	(267)	—	—	267	(4)	—

Total Synthetic Guaranteed Investment Contracts	788	585,789	—	(21,349)		565,228
Collateral Held Under Securities Lending Agreements Commingled Fund	—	52,051	—	—		52,051

Total Investments at Fair Value	$1,423,225	$1,112,963	$—	$(21,349)		$2,514,839

(3)	Offset for cash & temporary investments held within the synthetic guaranteed investment contracts represents unsettled pending purchases and sales.

(4)	Futures derivative assets have been offset by cash collateral held by the counterparty.
For assets that are measured using quoted prices in active markets, the total fair value is the published market price per unit multiplied by the number of units held without consideration of transaction costs, which have been determined to be immaterial. Assets that are measured using significant other observable inputs are primarily valued by reference to

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
AS OF DEC. 31, 2010 AND DEC. 31, 2009 AND FOR THE YEAR ENDED DEC. 31, 2010
quoted prices of markets that are not active. The following methods and assumptions were used to estimate the fair value of each class of financial instrument:
Cash and temporary investments: The carrying value of cash equivalents approximates fair value as maturities are less than three months, and temporary investments (maturities less than 12 months) primarily consist of fixed income deposits and commercial paper which are measured at fair value using observable inputs in an active market. A large portion of the Plan’s temporary investments are short-term collective investment funds — these commingled pools are in turn comprised of short-term fixed income assets that trade on a regular basis in active markets. However, because the commingled vehicles lack any formal listing or associated price quotes, they are classified as Level 2. Other temporary investment holdings are fixed income holdings with maturities of less than 12 months. Because these bonds are not traded on listed exchanges, yet do have observable valuation inputs, these are classified as Level 2 assets. This presentation is in accordance with ASU 2009-12.
Common stock & Monsanto Company Stock: The Plan’s common stock consists of investments in listed U.S. and foreign company stock, including Monsanto stock. These investments include both small-capitalization stocks (defined as companies with market capitalizations less than $2 billion), and large-capitalization stocks (companies with market capitalizations greater than $2 billion). All such investments are valued using stock prices from the various public markets — equity securities trade on formal exchanges, both domestic and foreign (e.g., NYSE, NASDAQ, LSE), and are traded in active markets. The observable valuation inputs are unadjusted quoted prices that represent active market trades and are classified as Level 1.
Collective investment funds: Some investment options are structured as commingled pools, or funds - this encompasses the International Equity Fund, the Equity Index Fund, the Value Equity Fund, the Small-Cap Growth Equity Fund, the Small-Cap Value Equity Fund, the Treasury Inflation-protected Securities Fund (TIPS), and the pre-mix portfolios (Conservative, Moderate, Moderate Aggressive and Aggressive). These funds are comprised of other broad asset category types, such as equity and debt securities, derivatives and cash and temporary investments. Irrespective of the underlying securities that comprise these collective funds, the funds themselves lack a formal listed market or publicly available quotes, and are therefore all classified as Level 2. This presentation is in accordance with ASU 2009-12.
Synthetic guaranteed investment contracts: Also referred to as Synthetic GICs, the assets in this category represent the fixed income fund investment option. Almost all underlying assets are comprised of cash and temporary investments, debt securities and derivatives (see related sections). Assets within the Synthetic GICs are assessed individually to assign level determination for the purposes of the Fair Value Measurements and Disclosures topic of the ASC, the discussion of which is incorporated into the appropriate asset categories.
Debt securities: Debt securities assets consist of U.S. and foreign corporate credit, U.S. and foreign government issues (including related Agency Debentures and Mortgages), mortgage-backed securities, asset-backed securities and U.S. State and Municipal securities. U.S. treasury and U.S government agency bonds, as well as foreign government issues, are generally priced by institutional bids, which reflect estimated values based on underlying model frameworks at various dealers and vendors. While some corporate issues are formally listed on exchanges, dealers exchange bid and ask offers to arrive at executed transaction prices. Collateralized securities (both mortgage-backed and asset-backed) are valued using models with readily observable market data as inputs. All Foreign Government and Foreign Corporate Debt securities are denominated in U.S. dollars. Although most of the debt securities held in the Plan are included in Synthetic GICs in the Statement of Net Assets Available for Benefits, there are other debt securities held outside the Synthetic GICs. All debt securities included in the Plan are classified as Level 2.
Derivatives: The Plan holds interest rate futures contacts. Derivative securities are included within the Synthetic guaranteed investment contracts on the Statement of Net Assets Available for Benefits. Interest rate futures, and all listed options are measured at fair value using quoted market prices and are classified as Level 1.
Collateral held under securities lending agreements: The Plan participates in a securities lending program through Northern. Securities loaned are fully collateralized by cash and U.S. government securities. Northern pools all collateral received and invests any cash in an actively managed commingled fund, the underlying assets of which include short-

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
AS OF DEC. 31, 2010 AND DEC. 31, 2009 AND FOR THE YEAR ENDED DEC. 31, 2010
term (weighted average maturity 143 days as of Dec. 31, 2010) fixed income securities such as commercial paper, U.S. Treasury Bills, and various forms of asset-backed securities, all of which would be classified individually as Level 2. Because the collateral pool itself lacks a formal public market and price quotes, it is classified as Level 2. This presentation is in accordance with ASU 2009-12.
NOTE 7. FINANCIAL INSTRUMENTS
During the years ended Dec. 31, 2010, and Dec. 31, 2009, the Plan at times utilized exchange-traded financial futures (fixed income interest rate, and equity index), as well as options on similar underlying futures contracts. Derivatives are used at the discretion of those managers so authorized to help meet the objectives of the portfolios, and to manage exposures to interest rate sensitivity and market fluctuations. Other intended uses included creating synthetic market exposures, altering aggregate bond portfolio duration, or temporarily hedging certain exposures within the portfolio. The Plan’s investment policy states that financial instruments are neither held nor issued by the Plan for trading purposes, and no instruments may be used in such a manner that creates financial leverage, whereby the notional value of derivative contracts at inception of the derivative exceeds the fair value of the total being hedged. The fair values of all derivatives are included under Synthetic GICs on the Statements of Net Assets Available for Benefits. Gains or losses on derivatives are recognized as interest in the Statement of Changes in Net Assets Available for Benefits.
As of Dec. 31, 2010, and Dec. 31, 2009, the Plan held standardized interest rate futures. Derivative securities are included within the Synthetic GICs on the Statement of Net Assets Available for Benefits. Interest rate futures are measured at fair value using quoted market prices.
The notional amounts of the Plan’s derivative instruments outstanding as of Dec. 31, 2010, and Dec. 31, 2009, were as follows:

	As of Dec. 31,
(Dollars in millions)	2010	2009

Derivatives Not Designated as Hedges:
Interest rate futures(1)	$(37,539)	$30,063

Total Derivatives	$(37,539)	$30,063

(1)	Interest rate futures were held in a net short position at Dec. 31, 2010, and shown as a negative amount. On Dec. 31, 2009, they were held in a net long position.
The fair values of the Plan’s derivative instruments outstanding as of Dec. 31, 2010, and Dec. 31, 2009, were as follows:

		As of Dec. 31,
	Net Assets Available
(Dollars in millions)	for Benefits Location	2010	2009

Derivatives Not Designated as Hedges:
Interest rate futures	Synthetic guaranteed investment contract(1)	$(42)	$(267)

Total Liability Derivatives		$(42)	$(267)

(1)	As allowed by the Derivatives and Hedging topic of the ASC, futures derivative assets have been offset by cash collateral held by the counterparty. Therefore, all derivatives are included in Synthetic GICs within the Statements of Net Assets Available for Benefits. See Note 6 — Fair Value Measurements — for a reconciliation to amounts reported in the Statements of Net Assets Available for Benefits as of Dec. 31, 2010, and Dec. 31, 2009.

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
AS OF DEC. 31, 2010 AND DEC. 31, 2009 AND FOR THE YEAR ENDED DEC. 31, 2010
The gains and losses on the Plan’s derivative instruments for the years ended Dec. 31, 2010, and Dec. 31, 2009, were as follows:

	Amount of Gain (Loss)
	Recognized
	Year Ended Dec. 31,
			Changes in Net Assets Available
(Dollars in thousands)	2010	2009	for Benefits Classifications

Derivatives Not Designated as Hedges:
Interest rate futures	$2,304	$(965)	Interest
Options	(89)	925	Interest
Foreign currency forwards	12	—	Interest
Equity contracts	19	—	Interest

Total Derivatives Not Designated as Hedges	$2,246	$(40)

Total Derivatives	$2,246	$(40)

NOTE 8. INFORMATION REGARDING TAX STATUS
On Oct. 17, 2003, the IRS issued Monsanto a favorable determination letter stating that the Plan as then designed, was qualified for federal income tax purposes in compliance with section 401(a) of the Internal Revenue Code (“IRC”). As required by the IRS procedures, on Jan. 9, 2008, Monsanto filed an application for a new determination letter for the amended and restated Plan. That application is still pending review by the IRS. The Company believes that the Plan is currently designed in compliance with the applicable requirements of the IRC, and the Plan administrator believes that the Plan is being operated in accordance with its terms. Therefore, no provision for income taxes has been included in the Plan’s financial statements.
Accounting principles generally accepted in the United States of America require the evaluation of tax positions taken by the Plan and recognize a tax liability if the Plan has taken an uncertain tax position that is not more likely than not to be sustained upon examination by the IRS. The Company, on behalf of the Plan, has analyzed the tax positions taken by the Plan, and has concluded that as of Dec. 31, 2010, there are no uncertain tax positions taken or expected to be taken that would require recognition of a liability or disclosure in the financial statements. The Plan is subject to routine audits; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2007.
NOTE 9. PRIORITIES UPON TERMINATION OF THE PLAN
If the Plan is terminated, all participants’ account balances will be fully vested, and all participants would then be entitled to a full distribution of their account balances in accordance with ERISA and the Internal Revenue Code as more fully described and set forth in the Plan document.
NOTE 10. PARTY-IN-INTEREST INVESTMENTS AND TRANSACTIONS
The Company is not aware of any nonexempt prohibited transactions with parties-in-interest during the period from Jan. 1, 2010, to Dec. 31, 2010. As of Dec. 31, 2010, and 2009, the Plan holds $751 million and $971 million, respectively, of common stock of Monsanto, the Plan sponsor.
Monsanto is the holder of the Plan’s ESOP debt. During 2010, the Company paid approximately $12 million in dividends with respect to shares held by the ESOP.
Certain Plan investments are units of collective investment funds managed by Northern specifically for employee benefit trusts. Northern is also the Plan trustee as defined by the Plan and, therefore, these collective investment funds qualify as

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)
AS OF DEC. 31, 2010 AND DEC. 31, 2009 AND FOR THE YEAR ENDED DEC. 31, 2010
exempt party-in-interest investments. Fees for Northern’s investment management services are paid by the Plan as described in Note 2.
Northern also manages the collateral pool collective fund for the securities lending program in which the Plan participated as of Dec. 31, 2010, as described in Note 5.
NOTE 11. RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of the Plan’s investments at fair value per the financial statements with the investments as reported on the Form 5500 Schedule of Assets as of Dec. 31, 2010, and 2009.

	As of Dec. 31,
(Dollars in thousands)	2010	2009

Net assets available for benefits:
Investments, at fair value per financial statements	$2,371,291	$2,514,839
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(24,601)	(9,770)
Collateral held under securities lending agreements	(18,371)	(52,051)
Loans to participants	28,122	26,511
Securities lending adjustment included within collateral and investments in the financial statements	—	(118)

Total investments per Form 5500 Schedule of Assets (Held at End of Year)	$2,356,441	$2,479,411

*****

MONSANTO SAVINGS AND INVESTMENT PLAN
EIN 43-1878297
SUPPLEMENTAL SCHEDULE 1
Form 5500, Schedule H, Part IV, Line 4i —
Schedule of Assets (Held at End of Year) as of Dec. 31, 2010

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

	Values
Row Labels	Sum of Shares	Sum of Cost	Sum of Market Value

#REORG MOTOROLA INC COM REVERSE SPLIT MOTOROLA INC COM 2065052 EFF 01-04-2011	510,400.00	6,813,108.04	4,629,328.00
#REORG/COVIDIEN REV STK SPLT/FOR STK SPLT COVIDIEN 2067522 3-18-2011	36,400.00	1,411,170.93	1,662,024.00
#REORG/TYCO NAME CHANGE TE 2067466 3-17-2011	82,500.00	2,234,304.55	2,920,500.00
&&&INVESTMENT MANAGEMENT EXPENSE ACCRUAL	—	—	—
&&&TRUST/CUSTODY EXPENSE ACCRUAL	—	—	—
3M CO COM	9,368.00	790,427.93	808,458.40
5TH 3RD BANCORP COM	25,300.00	336,146.09	371,404.00
ABB LTD CHF1.03 (REGD)	27,200.00	587,684.26	606,012.25
ABBOTT LAB COM	4,087.00	203,865.50	195,808.17
ACCENTURE PLC SHS CL A NEW	25,401.00	1,110,059.28	1,231,694.49
ADECCO SA CHF1(REGD)	10,250.00	618,301.46	671,511.08
ADMINISTRATOR FEE	—	—	—
ADR AEGON N V NY REGISTRY SHS SHS	187,918.00	1,626,178.35	1,151,937.34
ADR ANHEUSER BUSCH INBEV SA/NV SPONSOREDADR	9,553.00	584,587.82	545,380.77
ADR ASML HOLDING NV NY REGISTERED SHS	8,647.00	288,497.65	331,525.98
ADR ASTRAZENECA PLC SPONSORED ADR UK	12,200.00	528,849.78	563,518.00
ADR BAIDU INC SPONSORED ADR	22,803.00	2,129,776.84	2,201,173.59
ADR CEMEX SAB DE CV	63,924.00	1,222,767.63	684,626.04
ADR CREDIT SUISSE GROUP SPONSORED ADR ISIN US2254011081	8,500.00	462,692.83	343,485.00
ADR CTRIP COM INTL LTD AMERICAN DEP SHS AMERICAN DEP SHS	8,379.00	410,003.93	338,930.55
ADR EMBRAER S A SPONSORED ADR REPSTG 4 COM SHS	37,090.00	1,056,210.34	1,090,446.00
ADR ERICSSON L M TEL CO ADR CL B SEK 10 NEW ERICSSON L M TEL CO ADR	71,400.00	707,033.01	823,242.00
ADR FOMENTO ECONOMICO MEXICANA SAB DE CV	6,400.00	357,733.12	357,888.00
ADR GLAXOSMITHKLINE PLC SPONSORED ADR	94,300.00	4,354,790.30	3,698,446.00
ADR HDFC BK LTD ADR REPSTG 3 SHS	4,400.00	800,292.32	735,284.00
ADR HSBC HLDGS PLC SPONSORED ADR NEW	22,078.00	1,510,947.37	1,126,861.12
ADR ICICI BK LTD	26,970.00	1,513,398.90	1,365,760.80
ADR ITAU UNIBANCO HLDG SA SPONSORED ADR REPSTG 500 PFD PFD ADR	47,080.00	1,178,862.56	1,130,390.80
ADR KB FINL GROUP INC SPONSORED ADR REPSTG 1 COM SH ADR	13,920.00	663,839.23	736,228.80
ADR MOBILE TELESYSTEMS OJSC SPONSORED	15,000.00	351,180.00	313,050.00
ADR NOKIA CORP SPONSORED ADR	96,500.00	1,070,071.24	995,880.00
ADR NOVARTIS AG	84,800.00	4,535,576.80	4,998,960.00
ADR PANASONIC CORP ADR ADR	102,000.00	1,459,593.91	1,438,200.00
ADR PETROLEO BRASILEIRO SA PETROBRAS SPONSORED ADR	18,000.00	651,699.60	681,120.00

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

ADR PETROLEO BRASILEIRO SA PETROBRAS SPONSORED ADR NON VTG	18,160.00	592,865.22	620,527.20
ADR ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG A SHS	11,000.00	556,448.85	734,580.00
ADR ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG B SHS	41,250.00	2,586,679.33	2,750,137.50
ADR SANOFI-AVENTIS SPONSORED ADR	93,800.00	3,725,416.34	3,023,174.00
ADR SONY CORP AMERN SH NEW	63,000.00	1,994,464.28	2,249,730.00
ADR TAIWAN SEMICONDUCTOR MFG CO LTD SPONSORED ADR	109,350.00	1,227,377.21	1,371,249.00
ADR TEVA PHARMACEUTICAL INDS	39,850.00	1,927,669.36	2,077,380.50
ADR TOTAL SA	3,000.00	186,705.71	160,440.00
ADR UNILEVER PLC SPONSORED ADR NEW	15,354.00	446,363.46	474,131.52
ADR VALE S A ADR	53,465.00	1,804,397.91	1,848,285.05
ADR VALE S A ADR REPSTG PFD PREF ADR	9,990.00	287,012.70	301,897.80
ADR VODAFONE GROUP PLC NEW SPONSORED ADR	161,500.00	3,424,688.21	4,268,445.00
AGILENT TECHNOLOGIES INC COM	56,379.00	1,959,984.58	2,335,781.97
AGRIUM INC COM	3,200.00	212,593.60	293,600.00
AIA GROUP LTD COM PAR USD 1	161,600.00	471,694.60	454,298.66
AKZO NOBEL NV EUR2	6,420.00	399,626.91	398,789.47
ALCOA INC COM STK	25,500.00	359,152.31	392,445.00
ALLERGAN INC COM	23,856.00	1,560,559.19	1,638,191.52
ALLSTATE CORP COM	39,600.00	1,162,466.57	1,262,448.00
ALSTOM EUR7.0	6,840.00	344,461.66	327,307.71
ALTERA CORP COM	11,724.00	329,428.33	417,139.92
ALTRIA GROUP INC COM	16,300.00	302,155.02	401,306.00
AMAZON COM INC COM	40,794.00	5,013,453.26	7,342,920.00
AMER ELEC PWR CO INC COM	2,500.00	64,957.00	89,950.00
AMER MOVIL SAB DE C V SPONSORED ADR REPSTG SER L SHS	7,400.00	423,724.00	424,316.00
AMERICAN EXPRESS CO	62,140.00	2,615,104.19	2,667,048.80
AMERICAN TOWER CORP CL A	58,602.00	3,036,677.47	3,026,207.28
AMERN INTL GROUP 8.25% DUE 08-15-2018	300,000.00	300,000.00	345,619.80
AMGEN INC COM	82,800.00	4,052,891.55	4,545,720.00
ANHEUSER-BUSCH INBEV NV	7,900.00	494,040.92	451,821.28
AOL INC COM STK	23,530.00	607,407.41	557,896.30
AOL TIME WARNER 7.625% DUE 04-15-2031	275,000.00	304,717.87	334,312.83
AOL TIME WARNER 7.7% DUE 05-01-2032	594,000.00	651,035.36	725,090.45
APACHE CORP COM	1,717.00	185,639.15	204,717.91
APPLE INC COM STK	40,698.00	4,975,220.24	13,127,546.88
APPLIED MATERIALS INC COM	90,906.00	1,125,799.91	1,277,229.30

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

ARCHER-DANIELS-MIDLAND CO COM	6,200.00	200,252.56	186,496.00
AT&T CORP USD SR NT VAR RATE DUE 11-15-2031/11-14-2031 BEO	425,000.00	426,627.33	534,176.55
AT&T INC COM	32,900.00	916,579.92	966,602.00
ATLAS COPCO AB SER‘A’NPV	20,100.00	453,636.39	507,145.22
ATMOS ENERGY CORP COM	5,000.00	146,996.50	156,000.00
AUDITING EXPENSE ACCRUAL	—	—	—
Australian dollar	9,875.11	9,875.11	9,875.11
AUTONOMY CORP ORD GBP0.003333	9,500.00	222,544.50	222,907.69
AVIVA ORD GBP0.25	81,160.00	554,543.80	497,278.34
AXA EUR2.29	49,900.00	968,660.39	830,167.48
BAC CAP TR XI 6.625% DUE 05-23-2036	325,000.00	343,471.80	308,859.85
BAE SYSTEMS ORD GBP0.025	116,680.00	646,150.32	600,309.63
BAKER HUGHES INC COM	51,000.00	1,788,770.81	2,915,670.00
BANCO SANTANDER EUR0.50(REGD)	43,441.00	544,039.77	460,213.42
BANK AMER CORP 5.625% DUE 07-01-2020	125,000.00	124,552.50	127,436.50
BANK AMER CORP 7.625% DUE 06-01-2019	450,000.00	503,980.47	518,145.75
BANK NEW YORK MELLON CORP COM STK	124,000.00	3,443,292.87	3,744,800.00
BANK OF AMERICA CORP	101,555.00	1,396,016.87	1,354,743.70
BANK ONE CAP III 8.75% DUE 09-01-2030	350,000.00	422,215.50	414,771.35
BANKAMERICA CAP II SER 2 8 BD DUE 12-15-2026/06 BEO	375,000.00	396,709.50	377,343.75
BARCLAYS BK PLC 5.125% DUE 01-08-2020	850,000.00	835,835.00	868,068.45
BARCLAYS ORD GBP0.25	65,300.00	287,315.86	266,378.32
BAYER AG — ORD SHS	6,400.00	477,605.30	472,934.42
BAYER MOTOREN WERK EUR1	3,750.00	278,400.34	294,899.17
BB&T CORP COM	57,500.00	1,195,088.99	1,511,675.00
BBVA(BILB-VIZ-ARG) EUR0.49	28,000.00	345,337.84	282,862.68
BED BATH BEYOND INC COM	12,045.00	530,047.45	592,011.75
BELLE INTERNATIONA HKD0.01	177,000.00	334,914.83	299,238.38
BERKSHIRE HATHAWAY INC-CL B	3,800.00	299,386.39	304,418.00
BG GROUP ORD GBP0.10	40,000.00	779,041.94	808,220.65
BHP BILLITON LTD NPV	30,600.00	1,389,040.21	1,415,524.86
BK AMER N A CHARLOTTE N C MEDIUM TERM TRANCHE # TR 00229 5.3 DUE 03-15-2017	450,000.00	449,581.50	456,044.85
BK RAKYAT IDR500	251,500.00	341,918.91	292,960.46
BM&FBOVESPA SA COM NPV	40,100.00	323,252.26	317,176.51
BMC SOFTWARE INC COM STK	27,000.00	527,801.91	1,272,780.00
BNP PARIBAS EUR2	7,100.00	519,270.22	451,702.35

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

BNSF RY CO 2006-2 5.629% DUE 04-01-2024	222,840.38	222,840.38	241,106.61
BOEING CO COM	9,344.00	519,350.76	609,789.44
BOSTON PROPERTIES LP DTD 4-19-2010 5.625DUE 11-15-2020	250,000.00	262,300.50	266,056.50
BOSTON SCIENTIFIC CORP COM	256,000.00	2,791,151.49	1,937,920.00
BP ORD USD0.25	182,560.00	1,335,384.93	1,325,064.16
BR PROPERTIES SA COMSTK	9,000.00	98,836.28	98,457.83
Brazilian real	1.08	1.08	1.08
BRF-BRASIL FOODS COMSTK	21,400.00	309,010.64	352,455.42
BRITISH AIRWAYS ORD GBP0.25	123,040.00	573,732.37	522,730.43
British pound sterling	6,080.68	6,080.68	6,080.68
BROADCOM CORP CL A	25,606.00	854,469.17	1,115,141.30
BSTN PPTYS LTD 5.625% DUE 04-15-2015	100,000.00	98,562.12	109,347.90
BSTN PPTYS LTD 6.25% DUE 01-15-2013	79,000.00	81,952.45	86,140.73
BSTN SCIENTIFIC 5.45% DUE 06-15-2014	600,000.00	538,500.00	636,789.60
BSTN SCIENTIFIC 6.4% DUE 06-15-2016	100,000.00	105,019.00	107,045.80
BUNGE LTD	6,600.00	308,604.16	432,432.00
BURBERRY GROUP ORD GBP0.0005	23,200.00	394,102.11	406,554.94
BURL NORTHN SANTA 4.875% DUE 01-15-2015	375,000.00	351,783.00	408,298.88
BURL NORTHN SANTA 8.251% DUE 01-15-2021	326,120.89	334,493.86	396,142.31
C H ROBINSON WORLDWIDE INC COM NEW COM NEW	2,467.00	166,821.54	197,828.73
CA INC COM	65,946.00	1,546,929.66	1,611,720.24
CABLEVISION NY GROUP CL A COM	4,200.00	113,021.24	142,128.00
CADENCE DESIGN SYS INC COM	84,100.00	644,696.35	694,666.00
CALIFORNIA ST 5.45% 04-01-2015 BEO TAXABLE	125,000.00	125,772.50	131,961.25
CALIFORNIA ST 6.2% 10-01-2019 BEO TAXABLE	75,000.00	75,032.25	77,599.50
CALIFORNIA ST 7.3% 10-01-2039 BEO TAXABLE	200,000.00	201,646.00	202,870.00
CALIFORNIA ST 7.5% 04-01-2034 BEO TAXABLE	725,000.00	728,733.25	750,092.25
CALIFORNIA ST 7.625% 03-01-2040 BEO TAXABLE	75,000.00	81,380.25	79,043.25
CALIFORNIA ST RMRKTD 5.65% 04-01-2039 BEO TAXABLE	75,000.00	75,320.25	79,222.50
CALIFORNIA ST TAXABLE-VAR PURP 7.55% DUE04-01-2039 BEO TAXABLE N/C	750,000.00	743,436.50	780,457.50
CAMERON INTL CORP COM STK	23,050.00	989,291.36	1,169,326.50
Canadian dollar	10,583.38	10,583.38	10,583.38
CANADIAN IMP BANK COM NPV	5,000.00	391,049.57	393,878.76
CANON INC NPV	13,000.00	617,116.23	674,066.66
CAP 1 FINL CORP 6.75% DUE 09-15-2017	775,000.00	779,331.96	893,081.33
CAP 1 FNCL COM	141,900.00	5,742,800.96	6,039,264.00

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

CAP GEMINI EUR8	11,840.00	589,363.64	552,644.82
CAPITALAND LTD NPV	143,000.00	438,469.84	413,386.26
CARDINAL HLTH INC	34,973.00	1,152,138.24	1,339,815.63
CAREFUSION CORP COM	45,000.00	1,305,539.84	1,156,500.00
CARMAX INC COM	25,700.00	403,786.49	819,316.00
CARNIVAL CORP COM PAIRED	25,516.00	1,016,911.55	1,176,542.76
CDN NATL RAILWAYS COM NPV	7,700.00	504,087.46	513,802.35
CELANESE CORP DEL COM SER A STK	8,500.00	306,367.74	349,945.00
CELESIO AG NPV(REGD)	18,640.00	485,773.85	463,291.86
CELGENE CORP COM	34,236.00	1,931,324.54	2,024,717.04
CENTERPOINT ENERGY INC COM	13,700.00	218,346.51	215,364.00
CENTURYLINK INC COM	7,500.00	300,378.54	346,275.00
CF INDS HLDGS INC COM	1,600.00	149,284.34	216,240.00
CHEUNG KONG(HLDGS) HKD0.50	36,000.00	615,543.63	555,354.56
CHEVRON CORP COM	40,711.00	2,217,216.61	3,714,878.75
CHINA LIFE INSURANCE CO ‘H’ CNY1	122,000.00	566,833.12	498,370.37
CHINA MERCHANTS BK COM STK	164,500.00	505,783.50	415,253.75
CHINA MOBILE LTD HKD0.10	62,000.00	663,465.80	615,825.47
CHINA TELECOM CORP LTD ‘H’CNY1	1,124,000.00	599,264.21	588,585.25
CHIPOTLE MEXICAN GRILL INC COM STK	1,064.00	224,523.68	226,270.24
CHUBB CORP COM	1,800.00	102,910.32	107,352.00
CIA ENERG MG-CEMIG PRF BRL5.00	25,100.00	438,244.82	403,868.07
CIGNA CORP 7.875 DEB DUE 05-15-2027	300,000.00	373,960.00	351,034.50
CIGNA CORP NT DTD 07/23/1998 STEP UP DUE1-15-33 BEO 8.3 TIL 1-15-23 8.08 AFTER	100,000.00	123,537.00	118,856.70
CISCO SYSTEMS INC	71,546.00	1,646,810.18	1,447,375.58
CITIGROUP CAP XIII 7.875% TR PFD SECS FIXED/FLTG	3,000.00	75,000.00	80,730.00
CITIGROUP INC 4.75% DUE 05-19-2015	125,000.00	124,308.75	130,887.13
CITIGROUP INC 6.125% DUE 11-21-2017	650,000.00	650,433.25	712,325.90
CITIGROUP INC COM	591,425.00	2,298,443.97	2,797,440.25
CITIGROUP INC GLOBAL SR NT FLTG RATE DUE05-15-2018 REG	475,000.00	381,312.50	452,019.50
CITRIX SYS INC COM	25,330.00	1,560,141.79	1,732,825.30
CLIFFS NAT RES INC COM STK	4,400.00	254,798.28	343,244.00
CMS ENERGY CORP COM	11,200.00	186,785.20	208,320.00
CNOOC LTD HKD0.02	394,000.00	883,353.70	934,772.22
COACH INC COM	9,826.00	319,639.51	543,476.06
COCA COLA CO COM	14,715.00	752,190.08	967,805.55

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

COGNIZANT TECHNOLOGY SOLUTIONS CORP CL ACL A	2,510.00	182,508.56	183,957.90
COLGATE-PALMOLIVE CO COM	10,450.00	789,102.61	839,866.50
COMCAST CORP NEW 5.85% DUE 11-15-2015	100,000.00	100,332.00	112,408.00
COMCAST CORP NEW 5.9% DUE 03-15-2016	225,000.00	224,689.50	251,894.48
COMCAST CORP NEW 6.3% DUE 11-15-2017	300,000.00	300,113.25	343,484.40
COMCAST CORP NEW CL A SPL CL A SPL	34,000.00	542,956.77	707,540.00
COMCAST CORP NEW-CL A	318,635.00	5,585,686.82	7,000,410.95
COMERICA INC COM	5,600.00	236,691.84	236,544.00
COML METALS CO COM	6,700.00	100,545.56	111,153.00
COMPAL ELECTRONIC GDR-REPR 5 ORD TWD10 REG S	65,770.00	414,599.61	436,186.64
COMPUTER SCI CORP COM	34,000.00	1,398,240.76	1,686,400.00
COMPUWARE CORP COM	92,500.00	651,282.22	1,079,475.00
CONAGRA FOODS INC	6,100.00	145,333.95	137,738.00
CONOCOPHILLIPS COM	64,910.00	3,439,894.83	4,420,371.00
CONSTELLATION BRANDS INC CL A CL A	11,900.00	174,505.22	263,585.00
CONSTELLATION ENERGY GROUP INC MARYLAND COM	9,600.00	313,048.01	294,048.00
CONSULTING FEE	—	—	—
COOPER INDUSTRIES PLC NEW IRELAND COM STK	13,415.00	607,352.24	781,960.35
CORNING INC COM	40,235.00	750,597.03	777,340.20
COSTCO WHOLESALE CORP NEW COM	8,001.00	466,609.63	577,752.21
COX COMMUNICATIONS 5.45% DUE 12-15-2014	300,000.00	297,605.42	330,262.80
COX COMMUNICATIONS 5.5% DUE 10-01-2015	275,000.00	275,166.00	302,577.55
CREDIT SUISSE AG CHF0.04(REGD)	8,400.00	358,735.25	338,452.82
CREE INC COM	5,901.00	312,085.48	388,816.89
CRH ORD EUR0.32(DUBLIN LISTING)	21,700.00	371,623.96	449,456.07
CROWN CASTLE INTL CORP COM STK	19,658.00	846,257.76	861,610.14
CUMMINS INC	20,530.00	1,637,088.99	2,258,505.30
CVS CAREMARK CORP COM STK	19,900.00	685,119.00	691,923.00
DAIMLER AG	19,110.00	1,265,669.74	1,291,453.80
DANAHER CORP COM	42,122.00	1,482,146.55	1,986,894.74
DBS GROUP HLDGS NPV	89,000.00	959,370.99	993,068.28
DEERE & CO COM	19,756.00	1,513,060.28	1,640,735.80
DELL INC COM STK	40,400.00	536,088.87	547,420.00
DELTA AIR LINES INC DEL COM NEW COM NEW	107,820.00	1,473,559.17	1,358,532.00
DEUTSCHE LUFTHANSA ORD NPV (REGD)(VINK)	20,500.00	476,171.66	448,022.91
DEUTSCHE POST AG NPV(REGD)	29,430.00	566,134.86	499,447.45

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

DEVON ENERGY CORP NEW COM	8,700.00	714,940.58	683,037.00
DIAGEO PLC SPONSORED ADR NEW	11,000.00	751,253.53	817,630.00
DIRECTV COM CL A COM CL A	42,182.00	1,609,948.95	1,684,327.26
DISH NETWORK CORP CL A COM STK	28,500.00	731,895.03	560,310.00
DOLLAR GEN CORP NEW COM	26,598.00	778,140.30	815,760.66
DOMTAR CORP COM NEW COM NEW	5,875.00	387,034.95	446,030.00
DOW CHEM CO 7.375% DUE 11-01-2029	575,000.00	625,736.25	691,220.15
DOW CHEM CO 8.55% DUE 05-15-2019	275,000.00	289,580.50	344,643.20
DOW CHEM CO NT 9.4 DUE 05-15-2039	75,000.00	74,671.50	108,857.25
DOW CHEMICAL CO COM	110,200.00	3,454,940.19	3,762,228.00
DR REDDYS LABS LTD ADR REPSTG 1/2 SH	8,100.00	324,655.29	299,376.00
DUN & BRADSTREET CORP DEL NEW COM	6,500.00	443,083.17	533,585.00
E.ON AG COM STK	30,780.00	987,474.35	943,328.98
EAST JAPAN RAILWAY CO NPV	5,000.00	308,915.46	325,148.18
EATON CORP COM	38,510.00	3,132,872.11	3,909,150.10
EBAY INC COM USD0.001	120,200.00	2,788,733.60	3,345,166.00
EDENRED EUR2	3,599.00	81,635.79	85,195.93
EDISON INTL COM	24,700.00	783,917.88	953,420.00
EDWARDS LIFESCIENCES CORP COM	3,977.00	262,965.13	321,500.68
ELECTR ARTS COM	80,900.00	1,495,496.24	1,325,142.00
ELI LILLY & CO COM	28,300.00	1,056,601.73	991,632.00
EMC CORP COM	144,981.00	2,378,694.90	3,320,064.90
EMERSON ELECTRIC CO COM	46,263.00	2,570,940.88	2,644,855.71
ENCANA CORP COM NPV	11,900.00	347,298.61	348,140.96
ENI SPA EUR1	23,195.00	545,370.23	506,456.61
ENSCO PLC SPON ADR	8,100.00	316,988.01	432,378.00
EOG RESOURCES INC COM	14,922.00	1,446,864.47	1,364,020.02
ERICSSON(LM)TEL SER‘B’ NPV	58,370.00	644,630.98	678,223.94
ESTEE LAUDER COMPANIES INC CL A USD0.01	3,372.00	260,164.53	272,120.40
Euro	32,523.64	32,523.64	32,523.64
EXELON CORP COM	31,800.00	1,607,687.22	1,324,152.00
EXPEDITORS INTL WASH INC COM	24,736.00	1,210,023.89	1,350,585.60
EXPRESS SCRIPTS INC COM	73,375.00	3,403,901.35	3,965,918.75
F5 NETWORKS INC COM STK	8,910.00	1,037,647.81	1,159,725.60
FASTENAL CO COM	10,611.00	551,073.80	635,705.01
FEDERAL HOME LN MTG CORP POOL #C91001 6.5% 11-01-2026 BEO	625,584.85	639,660.53	693,838.03

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

FEDERAL HOME LN MTG CORP POOL #G01513 6%03-01-2033 BEO	574,566.77	581,659.09	631,444.28
FEDERAL HOME LN MTG CORP POOL #G11184 5.5% 09-01-2016 BEO	189,081.41	194,251.61	202,760.32
FEDERAL HOME LN MTG CORP POOL #G11288 6.5% 06-01-2017 BEO	129,922.26	135,951.45	141,635.53
FEDERAL HOME LN MTG CORP POOL #G11431 6%02-01-2018 BEO	83,310.49	86,148.26	90,769.36
FEDERAL HOME LN MTG CORP POOL #G11452 6.5% 04-01-2018 BEO	150,908.37	158,807.50	164,513.67
FEDERAL HOME LN MTG CORP POOL #G11564 6.5% 08-01-2017 BEO	440,526.95	466,132.58	482,170.40
FEDERAL HOME LN MTG CORP POOL #G11622 6%02-01-2018 BEO	506,939.22	532,286.18	552,326.00
FEDERAL HOME LN MTG CORP POOL #G30248 6.5% 12-01-2023 BEO	410,198.08	433,079.43	455,383.86
FEDERAL HOME LN MTG CORP POOL #H0-9212 5.5% 05-01-2038 BEO	673,888.06	716,427.25	714,769.48
FEDEX CORP 7.375% DUE 01-15-2014	100,000.00	100,000.00	114,678.70
FEDEX CORP COM	56,170.00	3,444,334.52	5,224,371.70
FEE FOR SECURITIES LENDING ACTIVITY FOR	6.00	—	—
FHLMC GOLD E01140 6 05-01-2017	111,974.73	115,701.39	121,791.78
FHLMC GOLD E78398 6.5 07-01-2014	37,817.23	38,688.80	40,350.72
FHLMC GOLD G10449 7 02-01-2011	89.85	91.99	90.35
FHLMC GOLD G11516 6 03-01-2018	113,811.87	119,520.24	124,001.56
FHLMC GOLD G30317 6.5 01-01-2027	1,021,710.76	1,046,614.97	1,132,214.91
FHLMC GOLD H09901 6.5 08-01-2036	567,331.75	597,116.67	628,165.60
FHLMC MULTICLASS SER 1955 CL Z 7.5 05-20-2027	349,309.63	375,344.09	403,803.33
FHLMC MULTICLASS SER T-41 CL 2A 6.73058223724 07-25-2032	113,202.21	117,473.53	126,642.71
FHLMC POOL #G05603 7 11-01-2038	826,550.48	898,098.75	933,647.45
FHLMC POOL #H01579 6.5 08-01-2036	273,986.38	276,811.87	303,365.39
FIRST SOLAR INC COM	4,535.00	634,569.23	590,184.90
FNMA 2001-T10 CL A1 PASS THROUGH 7 12-25-2041	73,406.03	76,587.70	84,325.18
FNMA POOL #256937 6.5% 10-01-2037 BEO	468,077.99	476,561.90	519,292.74
FNMA POOL #313224 7% DUE 12-01-2011 REG	4,292.47	4,425.26	4,382.49
FNMA POOL #535755 6.26% DUE 03-01-2011 REG	295,267.03	304,863.26	295,109.36
FNMA POOL #545090 6% DUE 07-01-2016 REG	75,827.02	79,488.04	82,544.84
FNMA POOL #545209 6.119% 10-01-2011 BEO	91,344.98	99,459.02	92,430.71
FNMA POOL #545316 5.615% DUE 12-01-2011 REG	140,434.80	148,937.69	143,503.44
FNMA POOL #555191 4.856% 02-01-2013 BEO	132,570.46	135,807.02	139,957.55
FNMA POOL #555299 7% 11-01-2017 BEO	160,640.87	170,831.53	175,407.30
FNMA POOL #555316 4.918% 02-01-2013 BEO	307,002.86	306,810.96	318,763.22
FNMA POOL #555432 5.5% 05-01-2033 BEO	1,917,005.86	2,042,509.83	2,066,336.78
FNMA POOL #555531 5.5% 06-01-2033 BEO	928,119.94	978,731.50	1,000,418.63
FNMA POOL #555728 4.02% 08-01-2013 BEO	179,340.63	168,916.44	188,265.34

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

FNMA POOL #725135 6% 05-01-2018 BEO	156,957.77	164,830.17	170,863.29
FNMA POOL #725324 5.389% 11-01-2013 BEO	199,958.94	205,838.24	217,911.05
FNMA POOL #725510 6.5% 07-01-2017 BEO	154,018.88	162,369.59	163,619.65
FNMA POOL #735417 6.5% 03-01-2035 BEO	506,535.06	526,559.04	569,555.62
FNMA POOL #735439 6% 09-01-2019 BEO	653,990.33	670,442.28	711,929.95
FNMA POOL #735857 6.5 06-01-2033 BEO	988,537.40	1,022,170.85	1,111,526.28
FNMA POOL #745329 6% DUE 07-01-2035 BEO	101,489.99	102,552.47	111,801.68
FNMA POOL #888369 7% DUE 03-01-2037 REG	398,851.08	443,472.55	451,681.30
FNMA POOL #995367 6% 11-01-2038 BEO	1,520,335.23	1,626,758.69	1,654,375.59
FNMA POOL #995525 6% 12-01-2038 BEO	621,152.11	676,085.26	677,468.87
FNMA POOL #AD0070 6.5% 12-01-2037 BEO	270,105.53	288,168.85	299,659.13
FNMA POOL #AD0130 6.5% 08-01-2039 BEO	136,451.21	148,689.17	151,764.86
FNMA POOL #AD0163 6% 11-01-2034 BEO	1,727,847.04	1,826,118.34	1,903,401.48
FNMA POOL #AD0276 5.5% 01-01-2024 BEO	994,320.95	1,054,446.30	1,072,157.39
FNMA POOL #AD0310 7% 12-01-2038 BEO	895,753.09	973,851.58	1,014,379.46
FNMA POOL #AD0526 6% 12-01-2038 BEO	1,360,507.78	1,456,327.92	1,480,032.47
FNMA POOL #AD0833 6% 01-01-2039 BEO	659,060.60	700,251.88	717,166.68
FNMA POOL #AE0381 5.5% 12-01-2024 BEO	1,290,027.80	1,389,400.26	1,388,593.66
FNMA PREASSIGN 00717 6.5 09-25-2028	1,007,544.41	1,032,182.00	1,139,909.55
FNMA PREASSIGN 00837 7.5 04-25-2029	76,298.62	78,277.87	86,839.81
FNMA REMIC SER 2002-W6 CL 2A1 FLT RT 06-25-2042	55,830.37	58,805.06	62,565.30
FNMA REMIC SER 2003-W17 CL PT1 08-25-2032	157,549.61	179,991.81	186,155.26
FNMA SERIES 2001-W3 CLASS-A 7 09-25-2041	68,763.15	74,715.49	78,854.14
FOOT LOCKER INC COM	13,100.00	140,825.11	257,022.00
FORD MTR CO DEL COM PAR $0.01 COM PAR$0.01	145,090.00	1,728,161.21	2,436,061.10
FORD MTR CR CO LLC 5.625% DUE 09-15-2015	325,000.00	323,264.50	336,531.33
FORD MTR CR CO LLC 7.25% DUE 10-25-2011	1,465,000.00	1,517,634.15	1,514,144.89
FOREST OIL CORP COM PAR $0.01 COM PAR$0.01	7,900.00	176,922.95	299,963.00
FORTUNE BRANDS INC COM USD3.125	2,500.00	137,788.00	150,625.00
FRANCE TELECOM EUR4	32,740.00	800,262.51	682,275.65
FREEPORT-MCMORAN COPPER & GOLD INC	4,704.00	314,500.12	564,903.36
FRKLN RES INC COM	11,490.00	1,341,344.90	1,277,802.90
FUJIFILM HOLDINGS CORP NPV	9,600.00	331,738.58	347,140.02
GANNETT INC COM	14,800.00	192,948.76	223,332.00
GAP INC COM	53,600.00	1,027,370.98	1,186,704.00
GARMIN LTD COMMON STOCK	10,300.00	360,949.47	319,197.00

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

GDF SUEZ EUR1	11,960.00	479,618.59	429,112.62
GEN ELEC CAP CORP 5.5% DUE 01-08-2020	350,000.00	362,958.50	374,320.45
GEN ELEC CAP CORP 5.9% DUE 05-13-2014	300,000.00	311,480.75	332,027.70
GEN MTRS CO COM	27,400.00	916,859.21	1,009,964.00
GENERAL ELECTRIC CO	354,200.00	7,229,925.52	6,478,318.00
GENWORTH FINL INC COM CL A COM CL A	106,000.00	1,840,887.24	1,392,840.00
GIC AEGON GLOBAL WRAP CNTRCT CDA00004TR SYNTHETIC	546,398,261.93	546,398,261.93	546,398,261.93
GILEAD SCIENCES INC	22,900.00	886,699.46	829,896.00
GLAXOSMITHKLINE ORD GBP0.25	68,030.00	1,379,992.54	1,315,185.79
GOLDMAN SACHS GROUP INC COM	10,649.00	1,424,242.99	1,790,735.84
GOOGLE INC CL A CL A	13,120.00	5,463,375.76	7,792,886.40
HALLIBURTON CO COM	33,470.00	1,352,519.72	1,366,580.10
HANG LUNG PROPERTIES HKD1	90,000.00	444,326.64	420,916.14
HARTFORD FINL SVCS GROUP INC COM	8,800.00	230,392.57	233,112.00
HEALTH NET INC COM	10,300.00	298,975.49	281,087.00
HEALTHNET INC SR NT 6.375% DUE 06-01-2017/05-18-2007	200,000.00	197,274.00	201,500.00
HESS CORP COM STK	5,500.00	296,622.17	420,970.00
HEWLETT PACKARD CO COM	220,198.00	6,078,853.73	9,270,335.80
HOLCIM CHF2(REGD)	5,300.00	330,430.99	400,508.06
HOME DEPOT INC COM	90,262.00	2,693,198.06	3,164,585.72
HON HAI PRECISION GDR(REP 2 SHS TWD10)REG’S	43,900.00	346,884.28	354,273.00
HONDA MOTOR CO NPV	15,500.00	547,683.65	613,747.98
HSBC HLDGS PLC 6.5% DUE 05-02-2036	325,000.00	338,055.42	339,325.68
HSBC HOLDINGS PLC ORD USD0.50(HONGKONG REG)	123,600.00	1,376,283.90	1,267,434.28
HUMAN GENOME SCIENCES INC COM	12,041.00	313,264.11	287,659.49
HUSKY ENERGY INC COM NPV	21,300.00	551,589.24	568,733.18
HUTCHISON WHAMPOA HKD0.25	28,000.00	300,715.37	288,201.79
IBERDROLA SA EUR0.75	70,522.00	581,290.37	543,557.75
ICAP ORD GBP0.10	36,300.00	287,255.22	302,778.73
ILLUMINA INC COM	10,089.00	471,360.33	639,037.26
IMERYS EUR2	3,000.00	198,443.66	199,980.22
IMPERIAL TOBACCO ORD GBP0.10	12,700.00	406,782.63	389,667.12
INCOME FROM SECURITIES LENDING ACTIVITIES	6.00	—	—
INDITEX EUR0.15	4,300.00	358,871.92	321,947.38
Indonesian rupiah	1,025.19	1,025.19	1,025.19
INDUSTRIAL & COMMERCIAL BANK CHINA ‘H’	530,860.00	419,219.53	395,464.24

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

INFINEON TECHNOLOG ORD NPV (REGD)	81,030.00	680,610.11	753,942.20
ING GROEP NV CVA EUR0.24	121,360.00	1,367,209.22	1,180,599.96
INGERSOLL-RAND PLC COM STK	22,529.00	786,562.41	1,060,890.61
INTEL CORP COM	10,600.00	208,789.26	222,918.00
INTERCONTINENTALEXCHANGE INC COM	3,857.00	440,851.63	459,561.55
INTERNATIONAL BUSINESS MACHS CORP COM	13,433.00	1,747,185.78	1,971,427.08
INTERPUBLIC GROUP COMPANIES INC COM	109,700.00	904,441.80	1,165,014.00
INTESA SANPAOLO EUR0.52	129,544.00	462,057.36	351,405.99
INV MANAGER 6-064706	—	—	—
ITOCHU CORP NPV	35,100.00	332,171.20	355,350.01
JAPAN TOBACCO INC NPV	100.00	328,981.80	370,102.38
JOHNSON & JOHNSON COM USD1	30,100.00	1,796,999.05	1,861,685.00
JOHNSON CTL INC COM	11,600.00	317,555.96	443,120.00
JOY GLOBAL INC COM	13,767.00	819,972.24	1,194,287.25
JPMORGAN CHASE & CO COM	129,238.00	4,554,902.21	5,482,275.96
JUNIPER NETWORKS INC COM	107,663.00	3,356,465.06	3,974,917.96
KEYCORP NEW COM	37,718.00	372,698.57	333,804.30
KIMBERLY-CLARK CORP COM	4,700.00	309,564.56	296,288.00
KINGFISHER ORD GBP0.157142857	115,680.00	454,358.83	475,049.65
KOHLS CORP COM	29,900.00	1,586,114.83	1,624,766.00
KOMATSU NPV	21,100.00	550,450.80	638,506.04
KRAFT FOODS INC CL A	22,314.00	656,551.21	703,114.14
KROGER CO COM	9,200.00	216,049.82	205,712.00
KUBOTA CORP NPV	38,000.00	354,876.66	359,904.55
LAFARGE EUR4	5,900.00	351,540.91	369,918.31
LAFARGE S A 6.5% DUE 07-15-2016	450,000.00	449,115.50	479,316.60
LAS VEGAS SANDS CORP COM STK	12,061.00	568,697.62	554,202.95
LAZARD LTD CL A	11,750.00	443,297.61	464,007.50
LEAR CORP COM NEW COM NEW	2,700.00	193,108.32	266,517.00
LEGG MASON INC COM	20,000.00	1,279,341.33	725,400.00
LI NING CO LTD HKD0.1	147,000.00	406,685.80	311,690.24
LIBERTY GLOBAL INC COM SER A	7,000.00	154,633.27	247,660.00
LIBERTY GLOBAL INC COM SER C COM SER C	8,200.00	227,967.66	277,898.00
LIBERTY MEDIA CORP 8.25% DUE 02-01-2030	90,000.00	88,112.48	87,300.00
LIBERTY MEDIA CORP 8.5% DUE 07-15-2029	112,000.00	110,643.90	109,200.00
LIBERTY MEDIA CORP NEW INTERACTIVE COM SER A	145,063.00	1,640,846.97	2,287,643.51

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

LINDE AG NPV	3,300.00	487,207.53	500,722.26
LOCKHEED MARTIN CORP COM	24,500.00	1,799,317.40	1,712,795.00
LOEWS CORP COM	21,100.00	322,255.72	821,001.00
LORILLARD INC COM STK	2,600.00	165,114.90	213,356.00
LOS ANGELES CALIF UNI SCH DIST 6.758% DUE 07-01-2034 BEO TAXABLE	300,000.00	300,000.00	313,710.00
LOWES COS INC COM	42,009.00	901,021.98	1,053,585.72
LVMH MOET HENNESSY LOUIS VUITTON EUR0.30	2,500.00	412,539.56	411,238.61
LYONDELLBASELL INDU-CL A-W/I	28,110.00	731,545.37	966,984.00
MACYS INC COM STK	70,752.00	1,635,920.81	1,790,025.60
MACYS RETAIL HLDGS 8.375% DUE 07-15-2015	125,000.00	124,888.75	146,250.00
MAN GROUP ORD USD0.03428571	78,300.00	370,799.28	361,341.98
MAN SE ORD NPV	8,310.00	965,136.40	988,184.52
MARATHON OIL CORP COM	33,500.00	1,073,612.64	1,240,505.00
MARKS & SPENCER GP ORD GBP0.25	183,290.00	1,235,589.50	1,054,459.94
MARRIOTT INTL INC NEW COM STK CL A	81,055.00	2,852,520.52	3,367,024.70
MARVELL TECH GROUP COM USD0.002	41,069.00	737,845.53	761,829.95
MASTERCARD INC CL A	8,059.00	1,673,694.02	1,806,102.49
MAXIM INTEGRATED PRODS INC COM	89,800.00	1,123,150.79	2,121,076.00
MAY DEPT STORES CO 6.65% DUE 07-15-2024	125,000.00	71,250.00	123,750.00
MAY DEPT STORES CO 6.7% DUE 09-15-2028	875,000.00	838,565.00	840,000.00
MAY DEPT STORES CO 6.9% DUE 01-15-2032	325,000.00	332,091.50	324,187.50
MCGRAW-HILL COS COM USD1	12,600.00	455,921.59	458,766.00
MCKESSON CORP	20,062.00	1,348,368.50	1,411,963.56
MEAD JOHNSON NUTRITION COM USD0.01	6,056.00	326,001.93	376,986.00
MEDCO HEALTH SOLUTIONS INC COM	8,226.00	387,416.34	504,007.02
MEDTRONIC INC COM	20,400.00	755,938.01	756,636.00
MERCK & CO INC NEW COM	164,858.00	4,386,673.62	5,941,482.32
MERCK KGAA NPV	5,420.00	453,551.76	433,470.21
METLIFE INC COM	11,975.00	403,594.42	532,169.00
MFB NT COLLECTIVE TIPS INDEX FUND — NON LENDING	364,741.17	40,885,525.57	42,192,164.32
MFB NT COLLECTIVE MSCI ACWI EX-US INDEX FUND-NON LENDING	417,102.78	50,886,439.55	51,027,519.90
MFB NT COLLECTIVE RUSSELL 1000 VALUE INDEX FUND — NON LENDING	202,938.75	28,988,777.45	32,150,977.35
MFO EB DAILY LIQUIDITY NON SL STOCK FUND	1,244,629.39	131,396,758.13	147,508,496.79
MICHELIN (CGDE) EUR2(REGD)	8,400.00	681,628.40	602,766.89
MICROCHIP TECHNOLOGY INC COM	34,850.00	858,897.42	1,192,218.50
MICROSOFT CORP COM	48,200.00	1,178,528.04	1,345,744.00

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

MITSUBISHI CORP NPV	22,100.00	565,839.59	598,270.19
MITSUBISHI UFJ FIN NPV	148,500.00	694,350.66	802,912.79
MOLEX INC CL A	47,000.00	999,318.48	886,890.00
MONSANTO CO NEW COM	10,788,788.00	440,675,197.12	751,331,196.32
MONSANTO PARTICIPANT LOANS	28,121,764.51	28,121,764.51	28,121,764.51
MORGAN STANLEY COM STK USD0.01	14,100.00	502,568.92	383,661.00
MOSAIC CO COM	4,701.00	339,259.42	358,968.36
MTN GROUP LTD ZAR0.0001	18,800.00	354,600.88	383,399.89
MUENCHENER RUECKVE NPV(REGD)	4,580.00	722,645.58	694,329.78
MURATA MANUFACTURING CO. NPV	4,800.00	269,918.11	336,380.57
N V R INC COM	400.00	226,415.13	276,408.00
NATIONAL GRID ORD GBP0.113953	43,740.00	419,925.05	377,110.70
NESTLE SA CHF0.10(REGD)	20,100.00	1,148,769.78	1,177,073.03
NETAPP INC COM STK	55,183.00	2,379,864.01	3,032,857.68
NETFLIX INC COM STK	5,980.00	859,375.62	1,050,686.00
NEW ASUSTEK GDR	3,800.00	153,992.34	172,482.00
NEW JERSEY ST TPK AUTH TPK REV 7.102% 01-01-2041 BEO TAXABLE	275,000.00	275,000.00	299,436.50
NEWFIELD EXPLORATION	22,760.00	1,300,184.82	1,641,223.60
NEWS CORP CL A COM	340,000.00	3,838,099.54	4,950,400.00
NEXEN INC COM	13,600.00	296,443.26	311,440.00
NIDEC CORPORATION NPV	3,800.00	378,967.01	384,241.40
NIKE INC CL B	11,110.00	553,337.92	949,016.20
NINTENDO CO LTD NPV	2,900.00	751,408.77	851,136.95
NISOURCE INC COM	13,600.00	146,893.99	239,632.00
NORDSTROM INC 6.25% DUE 01-15-2018	150,000.00	132,937.50	168,795.90
NORDSTROM INC 6.75% DUE 06-01-2014	125,000.00	124,542.50	141,668.38
NORTHROP GRUMMAN CORP COM	22,800.00	1,246,955.93	1,476,984.00
NOVARTIS AG CHF0.50(REGD)	29,000.00	1,689,873.60	1,704,468.27
NT COLLECTIVE RUSSELL 2000 GROWTH INDEX FUND — NON LENDING	367,583.00	47,011,780.76	55,823,727.46
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	49,512,213.70	49,512,213.70	49,512,213.70
NTGI NT COLLECTIVE RUSSELL 2000 VALUE INDEX FUND — NON LENDING	239,642.25	31,654,384.10	36,096,353.55
O REILLY AUTOMOTIVE INC NEW COM USD0.01	9,367.00	539,810.85	565,954.14
OCCIDENTAL PETROLEUM CORP	80,044.00	4,526,965.51	7,852,316.40
OFFICE DEPOT INC COM	30,400.00	183,914.92	164,160.00
OMRON CORP NPV	7,000.00	184,233.55	185,445.31
ORACLE CORP COM	120,644.00	3,145,326.84	3,776,157.20

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

PACCAR INC COM	11,900.00	471,727.72	683,298.00
PARKER-HANNIFIN CORP COM	5,200.00	312,924.19	448,760.00
PEABODY ENERGY CORP COM STK	11,518.00	624,579.68	736,921.64
PEARSON ORD GBP0.25	41,550.00	662,084.72	652,974.93
PENNEY J.C CO INC COM	28,700.00	740,921.47	927,297.00
PEPSICO INC COM	19,134.00	1,178,818.79	1,250,024.22
PERNOD RICARD NPV EUR 1.55	4,100.00	363,541.34	385,483.24
PFIZER INC COM STK $.11 1/9 PAR	379,900.00	7,184,300.21	6,652,049.00
PFIZER INC NT 4.45 DUE 03-15-2012	800,000.00	798,904.00	834,764.00
PHILIP MORRIS INTL COM STK NPV	5,700.00	276,477.52	333,621.00
PHILIPS ELEC(KON) EUR0.20	27,100.00	875,585.17	830,003.11
PHILLIPS VAN HEUSEN CORP COM	2,882.00	178,630.33	181,594.82
PITNEY BOWES INC COM	36,500.00	1,139,447.63	882,570.00
PNC FINANCIAL SERVICES GROUP COM STK	13,444.00	688,132.78	816,319.68
POLO RALPH LAUREN CORP CL A	5,525.00	473,710.28	612,833.00
PORTUGAL TELECOM SGPS EUR0.03	48,390.00	703,076.04	541,870.44
PPG IND INC COM	8,400.00	285,478.50	706,188.00
PPR EUR4	2,100.00	352,257.63	333,935.10
PRAXAIR INC COM	15,246.00	1,315,530.07	1,455,535.62
PRECISION CASTPARTS CORP COM	30,378.00	3,878,921.89	4,228,921.38
PRICELINE COM INC COM NEW STK	5,639.00	2,125,420.18	2,253,062.45
PROCTER & GAMBLE COM NPV	19,261.00	1,179,264.20	1,239,060.13
PROVIDENT COS INC 7.25% DUE 03-15-2028	125,000.00	124,786.25	126,194.63
PRUDENTIAL FINL INC COM	5,900.00	191,972.44	346,389.00
PRUDENTIAL ORD GBP0.05	31,100.00	314,189.28	323,893.18
PUB SERVICE ENTERPRISE GROUP INC COM	21,600.00	673,045.29	687,096.00
PVTPL COX COMM INC NEW /TS/COXENTCOX COMM INC 5.875 DUE 12-01-2016	375,000.00	376,494.25	419,598.38
PVTPL COX COMMUNICATIONS INC NT 144A 9.375% DUE 01-15-2019/12-15-2008 BEO	200,000.00	224,958.00	261,591.60
PVTPL GDR MAIL RU GROUP LTD SPONSORED GDR 144A	5,387.00	187,724.11	185,097.32
PVTPL GDR SAMSUNG ELECTRS LTD GDR 1995 RPSTG COM	2,800.00	986,035.40	1,170,675.80
PVTPL KAUPTHING BK MEDIUM TERM SUB TRANCHE # 01 7.125 5-19-16 BD IN DEFAULT	800,000.00	805,086.00	8.00
PVTPL LAFARGE S A 5.5 DUE 07-09-2015	225,000.00	224,806.50	233,804.25
QUALCOMM INC COM	98,796.00	4,439,496.86	4,889,414.04
QUANTA SVCS INC COM	7,260.00	161,423.97	144,619.20
RANDSTAD HLDGS NV EUR0.10	13,110.00	681,460.18	691,983.29
RANGE RES CORP COM	14,414.00	563,933.07	648,341.72

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

RAYTHEON CO USD0.01	3,800.00	173,532.90	176,092.00
RAYTHEON CO WT EXP 06-16-2011	101.00	—	880.72
RECORDKEEPING EXPENSE ACCRUAL	—	—	—
RED HAT INC COM	8,138.00	334,498.07	371,499.70
REED ELSEVIER CAP 8.625% DUE 01-15-2019	425,000.00	442,873.50	540,342.03
REED ELSEVIER GBP0.1444	43,210.00	375,672.93	364,793.99
REED ELSEVIER NV EUR0.07	30,400.00	400,600.73	376,044.87
REPSOL YPF SA EUR1	17,595.00	500,677.69	490,220.14
RHOEN-KLINIKUM AG ORD NPV	27,740.00	651,231.24	610,514.35
RIO TINTO ORD GBP0.10	14,400.00	931,235.53	1,007,244.99
ROCHE HLDGS AG GENUSSCHEINE NPV	6,630.00	973,580.17	971,532.47
ROCKWELL AUTOMATION	5,782.00	365,001.48	414,627.22
ROLLS ROYCE GROUP ORD GBP0.20	57,300.00	575,215.45	556,554.40
ROSS STORES INC COM	5,300.00	266,482.68	335,225.00
ROVI CORP COM	4,000.00	213,112.70	248,040.00
ROYAL CARIBBEAN CRUISES COM STK	4,900.00	135,383.86	230,300.00
ROYAL DUTCH SHELL ‘A’SHS EUR0.07 (DUTCH LIST)	23,500.00	762,218.21	776,582.85
SAFEWAY INC COM NEW	39,200.00	916,663.42	881,608.00
SALESFORCE COM INC COM STK	17,362.00	1,577,152.82	2,291,784.00
SAMSUNG ELECTRONIC GDR REP 1/2 ORD REG’S	1,930.00	690,738.03	817,258.50
SANDS CHINA LTD USD0.01 REG‘S’	86,000.00	190,337.26	188,988.32
SANOFI-AVENTIS EUR2	19,290.00	1,399,954.44	1,233,417.16
SAP AG ORD NPV	23,980.00	1,250,533.19	1,220,871.55
SARA LEE CORP COM	19,900.00	290,701.37	348,449.00
SCHLUMBERGER LTD COM COM	124,418.00	7,146,704.75	10,388,903.00
SCHWAB CHARLES CORP COM NEW	134,130.00	2,235,226.85	2,294,964.30
SGS SA CHF1(REGD)	200.00	338,128.18	335,641.90
SHIN-ETSU CHEMICAL NPV	6,800.00	344,357.22	368,501.27
SHIRE PLC ADR	7,559.00	440,798.19	547,120.42
SIEMENS AG NPV(REGD)	14,860.00	1,701,095.82	1,840,748.10
SINGAPORE TELECOMMUNICATIONS NEW COM STK	443,000.00	1,126,239.90	1,052,809.15
SINO-OCEAN LAND HL HKD0.80	425,500.00	305,280.15	278,654.46
SLM CORP COM	84,400.00	2,085,862.96	1,062,596.00
SLM CORP MEDIUM 8.45% DUE 06-15-2018	775,000.00	748,572.50	805,505.55
SLM STUDENT LN TR 2007-7 STUDENT LN-BKD NT CL A-2 FLTG 01-25-2016 REG	780,896.22	780,896.22	778,662.08
SLM STUDENT LN TR SER 2006-3 CL A4 FLT RT 07-25-2019 REG	500,000.00	497,539.06	495,365.50

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

SMALL BUS ADMIN GTD DEV PARTN CTF DEB SER 1997-20 I 6.9/09-01-2017/09-01-2002	30,910.91	31,570.55	33,899.47
SMALL BUSINESS ADMIN GTD DEV PARTN CTF 2007-20D PARTN CTF 5.32 DUE 04-01-27 REG	358,605.71	358,605.71	387,469.52
SMALL BUSINESS ADMIN GTD DEV PARTN CTF 6.1% DUE 07-01-2018/01-01-2007 REG	54,827.14	54,827.14	59,691.29
SMALL BUSINESS ADMIN GTD DEV PARTN CTF DEB SER 1993-20 F 6.65 6-1-13/99 REG	27,040.97	28,647.21	28,009.82
SMALL BUSINESS ADMIN GTD DEV PARTN CTF DEB SER 1997-20 F 7.2 6-1-17/00 REG	22,429.51	23,257.34	24,902.36
SMALL BUSINESS ADMIN GTD DEV PARTN CTF DEB SER 2000-20 C 7.625 03-01-2020 REG	193,165.14	208,463.82	214,455.80
SMALL BUSINESS ADMIN GTD DEV PARTN CTF DEB SER 2003-20 B 0 DUE 02-01-2023 REG	195,038.11	194,367.67	207,015.01
SMALL BUSINESS ADMIN GTD DEV PARTN CTF SER 2005-20 A 4.86 DUE 01-01-2025 REG	575,691.88	575,691.88	612,621.94
SMC CORP NPV	2,900.00	443,277.12	496,823.96
SMITHFIELD FOODS INC COM	19,100.00	313,023.84	394,033.00
SOCIETE GENERALE EUR1.25	5,100.00	305,389.00	274,099.38
South African rand	35.53	35.53	35.53
SOUTHWESTERN ENERGY CO COM	27,262.00	1,016,630.08	1,020,416.66
SPRINT CAP CORP 6.875% DUE 11-15-2028	125,000.00	100,312.50	109,375.00
SPRINT CAP CORP 6.9% DUE 05-01-2019	125,000.00	106,562.50	123,437.50
SPRINT NEXTEL CORP	514,700.00	4,916,180.50	2,177,181.00
SPRINT NEXTEL CORPORATION 6 DUE 12-01-2016 BEO	375,000.00	342,745.15	362,343.75
SPX CORP COM	900.00	42,779.43	64,341.00
ST PAUL TRAVELERS COS INC BD 5.5 DUE 12-01-2015 BEO	250,000.00	243,282.79	280,612.75
STANDARD CHARTERED ORD USD0.50	52,780.00	1,627,467.98	1,419,872.34
STAPLES INC COM	17,140.00	412,309.69	390,277.80
STARBUCKS CORP COM	72,997.00	1,832,240.77	2,345,393.61
STARWOOD HOTELS & RESORTS WORLDWIDE INC COM STK	34,145.00	1,325,338.85	2,075,333.10
STATOILHYDRO ASA NOK2.50	33,160.00	711,952.52	787,643.06
STRYKER CORP	12,204.00	602,922.75	655,354.80
SUMITOMO CORP NPV	27,800.00	352,384.80	393,407.13
SUN TR BANKS INC COM	36,500.00	728,984.70	1,077,115.00
SUNCOR ENERGY INC NEW COM STK	24,941.00	815,822.67	954,990.89
SWIRE PACIFIC ‘A’HKD0.60	30,500.00	445,960.33	501,509.71
SWISS REINSURANCE AG CHF0.1(REGD)	12,910.00	684,301.77	694,572.29
SYMANTEC CORP COM	135,000.00	2,033,195.39	2,259,900.00
SYMRISE AG NPV (BR)	9,600.00	305,610.81	263,299.61
SYNOPSYS INC COM	53,800.00	1,212,304.00	1,447,758.00
TALISMAN ENERGY IN COM NPV	62,400.00	1,233,531.09	1,388,142.81
TARGET CORP COM STK	27,623.00	1,365,139.57	1,660,970.99
TELEFONICA SA EUR1	42,263.00	1,169,023.35	958,098.16

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

TELENOR ASA ORD NOK6	46,610.00	790,575.63	757,249.75
TEREX CORP NEW COM	8,500.00	186,201.60	263,840.00
TESCO ORD GBP0.05	84,200.00	575,881.68	557,912.35
THERMO FISHER CORP	18,785.00	924,215.33	1,039,937.60
TIFFANY & CO COM	6,858.00	287,660.87	427,047.66
TIME WARNER CABLE 8.25% DUE 04-01-2019	175,000.00	195,916.25	217,380.28
TIME WARNER CABLE 8.75% DUE 02-14-2019	500,000.00	545,170.25	636,234.00
TIME WARNER CABLE INC COM	62,419.00	2,346,596.54	4,121,526.57
TIME WARNER INC USD0.01	143,433.00	4,187,865.07	4,614,239.61
TJX COS INC COM NEW	3,800.00	174,537.42	168,682.00
TORONTO-DOMINION COM NPV	7,400.00	552,267.73	552,576.76
TOTAL EUR2.5	32,000.00	1,810,313.18	1,695,465.62
TRAVELERS COS INC COM STK	32,700.00	1,313,251.87	1,821,717.00
TRW AUTOMOTIVE HLDGS CORP COM	5,700.00	92,328.03	300,390.00
TULLOW OIL ORD GBP0.10	10,700.00	201,212.21	210,360.32
TYCO INTERNATIONAL LTD(SWITZERLAND) COM USD0.80	46,000.00	1,534,506.79	1,906,240.00
UBS AG CHF0.10	17,540.00	296,957.93	287,979.25
UGI CORP NEW COM	6,800.00	196,146.00	214,744.00
UN PAC RR CO 5.866 DUE 07-02-2030	943,084.11	950,417.39	1,082,632.27
UN PAC RR CO PASS 7.6% DUE 01-02-2020	361,164.16	361,164.16	437,684.01
UNICREDIT SPA EUR0.50	144,980.00	381,438.97	299,898.90
UNILEVER NV CVA EUR0.16	29,320.00	938,498.44	912,884.23
UNILEVER PLC ORD GBP0.031111	17,500.00	550,894.44	535,578.70
UNION PAC CORP COM	40,649.00	3,415,074.96	3,766,536.34
UNITED PARCEL SVC INC CL B	13,072.00	868,864.97	948,765.76
United States dollar	1,113,942.60	1,113,942.60	1,113,942.60
UNITED STATES TREAS NTS DTD 00260 1% DUE08-31-2011 REG	665,000.00	669,213.97	668,350.94
UNITED STATES TREAS NTS NTS .875% DUE 02-28-2011 REG	935,000.00	937,274.20	935,986.43
UNITED TECHNOLOGIES CORP COM	6,949.00	462,962.20	547,025.28
UNITEDHEALTH GROUP INC COM	44,060.00	1,535,326.37	1,591,006.60
UNUM CORP NT 6.75 DUE 12-15-2028 BEO	223,000.00	188,401.76	215,115.61
UNUMPROVIDENT CORP SR NT 7.625% DUE 03-01-2011 BEO	71,000.00	72,691.94	71,637.72
URBAN OUTFITTERS INC COM	3,823.00	131,305.01	136,901.63
US BANCORP	33,500.00	733,684.82	903,495.00
US TREAS NTS .875 DUE 01-31-2011 REG	2,270,000.00	2,278,458.44	2,271,153.16
VERIZON COMMUNICATIONS COM	11,300.00	340,418.64	404,314.00

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

VERTEX PHARMACEUTICALS INC COM	12,307.00	422,423.88	431,114.21
VESTAS WIND SYSTEM DKK1	10,600.00	357,205.59	334,642.33
VIACOM INC NEW CL B	7,700.00	289,500.98	304,997.00
VISA INC COM CL A STK	17,737.00	1,178,910.24	1,248,330.06
VIVENDI SA EUR5.50	18,800.00	544,912.76	507,463.76
VMWARE INC CL A COM CL A COM	25,979.00	1,915,227.60	2,309,792.89
VODAFONE GROUP ORD USD0.11428571	667,740.00	1,889,792.90	1,726,063.90
VOLKSWAGEN AG NON VTG PRF NPV	3,700.00	569,040.67	600,227.97
VULCAN MATERIALS CO COM	15,600.00	786,088.11	692,016.00
WACHOVIA BK NATL ASSN MEDIUM TERM SUB BKTRANCHE # SB 00008 6 DUE 11-15-2017	425,000.00	421,612.75	471,522.63
WALGREEN CO COM	50,500.00	1,724,715.19	1,967,480.00
WAL-MART STORES INC COM	46,050.00	2,285,182.88	2,483,476.50
WALT DISNEY CO	131,167.00	4,246,455.42	4,920,074.17
WEG SA COM NPV	6,200.00	80,111.70	81,421.69
WELLPOINT INC 5.25% DUE 01-15-2016	825,000.00	806,652.51	907,113.90
WELLS FARGO & CO NEW COM STK	344,081.00	12,747,590.42	10,663,070.19
WHOLE FOODS MKT INC COM	11,882.00	452,470.64	601,110.38
WPP PLC ORD GBP0.10	50,100.00	618,069.44	616,672.82
WYNN MACAU LTD HKD0.001	69,200.00	156,617.68	154,918.76
XEROX CORP 5.625% DUE 12-15-2019	575,000.00	593,147.25	616,364.93
XEROX CORP 6.35% DUE 05-15-2018	225,000.00	247,227.75	253,629.90
XEROX CORP 6.4% DUE 03-15-2016	325,000.00	280,554.00	370,532.83
XEROX CORP 6.875% DUE 08-15-2011	500,000.00	511,847.83	517,160.00
XEROX CORP COM	250,000.00	2,171,273.22	2,880,000.00
XL GROUP PLC ORD USD0.01	45,800.00	1,015,221.14	999,356.00
XSTRATA PLC ORD GBP	27,600.00	570,280.90	647,820.66
YAHOO JAPAN CORP NPV	700.00	244,964.36	271,572.63
YAMANA GOLD INC COM NPV	14,400.00	167,399.55	184,934.45
ZURICH FINL SVCS CHF0.10	2,200.00	544,762.25	569,928.07

Grand Total	723,687,429.06	1,951,892,924.67	2,356,441,450.84

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

&&& CASH MARGIN REQUIREMENT ON FINANCIALFUTURES (COLLATERAL) HELD ELSEWHERE	1,055,000.00	1,055,000.00	1,055,000.00
&&&BOND FUTURES OFFSET — LONG	316.00	37,538,601.57	37,580,781.25
&&&INVESTMENT MANAGEMENT EXPENSE ACCRUAL	—	—	—
ACE INA HLDG INC 5.6% DUE 05-15-2015	220,000.00	219,122.20	242,419.76
ALLSTATE CORP 6.75% DUE 05-15-2018	305,000.00	338,278.08	352,675.47
ALLSTATE CORP SR NT 7.45 DUE 05-16-2019	120,000.00	125,070.20	145,638.13
ALLSTATE LIFE GL FDG SECD MED TRM TRANCHE # TR 00039 5.375 DUE 4-30-2013	765,000.00	833,911.20	833,054.40
ALTRIA GROUP INC 9.25% DUE 08-06-2019	715,000.00	857,602.45	933,103.60
AMEREN CORP 8.875% DUE 05-15-2014	155,000.00	154,232.75	174,401.20
AMERICAN EXPRESS CR CORP TRANCHE # TR 00071 7.3% DUE 08-20-2013	675,000.00	741,311.80	760,629.15
AMERIPRISE FINL 7.3% DUE 06-28-2019	245,000.00	265,402.67	289,500.33
AMERN EXPRESS BK FSB MEDIUM TERM BK N TRANCHE # TR 00061 5.5 DUE 04-16-2013	770,000.00	832,346.90	829,900.61
AMERN EXPRESS CR 5.125% DUE 08-25-2014	120,000.00	124,102.80	129,382.08
AMERN EXPRESS CR CORP MEDIUM TERM NTS TRANCHE # TR 00069 5.875 DUE 05-02-2013	170,000.00	164,813.30	184,881.46
AMERN INTL GROUP 5.05% DUE 10-01-2015	540,000.00	550,312.50	554,342.40
ANADARKO PETE CORP 5.95% DUE 09-15-2016	115,000.00	104,181.95	123,543.24
ANADARKO PETE CORP 6.375% DUE 09-15-2017	1,000,000.00	1,139,860.00	1,089,307.00
ANGLO AMERN CAP 2.15% DUE 09-27-2013	330,000.00	329,722.80	332,837.34
ANHEUSER BUSCH COS 5% DUE 01-15-2015	345,000.00	386,206.80	373,015.73
ANHEUSER BUSCH COS 5% DUE 03-01-2019	220,000.00	227,603.20	232,967.02
ANHEUSER BUSCH COS INC 4.95 DUE 01-15-2014 BEO	652,000.00	706,207.28	701,578.73
AOL TIME WARNER 7.625% DUE 04-15-2031	1,395,000.00	1,674,306.90	1,695,877.79
AON CORP 3.5% DUE 09-30-2015	725,000.00	732,632.45	725,357.43
AON CORP 5% DUE 09-30-2020	180,000.00	179,346.60	181,674.18
ARAB REP EGYPT GTD NT 4.45% DUE 09-15-2015 REG	930,000.00	1,018,283.95	1,019,335.80
ARCELORMITTAL SA NT 5.25 DUE 08-05-2020	485,000.00	477,526.15	479,482.16
AT&T INC 5.6% DUE 05-15-2018	485,000.00	484,459.60	541,135.84
AT&T INC 6.3% DUE 01-15-2038	1,550,000.00	1,611,349.00	1,635,169.40
AT&T INC 6.7% DUE 11-15-2013	800,000.00	918,488.00	908,936.00
AT&T INC SR NT 2.5 DUE 08-15-2015	105,000.00	107,095.80	104,631.03
AUSTRALIA & NEW ZEALAND BKG GROUP LTD SR3.7 13 JAN 2015 144A	960,000.00	997,190.40	989,304.00
AUTOZONE INC 5.75% DUE 01-15-2015	305,000.00	347,367.55	335,603.40
AVALONBAY CMNTYS INC MTN BEO TRANCHE # TR 00007 6.125 DUE 11-01-2012	460,000.00	500,535.20	496,348.74

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

BAE SYS HLDGS INC 4.95% DUE 06-01-2014	235,000.00	234,527.65	251,941.86
BANK AMER CORP 5.625% DUE 07-01-2020	1,710,000.00	1,719,866.70	1,743,331.32
BANK AMER CORP 5.75% DUE 12-01-2017	780,000.00	784,699.45	811,688.28
BANK ONE CORP 5.25% DUE 01-30-2013	140,000.00	138,979.40	149,522.52
BANKAMERICA CORP 7.125 DUE 10-15-2011 REG	85,000.00	98,001.60	89,118.17
BARCLAYS BK PLC 5.125% DUE 01-08-2020	815,000.00	830,868.05	832,324.46
BB&T CORP 4.75% DUE 10-01-2012	201,000.00	211,944.45	212,074.50
BEAR STEARNS AST FLTG RT .7695% DUE 07-25-2035	316,520.40	288,132.48	304,732.23
BSTN PPTYS LTD 5% DUE 06-01-2015	20,000.00	19,369.40	21,447.84
BSTN PPTYS LTD 5.625% DUE 04-15-2015	90,000.00	89,908.20	98,413.11
BSTN PPTYS LTD 5.875% DUE 10-15-2019	250,000.00	250,405.00	271,112.00
BSTN PPTYS LTD 6.25% DUE 01-15-2013	53,000.00	52,814.50	57,790.62
BURL NORTHN SANTA 3.6% DUE 09-01-2020	900,000.00	898,812.00	861,619.50
CANADA GOVT USD BD 2.375% DUE 09-10-2014REG	940,000.00	936,613.95	969,164.44
CAP 1 BK USA NATL 8.8% DUE 07-15-2019	180,000.00	191,532.75	221,407.02
CAP 1 FINL CORP 6.75% DUE 09-15-2017	695,000.00	840,950.00	800,892.29
CARMAX AUTO OWNER 1.41% DUE 02-16-2016	1,050,000.00	1,049,864.97	1,031,711.10
CATERPILLAR FINL TRANCHE # TR 00821 7.15DUE 02-15-2019	360,000.00	360,174.20	442,678.32
CDN NAT RES LTD 5.15% DUE 02-01-2013	700,000.00	752,115.00	754,394.20
CENTERPOINT ENERGY 7% DUE 03-01-2014	120,000.00	119,973.60	137,142.12
CITIGROUP FDG INC NT 1.875 DUE 10-22-2012	725,000.00	740,694.74	739,519.58
CITIGROUP INC 5.5% DUE 02-15-2017	2,740,000.00	2,829,652.80	2,836,012.34
CITIGROUP INC 5.5% DUE 04-11-2013	525,000.00	464,577.75	559,035.75
CITIGROUP INC 6% DUE 08-15-2017	545,000.00	523,050.35	591,159.87
CITIGROUP INC 6.01% DUE 01-15-2015	700,000.00	733,523.00	767,918.20
CITIGROUP INC 6.125% DUE 05-15-2018	715,000.00	669,086.79	783,301.81
CITIGROUP INC 6.125% DUE 11-21-2017	140,000.00	142,261.00	153,424.04
CITIGROUP INC 6.375% DUE 08-12-2014	220,000.00	232,075.80	243,145.54
CITIGROUP INC SR NT 5.3% DUE 01-07-2016	250,000.00	215,025.00	265,448.75
CITIGROUP INC SUB NT 5% DUE 09-15-2014	65,000.00	67,057.25	67,241.07
CLEV ELEC ILLUM CO 5.65% DUE 12-15-2013	115,000.00	114,080.00	125,750.89
CLOROX CO 5.95% DUE 10-15-2017	1,000,000.00	1,119,870.00	1,115,739.00
CMO BEAR STEARN CML MTG SECS TR 07-PWR16PTHRU CTF CL A-AB VAR 6-11-40 REG	185,000.00	188,020.70	198,068.22

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

CMO BEAR STEARNS COML MTG SECS INC 2003-TOP12 CL A3 4.24 DUE 08-13-2039 REG	153,860.93	154,703.77	156,244.24
CMO BEAR STEARNS COML MTG SECS INC 2004-PWR3 CL A4 4.715 DUE 02-11-2041 REG	760,000.00	780,929.69	801,905.64
CMO BEAR STEARNS COML MTG SECS INC 2004-TOP14 CTF A-4 5.2 1-12-41 REG	200,000.00	210,031.25	213,921.80
CMO BEAR STEARNS COML MTG SECS INC 2006-TOP22 CL A-4 DUE 04-12-2038 REG	460,000.00	488,821.88	499,939.50
CMO CITIGROUP COML MTG TR 2004-C1 COML MTG PASS THRU CTF CL A-4 4-15-40	450,000.00	473,501.95	483,215.85
CMO CITIGROUP COML MTG TR 2006-C5 CL A-45.4310002327% DUE 10-15-2049 BEO	1,200,000.00	1,210,500.00	1,281,670.80
CMO CR SUISSE 1ST BSTN MTG SECS CORP 2004-C3 A-3 4.302 07-15-36 REG	41,288.31	41,247.02	41,262.67
CMO CREDIT SUISSE FIRST BSTN MTG TR SER 2006-C2 CL A-1 5.25 DUE 03-15-2039 BEO	173,811.61	169,683.57	174,053.03
CMO CSFB MTG SECS CORP MSC SER 01-CKN5 CL A4 5.435 DUE 7-15-2011 BEO	305,792.78	306,357.51	310,715.74
CMO GE COML MTG CORP 2004-C3 CL A-4 5.189% DUE 07-10-2039 REG	1,200,000.00	1,283,278.66	1,274,847.60
CMO GE COML MTG CORP 2005-C4 CL A-4 DUE 11-10-2045 REG	800,000.00	830,062.50	858,178.40
CMO GE COML MTG CORP GECMC 04-C2 4.89300012589% DUE 03-10-2040 BEO	1,280,000.00	1,332,750.00	1,353,340.16
CMO J P MORGAN CHASE COML MTG SECS CORP 2004-PNC1 COML A-4 DUE 06-12-2041 REG	1,411,000.00	1,421,506.35	1,505,999.81
CMO J P MORGAN CHASE COML MTG SECS TR 2006-L CL A-M 5.8755 DUE 04-17-2045 REG	1,950,000.00	1,998,206.25	2,022,153.90
CMO LB-UBS COML MTG TR 2001-C3 CL A-2 6.365 EXP 6-15-11 FINAL 12-15-28 BEO	230,549.09	238,438.19	233,389.45
CMO LB-UBS COML MTG TR 2006-C1 PASSTHRU CTF CL A-4 5.156 DUE 2-15-2031	445,000.00	401,230.08	475,339.21
CMO MERRILL LYNCH MTG TR SER 2005-CKI1 CL A2 5.211274% DUE 11-12-2037 BEO	82,166.00	82,615.76	82,441.42
CMO SER 2006-C7 CL A4 FLT RT DUE 06-10-2046 REG	720,000.00	747,196.88	787,229.28
CMO TIAA SEASONED COML MTG TR 2007-C4 MTG PTHRU CTF CL A-3 DUE 8-15-39 REG	195,000.00	195,808.47	214,351.41
CNA FINL CORP 5.85% DUE 12-15-2014	185,000.00	194,927.10	195,185.55
CNA FINL CORP NT 5.875 DUE 08-15-2020	375,000.00	374,806.80	373,377.38
CNH EQUIP TR 1.17% DUE 05-15-2015	1,045,000.00	1,044,950.57	1,043,370.85
CNH EQUIP TR 1.74000000954% DUE 01-17-2017	1,170,000.00	1,169,725.99	1,161,674.28
CNH EQUIP TR 2.49000000954% DUE 01-15-2016	1,425,000.00	1,477,769.53	1,456,985.55
COMCAST CORP NEW 4.95% DUE 06-15-2016	325,000.00	349,716.25	350,157.28
COMCAST CORP NEW 5.15% DUE 03-01-2020	620,000.00	665,432.20	651,213.28
COMCAST CORP NEW 6.3% DUE 11-15-2017	430,000.00	503,530.50	492,327.64
COMCAST CORP NEW 6.5 DUE 15-01-2017	2,485,000.00	2,838,921.45	2,864,638.42
COMCAST CORP NEW 6.5% DUE 01-15-2015	45,000.00	49,497.75	51,242.76
CONOCOPHILLIPS 5.5% DUE 04-15-2013	750,000.00	822,645.00	822,385.50
CONS EDISON CO N Y 5.3% DUE 12-01-2016	475,000.00	473,651.00	533,409.33
CR SUISSE 1ST BSTN 5.5% DUE 08-15-2013	1,000,000.00	1,093,750.00	1,094,550.00
CR SUISSE AG 5.4% DUE 01-14-2020	390,000.00	408,731.31	398,296.86

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

CR SUISSE N Y BRH FORMERLY CR S SUB 6 DUE 02-15-2018 BEO	90,000.00	92,527.06	96,506.46
CSX CORP 5.75% DUE 03-15-2013	700,000.00	761,922.00	763,234.50
CVS CAREMARK CORP 6.125% DUE 08-15-2016	500,000.00	518,745.00	567,291.50
DET EDISON 6.62% DUE 03-01-2016	1,425,000.00	1,654,558.59	1,653,480.23
DEVON FING CORP U 6.875% DUE 09-30-2011	100,000.00	105,221.00	104,470.80
DEXIA CR LOC NEW YORK BRH NT 144A 2.75% DUE 04-29-2014 BEO	1,650,000.00	1,651,122.40	1,673,814.45
DIAGEO CAP PLC GTD NT 4.828 DUE 07-15-2020	405,000.00	458,860.95	427,343.85
DIRECTV HLDGS LLC 5.2% DUE 03-15-2020	220,000.00	215,908.00	228,070.26
DIRECTV HLDGS LLC 5.875% DUE 10-01-2019	405,000.00	440,949.40	440,171.42
DNB NOR 2.1% DUE 10-14-2015	1,365,000.00	1,325,441.34	1,298,110.91
DOW CHEM CO 8.55% DUE 05-15-2019	510,000.00	646,506.60	639,156.48
DU PONT E I DE NEMOURS & CO NT 3.625 DUE01-15-2021	270,000.00	269,619.30	261,054.09
DUKE CAP CORP 8% DUE 10-01-2019	675,000.00	828,312.75	822,322.80
DUKE ENERGY 5.1% DUE 04-15-2018	155,000.00	154,517.95	170,250.30
DUKE ENERGY CORP SR NT 6.3% DUE 02-01-2014/01-26-2009	900,000.00	954,385.87	1,002,460.50
DUKE RLTY LTD 8.25% DUE 08-15-2019	330,000.00	367,391.20	388,790.82
EKSPORTFINANS A S 3% DUE 11-17-2014	335,000.00	351,100.10	345,694.88
EKSPORTFINANS A S 5.5% DUE 06-26-2017	285,000.00	328,080.60	319,870.89
ELECTR DATA SYS STEP CPN 6% DUE 08-01-2013	310,000.00	331,473.60	345,537.78
EMBARQ CORP 7.082% DUE 06-01-2016	65,000.00	66,947.29	71,884.02
ENBRIDGE ENERGY 5.875% DUE 12-15-2016	900,000.00	990,729.00	1,002,003.30
ENEL FIN INTL S A 3.875% DUE 10-07-2014/10-07-2009	815,000.00	828,912.05	828,766.98
ENTERGY ARK INC 5.4% DUE 08-01-2013	265,000.00	264,981.45	288,905.65
ENTERGY TEX INC 7.125% DUE 02-01-2019	165,000.00	177,782.10	192,180.29
EOG RES INC 4.1% DUE 02-01-2021	300,000.00	298,728.00	295,056.60
EXPORT IMPORT BK KOREA NT 5.875% DUE 01-14-2015 REG	400,000.00	397,704.00	433,171.60
EXPRESS SCRIPTS 6.25% DUE 06-15-2014	355,000.00	372,751.70	396,876.51
FANNIE MAE 1.5% DUE 06-26-2013	4,900,000.00	5,003,497.80	4,970,275.80
FED RLTY INVT TR 5.65% DUE 06-01-2016	155,000.00	155,000.00	166,687.62
FED RLTY INVT TR 6% DUE 07-15-2012	75,000.00	74,925.75	79,591.88
FEDERAL HOME LN MTG CORP POOL #A22684 5.5% 10-01-2034 BEO	1,070,469.76	1,139,046.73	1,156,096.64
FEDERAL HOME LN MTG CORP POOL #A34054 6%04-01-2035 BEO	463,374.96	506,237.14	506,904.40
FEDERAL HOME LN MTG CORP POOL #A46092 5%07-01-2035 BEO	341,302.82	331,970.34	360,301.44

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

FEDERAL HOME LN MTG CORP POOL #A61558 6.5% 10-01-2036 BEO	543,666.17	589,198.20	615,723.68
FEDERAL HOME LN MTG CORP POOL #A64391 6%08-01-2037 BEO	392,787.02	393,830.37	427,864.47
FEDERAL HOME LN MTG CORP POOL #A68726 6.5% 11-01-2037 BEO	744,394.22	760,910.47	826,075.11
FEDERAL HOME LN MTG CORP POOL #A78952 5.5% 12-01-2037 BEO	956,353.55	1,007,252.58	1,020,347.95
FEDERAL HOME LN MTG CORP POOL #A79570 5.5% 07-01-2038 BEO	346,755.39	366,233.28	369,850.34
FEDERAL HOME LN MTG CORP POOL #A83000 5.5% 11-01-2038 BEO	952,752.29	968,978.86	1,031,452.49
FEDERAL HOME LN MTG CORP POOL #A86783 4.5% 06-01-2039 BEO	179,047.83	180,250.82	183,646.67
FEDERAL HOME LN MTG CORP POOL #A86809 4.5% 06-01-2039 BEO	263,001.38	264,634.87	269,756.57
FEDERAL HOME LN MTG CORP POOL #A87263 5.5% 07-01-2039 BEO	611,686.51	642,366.39	656,632.01
FEDERAL HOME LN MTG CORP POOL #A87441 4%07-01-2039 BEO	829,892.07	803,925.53	825,755.06
FEDERAL HOME LN MTG CORP POOL #A88355 4.5% 09-01-2039 BEO	471,062.43	472,976.12	483,161.67
FEDERAL HOME LN MTG CORP POOL #A89640 5%11-01-2039 BEO	3,157,670.30	3,349,307.69	3,333,442.02
FEDERAL HOME LN MTG CORP POOL #A90207 5%12-01-2039 BEO	1,592,565.53	1,658,507.69	1,689,178.52
FEDERAL HOME LN MTG CORP POOL #A90319 5%12-01-2039 BEO	950,129.64	1,012,333.43	1,003,018.61
FEDERAL HOME LN MTG CORP POOL #A91927 4.5% 04-01-2040 BEO	1,280,800.18	1,280,572.45	1,313,697.53
FEDERAL HOME LN MTG CORP POOL #A92357 5.5% 05-01-2040 BEO	2,509,991.70	2,703,731.68	2,676,379.05
FEDERAL HOME LN MTG CORP POOL #A92473 4.5% 06-01-2040 BEO	354,238.37	361,682.90	363,336.98
FEDERAL HOME LN MTG CORP POOL #A93101 5%07-01-2040 BEO	1,124,620.17	1,182,256.95	1,180,193.28
FEDERAL HOME LN MTG CORP POOL #A93107 5.5% 07-01-2040 BEO	1,962,451.44	2,120,060.83	2,092,542.35
FEDERAL HOME LN MTG CORP POOL #A9-3585 5% 08-01-2040 BEO	724,408.70	765,496.25	760,205.36
FEDERAL HOME LN MTG CORP POOL #A9-4007 5% 09-01-2040 BEO	717,068.11	758,299.53	752,502.03
FEDERAL HOME LN MTG CORP POOL #A9-4251 4% 10-01-2040 BEO	398,721.46	408,673.92	396,235.43
FEDERAL HOME LN MTG CORP POOL #A9-4640 4% 10-01-2040 BEO	1,395,571.60	1,442,890.20	1,387,742.44
FEDERAL HOME LN MTG CORP POOL #A9-5529 4.5% 12-01-2040 BEO	280,000.00	285,993.75	287,191.80
FEDERAL HOME LN MTG CORP POOL #C01847 5.5% 06-01-2034 BEO	1,090,519.75	1,055,418.66	1,169,967.39
FEDERAL HOME LN MTG CORP POOL #C03027 6%09-01-2037 BEO	168,314.62	168,735.42	183,871.77
FEDERAL HOME LN MTG CORP POOL #C91296 5%04-01-2030 BEO	291,574.60	305,424.39	305,982.76
FEDERAL HOME LN MTG CORP POOL #D9-8047 6% 08-01-2028 BEO	75,601.43	82,275.61	81,927.68
FEDERAL HOME LN MTG CORP POOL #G01548 7.5% 07-01-2032 BEO	441,780.97	487,824.66	515,496.10
FEDERAL HOME LN MTG CORP POOL #G01704 5.5% 07-01-2033 BEO	49,413.93	47,892.92	53,060.18
FEDERAL HOME LN MTG CORP POOL #G01813 5%04-01-2035 BEO	617,323.25	601,025.06	650,914.89
FEDERAL HOME LN MTG CORP POOL #G01895 5%07-01-2035 BEO	240,725.66	238,017.50	253,824.75
FEDERAL HOME LN MTG CORP POOL #G02186 5%05-01-2036 BEO	503,260.74	488,556.08	530,331.14

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

FEDERAL HOME LN MTG CORP POOL #G02308 5.5% 09-01-2036 BEO	389,269.59	379,227.13	416,047.45
FEDERAL HOME LN MTG CORP POOL #G03392 6%10-01-2037 BEO	567,995.76	604,881.82	615,880.07
FEDERAL HOME LN MTG CORP POOL #G04176 5.5% 05-01-2038 BEO	1,131,779.60	1,204,018.99	1,207,159.52
FEDERAL HOME LN MTG CORP POOL #G04334 5%04-01-2038 BEO	552,143.31	571,746.65	582,533.28
FEDERAL HOME LN MTG CORP POOL #G05903 5.5% 03-01-2040 BEO	863,094.56	926,805.40	926,513.02
FEDERAL HOME LN MTG CORP POOL #G05923 5.5% 02-01-2040 BEO	323,570.04	345,613.25	345,221.73
FEDERAL HOME LN MTG CORP POOL #G08062 5%06-01-2035 BEO	186,097.52	177,752.22	196,107.71
FEDERAL HOME LN MTG CORP POOL #G08368 4.5% 10-01-2039 BEO	650,299.59	657,818.69	667,002.53
FEDERAL HOME LN MTG CORP POOL #J10665 4.5% 09-01-2024 BEO	595,558.30	612,401.44	622,358.42
FEDERAL HOME LN MTG CORP POOL #J11208 5%11-01-2024 BEO	1,161,942.55	1,225,123.17	1,243,459.79
FEDERAL HOME LN MTG CORP POOL #J11561 4.5% 01-01-2025 BEO	2,852,268.42	2,967,013.75	3,009,143.18
FEDERAL HOME LN MTG CORP POOL #J12073 4%04-01-2025 BEO	430,745.00	435,708.67	443,276.66
FEE FOR SECURITIES LENDING ACTIVITY FOR	3.00	—	—
FHLB BD 2.625 09-13-2013	2,000,000.00	2,097,220.00	2,084,290.00
FHLB DISC NT 02-25-2011 DISC	1,500,000.00	1,499,405.00	1,499,603.29
FHLMC DISC NT 01-24-2011	700,000.00	699,822.08	699,931.13
FHLMC DISC NT 05-19-2011	2,100,000.00	2,098,418.87	2,098,418.87
FHLMC DISC NT 06-27-2011	1,500,000.00	1,498,284.58	1,498,294.16
FHLMC GOLD C71284 6.5 03-01-2032	192,132.80	196,936.11	216,037.00
FHLMC GOLD G03323 6 08-01-2037	1,555,016.36	1,656,972.16	1,689,998.00
FHLMC GOLD G03512 6 10-01-2037	431,218.40	433,947.19	467,571.84
FHLMC GOLD G11690 4 02-01-2020	440,394.76	417,686.90	456,772.16
FHLMC GOLD G12033 4.5 12-01-2019	262,955.92	250,218.99	277,582.84
FHLMC GOLD G12034 4 06-01-2019	114,337.39	106,548.14	118,589.37
FHLMC GOLD G12080 4.5 10-01-2018	266,185.91	252,294.34	280,992.50
FHLMC GOLD G13174 5 06-01-2023	1,821,831.21	1,931,995.07	1,924,593.42
FHLMC GROUP #G10516 6 MTG PARTN CTF DUE 05-01-2011 REG	10.38	9.97	11.29
FHLMC MULTICLASS FEDERAL HOME LOAN MORTGAGE CO 5.5 5.5 05-15-2026	111,771.98	112,383.23	112,919.99
FHLMC MULTICLASS FHLMC SERIES 3351 CLASSPJ 5.5 06-15-2022/01-15-2011	46,053.59	47,086.20	46,044.70
FHLMC MULTICLASS PREASSIGN 00568 04-25-2016	201,944.38	202,560.36	224,625.36
FHLMC MULTICLASS SER 2080 CL 2080-PJ 6.###-##-####	660,567.20	687,580.11	741,200.66
FHLMC MULTICLASS SER 2672 CL GE 5.5 04-15-2029	350,333.86	351,702.35	353,244.08
FHLMC MULTICLASS SER 2672 CL TE 5 03-15-2029	591,393.41	580,212.36	608,617.15

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

FHLMC MULTICLASS SER 3317 CL PA 5 03-15-2022	91,807.04	92,753.80	92,402.59
FHLMC POOL #G13644 5 07-01-2024	365,074.24	384,910.89	385,666.62
FHLMC PREASSIGN 00012 5 02-16-2017	2,690,000.00	3,087,485.16	3,028,692.52
FHLMC PREASSIGN 00038 4.875 06-13-2018	1,200,000.00	1,305,109.09	1,342,004.40
FHLMC PREASSIGN 00049 3.75 03-27-2019	515,000.00	543,664.90	533,112.04
FHLMC PREASSIGN 00050 2.5 04-23-2014	3,000,000.00	3,135,414.00	3,108,240.00
FINANCEMENT QUE 5% DUE 10-25-2012	280,000.00	271,353.60	298,849.60
FNMA 1 DUE 09-23-2013 REG	1,750,000.00	1,751,800.75	1,747,352.25
FNMA 30 YR PASS-THROUGHS 5.5 30 YEARS SETTLES JAN	7,500,000.00	7,983,984.38	8,023,830.00
FNMA 4.375 DUE 03-15-2013 REG	2,600,000.00	2,826,242.76	2,801,552.00
FNMA DISC NT 02-09-2011	600,000.00	599,897.33	599,914.45
FNMA NOTES 1.3 07-16-2013/07-16-2012	2,300,000.00	2,297,700.00	2,309,611.70
FNMA POOL #254261 6.5% DUE 04-01-2017 REG	73,204.39	75,103.13	80,101.63
FNMA POOL #254485 7% DUE 11-01-2031 REG	19,053.78	19,890.35	21,665.62
FNMA POOL #254918 4.5% 09-01-2033 BEO	571,631.79	557,162.37	591,048.41
FNMA POOL #255706 5.5% 05-01-2035 BEO	1,400,173.77	1,508,249.68	1,505,744.07
FNMA POOL #255900 6% 10-01-2035 BEO	138,082.32	136,507.12	150,687.85
FNMA POOL #256926 6.5% 10-01-2037 BEO	331,486.31	337,753.48	368,688.36
FNMA POOL #323979 6.5% DUE 04-01-2029 REG	28,837.53	29,753.70	32,425.35
FNMA POOL #357797 5.5% 06-01-2035 BEO	177,096.16	173,803.27	190,448.86
FNMA POOL #403646 6.5% 12-01-2027 BEO	72,841.44	74,992.00	81,676.38
FNMA POOL #407591 6.5% DUE 12-01-2027 REG	80,879.67	83,267.54	90,689.57
FNMA POOL #535661 7.5% DUE 01-01-2031 REG	75,388.08	79,440.19	86,512.95
FNMA POOL #545278 7.5% DUE 11-01-2031 REG	16,249.60	17,123.01	18,638.73
FNMA POOL #545759 6.5% DUE 07-01-2032 REG	572,468.22	586,803.43	643,691.85
FNMA POOL #545817 6.5% 08-01-2032 BEO	172,968.87	177,401.22	194,488.79
FNMA POOL #555967 5.5% 11-01-2033 BEO	621,924.93	628,390.14	670,371.64
FNMA POOL #655114 7.5% DUE 08-01-2032 REG	5,102.91	5,394.71	5,862.29
FNMA POOL #725424 5.5% 04-01-2034 BEO	541,150.54	538,680.30	583,305.08
FNMA POOL #725425 5.5% 04-01-2034 BEO	148,025.32	143,098.82	158,946.33
FNMA POOL #725611 5.5% 06-01-2034 BEO	531,769.99	522,962.55	573,193.81
FNMA POOL #735224 5.5% 02-01-2035 BEO	204,647.02	205,586.26	220,588.61
FNMA POOL #735358 5.5% 02-01-2035 BEO	446,084.17	435,768.47	480,136.45

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

FNMA POOL #735403 5% 04-01-2035 BEO	1,857,955.23	1,844,020.56	1,962,745.76
FNMA POOL #735871 5.5% 07-01-2035 BEO	692,152.84	693,991.37	744,989.02
FNMA POOL #740228 5.5% 09-01-2033 BEO	550,113.99	555,314.28	596,416.53
FNMA POOL #745274 5.5% 01-01-2036 BEO	843,289.43	891,383.28	906,871.77
FNMA POOL #745428 5.5% 01-01-2036 BEO	237,465.82	254,904.72	255,370.27
FNMA POOL #759385 ADJ RT DUE 01-01-2034 BEO	652,960.39	664,114.05	681,750.07
FNMA POOL #771060 6.5% 02-01-2033 BEO	1,036,206.44	1,138,531.81	1,172,897.61
FNMA POOL #829028 4.5% 07-01-2020 BEO	336,824.87	319,246.81	355,350.24
FNMA POOL #835760 4.5% 09-01-2035 BEO	181,057.81	169,520.87	186,868.32
FNMA POOL #880993 6% 01-01-2022 BEO	420,894.17	454,144.41	461,602.63
FNMA POOL #881220 6% 03-01-2030 BEO	990,263.76	1,064,069.36	1,094,281.07
FNMA POOL #888100 5.5% 09-01-2036 BEO	208,198.41	201,822.33	224,091.44
FNMA POOL #888104 5% 05-01-2021 BEO	204,239.76	216,526.07	218,440.75
FNMA POOL #888211 7% DUE 08-01-2036 BEO	304,548.22	316,825.32	346,760.74
FNMA POOL #888475 6% 07-01-2037 BEO	272,634.17	289,998.45	296,670.96
FNMA POOL #888566 5.5% 01-01-2037 BEO	1,081,044.64	1,140,100.20	1,162,553.24
FNMA POOL #888992 6.5% DUE 11-01-2037 REG	233,982.89	240,399.14	260,242.32
FNMA POOL #889580 5.5% 06-01-2038 BEO	—	—	—
FNMA POOL #889961 5.5% 08-01-2037 BEO	314,475.68	307,056.03	338,186.52
FNMA POOL #894856 6% 09-01-2021 BEO	236,406.56	240,351.51	257,941.78
FNMA POOL #905121 6% DUE 12-01-2036 REG	458,494.95	463,438.09	499,777.84
FNMA POOL #909207 6.5% 07-01-2023 BEO	658,630.04	735,195.78	726,827.23
FNMA POOL #922227 6.5% DUE 12-01-2036 REG	190,383.24	195,799.97	213,355.83
FNMA POOL #922228 6.5% DUE 12-01-2036 REG	183,531.64	187,492.35	205,677.49
FNMA POOL #930940 5% 04-01-2039 BEO	473,917.18	490,962.76	503,904.76
FNMA POOL #931252 4% 05-01-2024 BEO	704,082.54	734,638.62	726,194.95
FNMA POOL #937666 6% DUE 06-01-2037 REG	466,361.48	460,604.85	515,639.57
FNMA POOL #953744 6.5% DUE 11-01-2037 REG	346,152.46	359,322.49	385,000.46
FNMA POOL #955005 6% 09-01-2037 BEO	237,332.72	237,240.00	258,257.16
FNMA POOL #995364 6% 10-01-2038 BEO	835,066.95	888,252.97	913,387.88
FNMA POOL #995876 6% 11-01-2038 BEO	605,962.89	644,900.75	659,387.61
FNMA POOL #AA3064 4% 06-01-2024 BEO	497,921.59	501,578.20	513,559.32
FNMA POOL #AA4415 5% 03-01-2039 BEO	657,260.95	680,835.24	695,563.49

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

FNMA POOL #AA4603 4.5% 04-01-2039 BEO	606,316.81	617,022.09	623,026.90
FNMA POOL #AA5062 4.5% 03-01-2039 BEO	349,607.38	352,543.54	359,188.02
FNMA POOL #AA9188 5% 08-01-2039 BEO	868,018.63	902,739.38	921,315.84
FNMA POOL #AA9357 4.5% 08-01-2039 BEO	578,118.83	581,506.24	594,051.78
FNMA POOL #AB1251 5% 07-01-2040 BEO	817,623.15	867,319.30	860,160.81
FNMA POOL #AC0227 5% 11-01-2039 BEO	1,643,253.04	1,700,766.90	1,747,231.52
FNMA POOL #AC0543 4.5% 09-01-2024 BEO	517,534.99	537,355.24	542,764.82
FNMA POOL #AC0771 4.5% 09-01-2039 BEO	535,919.49	541,746.46	550,689.43
FNMA POOL #AC1533 4.5% 09-01-2039 BEO	663,718.66	670,935.15	682,010.75
FNMA POOL #AC1619 5.5% 08-01-2039 BEO	537,513.21	567,160.44	581,400.09
FNMA POOL #AC1915 4% 09-01-2039 BEO	767,287.96	750,953.11	764,062.28
FNMA POOL #AC3295 5% 10-01-2024 BEO	562,338.04	599,153.63	604,601.12
FNMA POOL #AD0110 5.5% 04-01-2036 BEO	3,719,424.62	3,969,323.46	4,023,108.20
FNMA POOL #AD2179 5% 06-01-2040 BEO	403,034.31	423,186.02	424,002.57
FNMA POOL #AD4384 5.5% 05-01-2040 BEO	536,880.88	578,405.27	574,676.22
FNMA POOL #AD4775 4% 03-01-2025 BEO	234,862.01	240,852.81	242,238.09
FNMA POOL #AD5541 5% 05-01-2030 BEO	225,435.90	236,602.03	237,234.99
FNMA POOL #AD5542 5% 05-01-2030 BEO	182,384.29	191,646.00	191,930.10
FNMA POOL #AD6011 5.5% 06-01-2040 BEO	2,619,634.94	2,831,661.65	2,804,052.00
FNMA POOL #AD7112 5.5% 07-01-2040 BEO	913,331.49	986,968.83	977,628.20
FNMA POOL #AD8316 5% 07-01-2040 BEO	2,592,511.01	2,722,136.55	2,727,388.99
FNMA POOL #AD8431 4.5% 09-01-2040 BEO	535,792.12	562,707.30	550,474.97
FNMA POOL #AD8676 5% 07-01-2040 BEO	1,724,386.07	1,822,999.41	1,830,265.10
FNMA POOL #AD9321 5% 08-01-2040 BEO	2,555,087.97	2,714,381.73	2,699,197.49
FNMA POOL #AD9483 5% 07-01-2040 BEO	123,834.53	130,026.25	130,277.15
FNMA POOL #AD9816 4% 07-01-2025 BEO	769,212.54	799,169.77	795,173.46
FNMA POOL #AE0178 6% 08-01-2024 BEO	1,106,162.58	1,209,173.98	1,212,458.17
FNMA POOL #AE2321 4% 08-01-2025 BEO	648,376.46	677,553.40	670,259.17
FNMA POOL #AE4273 5% 09-01-2040 BEO	2,612,157.33	2,783,580.16	2,764,383.41
FNMA POOL #AE5133 5% 11-01-2040 BEO	2,696,773.47	2,859,843.99	2,837,075.81
FNMA POOL #AE5188 4.5% 09-01-2040 BEO	298,773.99	314,459.62	307,895.26
FNMA POOL #AE7229 4.5% 12-01-2040 BEO	3,042,236.00	3,117,341.20	3,125,605.44
FNMA POOL #AE8722 4% 11-01-2040 BEO	723,887.40	746,367.49	720,844.18

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

FNMA POOL #AE8852 4.5% 12-01-2040 BEO	2,800,000.00	2,875,250.00	2,876,731.20
FNMA POOL #MA0156 5% 08-01-2029 BEO	206,033.96	217,719.95	216,817.57
FNMA POOL #MA0193 5.5% 08-01-2024 BEO	1,978,938.63	2,102,931.52	2,128,904.58
FNMA POOL #MA0321 5.5% 01-01-2030 BEO	205,604.16	221,313.60	220,463.79
FNMA PREASSIGN 00755 5.5 02-25-2030	126,594.94	126,033.26	130,410.76
FNMA REMIC 5 05-25-2035	201,497.57	197,530.57	215,416.01
FNMA REMIC SER 2006-73 CL PJ 6 02-25-2028	23,946.02	24,018.05	23,963.50
FNMA SER 2002-T3 CL B 5.763 12-25-2011	310,000.00	332,475.00	324,386.17
FNMA SINGLE FAMILY MORTGAGE 4% 30 YEARS SETTLES JANUARY	1,200,000.00	1,188,161.23	1,193,625.60
FNMA SINGLE FAMILY MORTGAGE 4.5% 15 YEARS SETTLES JANUARY	7,500,000.00	7,836,328.13	7,862,107.50
FNMA SINGLE FAMILY MORTGAGE 4.5% 30 YEARS SETTLES JANUARY	2,400,000.00	2,465,250.00	2,463,374.40
FUT MAR 11 10 YR T-NOTES	(9.00)	(1,084,921.87)	(1,083,937.50)
FUT MAR 11 5 YR T NOTE	(200.00)	(23,554,617.19)	(23,543,750.00)
FUT MAR 11 CBT UL T-BONDS	23.00	2,879,999.99	2,923,156.25
FUT MAR 11 U.S. T-BONDS	(130.00)	(15,779,062.50)	(15,876,250.00)
GE GLOBAL INS HLDG 6.45% DUE 03-01-2019	235,000.00	241,993.60	250,840.88
GEN ELEC CAP CORP 2.125 DUE 12-21-2012 FDIC GTD	1,760,000.00	1,820,843.20	1,808,287.36
GEN ELEC CAP CORP 2.25% DUE 11-09-2015	470,000.00	469,647.50	451,836.85
GEN ELEC CAP CORP 2.8% DUE 01-08-2013	900,000.00	904,752.00	920,071.80
GEN ELEC CAP CORP 5.875% DUE 01-14-2038	2,140,000.00	2,150,892.60	2,221,424.86
GEN ELEC CAP CORP 6% DUE 08-07-2019	385,000.00	412,586.60	428,347.54
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00575 5.45 DUE 01-15-2013	740,000.00	805,430.80	795,795.26
GENERAL ELEC CAP CORP MEDIUM TERM NTS BOOK ENTRY MTN 4.375% DUE 09-16-2020	295,000.00	284,642.55	290,326.32
GENERAL ELEC CO 5.25% DUE 12-06-2017	220,000.00	222,045.41	237,620.68
GLAXOSMITHKLINE 5.65% DUE 05-15-2018	500,000.00	503,935.00	571,714.50
GMAC INC FDIC GTD SR NT 1.75 DUE 10-30-2012	1,785,000.00	1,817,978.96	1,816,615.92
GNMA II JUMBOS 5% 30 YEARS SETTLES JANUARY	2,000,000.00	2,115,546.87	2,125,950.00
GNMA POOL #003624 5.5% 10-20-2034 BEO	1,047,478.47	1,005,415.64	1,132,866.82
GNMA POOL #004222 6% 08-20-2038 BEO	42,444.51	42,782.75	46,564.05
GNMA POOL #004853 4% 11-20-2040 BEO	274,999.01	281,959.93	277,239.70
GNMA POOL #592128 SER 2032 7% DUE 11-15-2032 REG	5,287.24	5,627.62	6,054.66
GNMA POOL #596796 SER 2032 7% DUE 12-15-2032 REG	13,914.86	14,810.58	15,934.55
GNMA POOL #657162 SER 2037 6% DUE 07-15-2037 REG	89,657.59	89,202.29	98,739.46

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

GNMA POOL #658058 6% 08-15-2036 BEO	278,134.11	287,043.10	306,655.37
GNMA POOL #670159 6.5% 01-15-2039 BEO	589,004.00	656,463.36	665,770.66
GNMA POOL #671023 6% 08-15-2037 BEO	180,852.40	180,562.76	199,171.84
GNMA POOL #674084 5% 05-15-2038 BEO	312,906.60	324,347.25	332,886.00
GNMA POOL #680587 5.5% 08-15-2040 BEO	807,494.31	873,103.23	873,477.90
GNMA POOL #682459 4.5% 02-15-2040 BEO	372,669.20	377,647.84	387,418.33
GNMA POOL #689858 6% 09-15-2038 BEO	265,937.43	269,968.05	292,792.59
GNMA POOL #693518 5.5% 07-15-2038 BEO	222,823.18	226,740.00	245,487.42
GNMA POOL #694434 6.5% 09-15-2038 BEO	574,027.94	639,772.08	650,098.12
GNMA POOL #694435 6.5% 09-15-2038 BEO	532,359.45	593,331.25	602,907.72
GNMA POOL #698091 4.5% 04-15-2039 BEO	330,999.82	335,861.40	344,099.80
GNMA POOL #699277 SER 2038 6% DUE 09-15-2038 BEO	75,700.93	75,724.59	83,345.44
GNMA POOL #706848 5.5% 05-15-2040 BEO	1,304,164.98	1,410,128.37	1,428,600.58
GNMA POOL #706849 5.5% 05-15-2040 BEO	2,739,861.71	2,962,475.47	3,001,282.88
GNMA POOL #708590 4.5% 05-15-2039 BEO	415,263.41	423,617.34	431,698.29
GNMA POOL #712972 4.5% 04-15-2039 BEO	617,494.66	626,298.77	641,933.25
GNMA POOL #714109 SER 2039 4.5% DUE 08-15-2039 REG	446,377.44	449,795.01	464,043.72
GNMA POOL #717182 4.5% 06-15-2039 BEO	216,980.29	218,929.71	225,567.72
GNMA POOL #718976 5.5% 10-15-2039 BEO	190,698.53	206,967.50	207,997.56
GNMA POOL #719222 4.5% 07-15-2040 BEO	1,965,255.54	2,081,328.44	2,054,089.02
GNMA POOL #721767 4.5% 08-15-2040 BEO	715,663.51	754,913.18	748,012.93
GNMA POOL #726323 SER 2039 5% DUE 09-15-2039 REG	532,922.72	555,571.95	570,614.21
GNMA POOL #736632 5.5% 10-15-2032 BEO	760,975.70	820,902.53	834,572.70
GNMA POOL #736633 5.5% 02-15-2029 BEO	962,555.00	1,038,356.20	1,055,647.54
GNMA POOL #737188 4.5% 04-15-2040 BEO	705,913.00	711,538.24	733,850.92
GNMA POOL #740958 5.5% 06-15-2040 BEO	691,714.74	748,267.84	748,237.52
GNMA POOL #743760 4.5% 10-15-2040 BEO	996,630.41	1,048,719.92	1,036,074.05
GNMA POOL #751018 4% 09-15-2040 BEO	383,051.61	399,091.90	386,528.95
GNMA POOL #781862 5.5% 01-15-2035 BEO	451,169.75	458,430.75	490,292.48
GNMA POOL #782131 5.5% 12-15-2036 BEO	263,064.47	269,548.60	285,259.22
GNMAII POOL #003151 SER 2031 7% DUE 10-20-2031 REG	52,067.03	54,759.84	59,471.07
GNMAII POOL #003229 SER 2032 7% DUE 04-20-2032 REG	23,160.60	24,333.13	26,406.56
GNMAII POOL #003240 SER 2032 7% DUE 05-20-2032 REG	23,335.49	24,516.85	26,653.12

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

GNMAII POOL #003599 SER 2034 6.5% DUE 08-20-2034 REG	60,068.06	61,541.62	67,841.35
GNMAII POOL #003774 SER 2035 5.5 DUE 10-20-2035 REG	339,654.51	334,612.75	367,279.63
GNMAII POOL #004696 SER 2040 4.5% DUE 05-20-2040 REG	529,600.76	542,178.79	550,560.77
GNMAII POOL #782156 SER 2037 5% DUE 05-20-2037 REG	437,530.20	470,003.15	465,625.76
GOLD FIELDS OROGEN 4.875% DUE 10-07-2020	475,000.00	471,660.75	454,401.15
GOLDMAN SACHS 5.125% DUE 01-15-2015	110,000.00	115,013.80	118,182.24
GOLDMAN SACHS 5.15% DUE 01-15-2014	125,000.00	131,768.53	134,633.00
GOLDMAN SACHS 6.25% DUE 09-01-2017	2,180,000.00	2,364,869.30	2,405,741.19
GTE CORP 6.84% DUE 04-15-2018	350,000.00	396,249.00	396,765.95
HARSCO CORP 2.7% DUE 10-15-2015	450,000.00	449,568.00	438,530.85
HARTFORD FINL SVCS 5.5% DUE 03-30-2020	165,000.00	164,595.75	167,378.64
HARTFORD FINL SVCS 5.5% DUE 10-15-2016	355,000.00	383,698.20	368,384.92
HEALTHCARE RLTY TR 6.5% DUE 01-17-2017	755,000.00	822,814.10	814,227.49
HESS CORP NT 8.125 DUE 02-15-2019 REG	225,000.00	282,487.50	284,258.25
HEWLETT PACKARD CO 2.2% DUE 12-01-2015	845,000.00	833,862.90	832,210.08
HEWLETT PACKARD CO 5.5% DUE 03-01-2018	280,000.00	314,605.20	315,483.56
HRPT PPTYS TR 5.75% DUE 11-01-2015	240,000.00	239,277.60	249,897.36
HRPT PPTYS TR 6.25% DUE 08-15-2016	170,000.00	162,492.80	177,374.43
HRPT PPTYS TR FLT RT NT DUE 03-16-2011/12-16-2010 BEO	138,000.00	138,000.00	137,921.34
HSBC BANK USA NA 4.875 DUE 08-24-2020 BEO	1,200,000.00	1,256,520.00	1,192,881.60
HSBC BK USA N A 4.625% DUE 04-01-2014	950,000.00	998,687.50	990,517.50
HSBC FIN CORP 6.75% DUE 05-15-2011	110,000.00	122,096.20	112,389.86
HSBC FINANCE CORP 6.375% DUE 10-15-2011	185,000.00	193,943.55	192,864.17
HYUNDAI AUTO 1.63% DUE 03-15-2017	1,000,000.00	1,010,000.00	990,067.00
ILLINOIS ST TAXABLE 4.421% DUE 01-01-2015 BEO TAXABLE N/C	370,000.00	370,000.00	373,252.30
INCOME FROM SECURITIES LENDING ACTIVITIES	3.00	—	—
INTL BUSINESS 2% DUE 01-05-2016	660,000.00	657,874.80	645,334.80
INTL PAPER CO 7.95% DUE 06-15-2018	245,000.00	282,068.50	291,540.94
JEFFERIES GROUP 3.875% DUE 11-09-2015	415,000.00	414,327.70	407,905.16
JERSEY CENT PWR & 7.35% DUE 02-01-2019	105,000.00	104,866.65	124,259.21
JPMORGAN CHASE & 4.25% DUE 10-15-2020	370,000.00	368,187.00	361,360.50
JPMORGAN CHASE & 6.3% DUE 04-23-2019	1,600,000.00	1,768,769.13	1,821,208.00
JPMORGAN CHASE & CO FORMERLY J P MORGAN 6 DUE 01-15-2018 BEO	420,000.00	413,574.25	469,033.32

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

JPMORGAN CHASE & CO FORMERLY J P MORGAN NT 5.125 DUE 09-15-2014 REG	125,000.00	124,690.00	133,008.88
JPMORGAN CHASE & CO FORMERLY J P MORGAN NT DUE 09-01-2015 REG	1,000,000.00	1,000,000.00	997,313.00
JPMORGAN CHASE BK N A NY N Y FORME 6 DUE10-01-2017	2,870,000.00	3,194,493.70	3,181,572.94
KELLOGG CO 5.125% DUE 12-03-2012	220,000.00	220,556.60	235,782.14
KEYBANK NATL ASSN 4.95% DUE 09-15-2015	1,021,000.00	1,095,236.91	1,053,445.34
KINDER MORGAN 5.3% DUE 09-15-2020	280,000.00	285,096.00	290,727.92
KINDER MORGAN 5.95% DUE 02-15-2018	200,000.00	195,579.29	220,262.80
KINDER MORGAN 6.85% DUE 02-15-2020	400,000.00	446,676.00	458,313.60
KOREA REP NT 4.25% DUE 06-01-2013 REG	350,000.00	370,188.00	366,480.45
KOREA REP NT 7.125% DUE 04-16-2019 REG	285,000.00	338,381.40	339,408.50
KRAFT FOODS INC 6% DUE 02-11-2013	230,000.00	255,051.60	251,862.88
KRAFT FOODS INC 6.5% DUE 08-11-2017	1,550,000.00	1,804,913.00	1,804,311.60
KREDITANSTALT FUR WIEDERAUFBAU KFW GLOBAL NT 4.125% DUE 10-15-2014 REG	1,225,000.00	1,363,704.10	1,331,936.38
KREDITANSTALT FUR WIEDERAUFBAU KFW SR NT1.25% DUE 10-26-2015 REG	265,000.00	263,558.40	253,324.37
KROGER CO 6.4% DUE 08-15-2017	165,000.00	193,079.70	189,446.40
LIAB: WRAPPER FOR SYNTHETIC CONTRACTS	1.00	—	(24,601,424.26)
LIBERTY PPTY LTD 5.5% DUE 12-15-2016	60,000.00	59,568.60	64,957.98
LINCOLN NATL CORP 5.65% DUE 08-27-2012	515,000.00	551,879.15	547,816.32
LLOYDS TSB BK PLC 5.8% DUE 01-13-2020	600,000.00	598,954.29	592,419.00
LORILLARD TOB CO 8.125% DUE 06-23-2019	335,000.00	368,369.35	372,764.55
MACK-CALI RLTY L P 5.125% DUE 01-15-2015	125,000.00	124,231.25	130,930.50
MACK-CALI RLTY L P 5.25% DUE 01-15-2012	350,000.00	347,620.00	359,103.15
MAGELLAN MIDSTREAM 6.55% DUE 07-15-2019	450,000.00	485,532.00	513,003.15
MBNA CORP SR MEDIUM TERM NTS BEO TRANCHE# SR 00056 6.125 DUE 03-01-2013	480,000.00	517,348.80	515,361.12
MERCK & CO INC NEW 2.25% DUE 01-15-2016	415,000.00	413,999.85	409,783.04
MERRILL LYNCH & CO 6.05% DUE 05-16-2016	285,000.00	282,055.95	293,638.64
MERRILL LYNCH & CO INC TRANCHE # TR 00677 6.875% DUE 04-25-2018	795,000.00	788,543.95	870,014.61
MET LIFE GLOBAL FDG I MEDIUM TE TRANCHE # TR 00048 2.875 DUE 09-17-2012	365,000.00	371,489.70	374,100.91
METLIFE INC 5% DUE 06-15-2015	545,000.00	543,523.05	590,238.27
MIDAMERICAN ENERGY 6.5% DUE 09-15-2037	1,810,000.00	2,028,792.80	2,047,499.15
MORGAN STANLEY 5.5% DUE 01-26-2020	630,000.00	638,448.30	635,055.75
MORGAN STANLEY FORMERLY MORGAN STANLEY MORGAN STANLEY 5.95 DUE 12-28-2017	2,010,000.00	2,093,792.40	2,126,660.40
MORGAN STANLEY MTN 5.375 DUE 10-15-2015	1,125,000.00	1,163,856.84	1,181,665.13

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

NABISCO INC 7.55% DUE 06-15-2015	355,000.00	426,631.90	418,778.95
NASDAQ OMX GROUP 4% DUE 01-15-2015	340,000.00	338,266.00	346,062.88
NATL CY BK CLEV OH MEDIUM T TRANCHE # SB00007 5.8 DUE 06-07-2017	265,000.00	272,780.40	285,854.97
NCUA GTD NTS TR 2010-C1 GTD NT CL A-PT 2.65% DUE 10-29-2020 REG	1,791,125.04	1,800,038.89	1,744,059.65
NEVADA PWR CO 6.5% DUE 08-01-2018	270,000.00	278,846.10	311,749.56
NEVADA PWR CO 7.125% DUE 03-15-2019	290,000.00	289,678.10	341,599.41
NEWS AMER INC 5.3 DUE 12-15-2014	375,000.00	426,371.25	414,387.38
NEWS AMER INC 6.65% DUE 11-15-2037	1,215,000.00	1,323,645.30	1,345,723.07
NIAGARA MOHAWK PWR 4.881% DUE 08-15-2019	305,000.00	305,000.00	323,874.01
NISOURCE FIN CORP 6.125% DUE 03-01-2022	300,000.00	311,874.00	323,237.10
NISOURCE FIN CORP 6.8% DUE 01-15-2019	80,000.00	79,779.20	92,560.08
NORSK HYDRO A S 7.15% DUE 11-15-2025	110,000.00	127,078.60	133,273.69
NORSK HYDRO A S 7.25% DUE 09-23-2027	340,000.00	395,838.20	428,137.52
NORTHERN TR CORP 4.625% DUE 05-01-2014	500,000.00	500,000.00	540,563.00
NORTHROP GRUMMAN 1.85% DUE 11-15-2015	1,050,000.00	1,008,157.50	1,006,752.60
NOVARTIS SECS INVT 5.125% DUE 02-10-2019	270,000.00	311,445.00	298,629.18
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	30,125,118.35	30,125,118.35	30,125,118.35
ONCOR ELEC 7% DUE 09-01-2022	250,000.00	316,202.50	293,668.00
ONEOK PARTNERS L P 5.9% DUE 04-01-2012	750,000.00	762,270.00	792,073.50
ONT (PROV OF) BD 1.875 DUE 09-15-2015 BEO	170,000.00	166,934.90	166,198.46
OPTION ONE MTG ACCEP CORP 2003-3 ASSET BKD CTF CL A-2 06-25-2033 BEO	195,498.29	195,452.47	142,569.08
PAC GAS & ELEC CO 8.25% DUE 10-15-2018	775,000.00	1,004,547.25	1,006,921.08
PACIFICORP 5.45% DUE 09-15-2013	1,500,000.00	1,642,620.00	1,643,536.50
PACIFICORP 6.9% DUE 11-15-2011	790,000.00	840,741.70	832,766.65
PANHANDLE EASTN 6.2% DUE 11-01-2017	420,000.00	428,972.25	447,472.20
Pending trade purchases: United States dollar	—	(74,690,949.53)	(74,690,949.53)
Pending trade sales: United States dollar	—	48,878,347.13	48,878,347.13
PEPSIAMERICAS INC 4.875% DUE 01-15-2015	120,000.00	119,241.60	132,147.36
PERU REP BD 7.125% DUE 03-30-2019 REG	785,000.00	979,287.50	938,075.00
PETROBRAS INTL FIN 5.75% DUE 01-20-2020	1,000,000.00	1,116,920.00	1,037,568.00
PHILIP MORRIS INTL 5.65% DUE 05-16-2018	160,000.00	175,606.40	180,387.84
PHILLIP MORRIS INTL INC NT 6.875 DUE 03-17-2014 BEO	715,000.00	825,646.25	823,903.80
PLAINS ALL AMERN 3.95% DUE 09-15-2015	280,000.00	294,480.80	289,317.84

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

PLAINS ALL AMERN 6.125% DUE 01-15-2017	500,000.00	515,590.00	548,988.00
PNC FDG CORP 5.4% DUE 06-10-2014	300,000.00	301,041.00	328,859.70
PNC FDG CORP 5.625% DUE 02-01-2017	660,000.00	709,106.20	705,497.76
PRIN FINL GROUP 7.875% DUE 05-15-2014	515,000.00	607,782.40	593,310.90
PROGRESS ENERGY 6.85% DUE 04-15-2012	780,000.00	846,096.00	835,510.26
PRUDENTIAL FINL INC MEDIUM TERM NTS BOOKENTRY MTN 7.375% DUE 06-15-2019	250,000.00	250,507.50	294,759.75
PRUDENTIAL FINL INC MTN BOOK TRANCHE # TR 00023 6.1 DUE 06-15-2017	100,000.00	103,203.00	110,489.70
PSE&G TRANSITION FDG LLC 2001-1 TRANSITION BD CL A-8 6.89 DUE 12-15-2017	695,000.00	829,927.73	828,808.35
PVTPL ACLC FRANCHISE LN RECEIVABLES TR 1997-A CL A-1 144A 7.12 09-17-2012 BEO	5,571.71	5,575.31	5,113.64
PVTPL ANHEUSER BUSCH INBEV WORLDWIDE INCGTD NT 144A 5.375% DUE 11-15-2014 BEO	1,820,000.00	2,007,642.00	2,005,190.46
PVTPL ANHEUSER BUSCH INBEV WORLDWIDE INCGTD NT 144A 6.875% DUE 11-15-2019 BEO	400,000.00	396,908.00	476,809.60
PVTPL BG ENERGY CAP PLC GTD NT 2.5% DUE 12-09-2015 BEO	440,000.00	437,047.60	435,940.56
PVTPL CDP FINL INC SR NT 144A 3C7 3% DUE11-25-2014 BEO	825,000.00	840,435.75	838,617.45
PVTPL CIT EQUIP COLL 2010-VT1 RECEIVBKD NT CL A-3 TALF 2.41 DUE 5-15-2013	990,000.00	1,008,639.84	998,277.39
PVTPL CITIFIN AUTO ISSUANCE TR 2009-1 NTCL A-4 TALF 144A 3.15 DUE 08-15-2016	1,200,000.00	1,250,906.25	1,235,305.20
PVTPL CMO AMERN TOWER TR I 5.4197 DUE 04-15-2037 BEO	500,000.00	547,656.25	540,628.50
PVTPL CMO EXTENDED STAY AMERICA TRUST 2010-ESHA CL A 2.9505 DUE 11-05-2015	1,028,349.69	1,028,346.60	1,011,374.72
PVTPL CMO IMPAC SECD ASSETS CORP 2006-1 MTG PTHRU CTF CL 2-A-1 VAR 1-25-36 REG	121,822.66	121,822.66	84,550.74
PVTPL COCA COLA AMATIL LTD SR NT 144A 3.25% DUE 11-02-2014 BEO	310,000.00	325,933.25	315,001.23
PVTPL HSBC FIN CORP SR SUB NT 6.676 DUE 01-15-2021	1,815,000.00	1,834,493.10	1,833,660.02
PVTPL HUTCHISON WHAMPOA INTL 03/13 LTD GTD NT 144A 6.5% DUE 02-13-2013 BEO	1,600,000.00	1,740,368.00	1,747,409.60
PVTPL KANSAS GAS & ELEC CO 1ST MTG BD 144A 6.7% DUE 06-15-2019 BEO	340,000.00	377,199.85	391,979.54
PVTPL MASS MUT LIFE INS CO SURP NT 144A 8.875 DUE 06-01-2039 BEO	1,260,000.00	1,697,799.60	1,686,418.02
PVTPL MET LIFE GLOBAL FDG I MTN TRANCHE # TR 00001 2.5 DUE 01-11-2013 BEO	1,200,000.00	1,224,036.00	1,226,208.00
PVTPL MET LIFE GLOBAL FDG I MTN TRANCHE # TR 00045 5.125 DUE 06-10-2014 BEO	1,025,000.00	1,117,834.25	1,114,939.65
PVTPL MOTIVA ENTERPRISES LLC SR NT 144A 5.75% DUE 01-15-2020/01-11-2010 BEO	1,035,000.00	1,160,969.85	1,160,970.89
PVTPL NATL CY BK CLEV OH MEDIUM T MTN 144A 5.25 DUE 12-15-2016 BEO	500,000.00	385,000.00	519,441.50
PVTPL NY LIFE GLOBAL FDG DTD 05-04-2010 144A 3 DUE 05-04-2015	1,300,000.00	1,329,614.00	1,326,985.40
PVTPL PETRONAS CAP LTD USD GTD NT 144A 7% DUE 05-22-2012 BEO	700,000.00	772,639.00	752,614.80
PVTPL ROCHE HLDGS INC GTD NT 144A 6% DUE03-01-2019/02-25-2009 BEO	700,000.00	812,483.00	813,987.30
QUEBEC PROV CDA 3.5% DUE 07-29-2020	430,000.00	428,310.10	416,266.66
QUEBEC PROV CDA NT 4.6% DUE 05-26-2015 BEO	295,000.00	303,351.70	323,815.90
QUEST DIAGNOSTICS 6.4% DUE 07-01-2017	225,000.00	224,518.50	246,434.85

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

RALCORP HLDGS INC 4.95% DUE 08-15-2020	215,000.00	214,656.00	214,173.54
REGENCY CTRS L P 5.25% DUE 08-01-2015	43,000.00	43,029.24	44,868.78
REGENCY CTRS L P 5.875% DUE 06-15-2017	70,000.00	69,668.90	74,641.35
RELIANT ENERGY TRANSITION BD CO LLC 2001-1 TRANSITION BD CL A4 5.63 09-17-13	617,083.11	661,435.96	663,777.79
REPUBLIC SVCS INC 5.5% DUE 09-15-2019	540,000.00	545,488.14	588,889.44
RIO TINTO FIN USA 9% DUE 05-01-2019	245,000.00	305,503.15	329,046.27
ROWAN COS INC 7.875% DUE 08-01-2019	160,000.00	158,945.60	185,680.32
SAFEWAY INC 6.35% DUE 08-15-2017	375,000.00	432,540.00	418,757.63
SCHERING PLOUGH 6% DUE 09-15-2017	290,000.00	340,506.40	338,890.23
SHELL INTL FIN B V 5.2% DUE 03-22-2017/03-22-2007	750,000.00	836,715.00	831,653.25
SIMON PPTY GROUP L 5.65% DUE 02-01-2020	780,000.00	819,536.80	843,752.52
SLM CORP MEDIUM 5.375% DUE 05-15-2014	40,000.00	38,571.60	40,197.12
SOUTHERN CO 2.375% DUE 09-15-2015	1,060,000.00	1,059,798.60	1,043,458.70
SOUTHERN PWR CO 4.875% DUE 07-15-2015	240,000.00	230,556.48	259,646.40
SOUTHN CAL EDISON 4.65% DUE 04-01-2015	130,000.00	129,555.40	141,547.90
SOUTHN CAL PUB PWR AUTH PWR PROJ REV TAXABLE-REF VERDE-B 6.93 DUE 5-15-2017	690,000.00	842,496.90	823,922.10
SPAREBANK 1 1.25% DUE 10-25-2013	1,000,000.00	987,770.00	993,288.00
STAPLES INC 9.75% DUE 01-15-2014	240,000.00	277,545.25	290,844.24
STATOILHYDRO ASA 5.25 DUE 04-15-2019	280,000.00	293,946.80	311,890.32
SUNCOR ENERGY INC 6.1% DUE 06-01-2018	730,000.00	834,032.30	839,342.32
SVENSKA HANDELSBANKEN AB MEDIUM TERM SR TRANCHE # TR 00001 4.875 DUE 06-10-2014	300,000.00	299,184.00	318,896.40
TEACHERS INS & 6.85% DUE 12-16-2039	1,175,000.00	1,353,153.50	1,374,752.35
TELE COMMUNICATIONS INC 9.80 BD DUE 2-1-2012 REG	600,000.00	693,366.00	653,059.80
TELECOM ITALIA CAP 4.95% DUE 09-30-2014	800,000.00	821,928.00	819,634.40
TELECOM ITALIA CAP 6.999% DUE 06-04-2018	975,000.00	1,047,881.15	1,032,356.33
TELEFONICA 2.582% DUE 04-26-2013	850,000.00	851,853.00	850,684.25
TELEFONICA 5.984% DUE 06-20-2011	120,000.00	128,170.80	122,661.12
TELEFONOS DE MEX S 5.5 DUE 11-15-2019	325,000.00	324,132.25	343,091.78
TIME WARNER CABLE 6.75% DUE 07-01-2018	1,280,000.00	1,319,674.77	1,492,069.12
TIME WARNER CABLE 7.3% DUE 07-01-2038	1,415,000.00	1,625,863.30	1,654,577.90
TIME WARNER CABLE 8.75% DUE 02-14-2019	175,000.00	175,407.65	222,681.90
TIME WARNER INC 3.15 DUE 07-15-2015	470,000.00	486,783.70	477,528.46
TIME WARNER NEW 4.7 DUE 01-15-2021	280,000.00	283,127.60	285,087.32

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

TOTAL CAP 2.3% DUE 03-15-2016	510,000.00	508,745.40	498,201.66
UNION ELEC CO 6% DUE 04-01-2018	160,000.00	159,516.80	176,200.32
UNION PAC CORP 4% DUE 02-01-2021	740,000.00	736,485.00	729,416.52
UNIONBANCAL CORP 5.25% DUE 12-16-2013	360,000.00	384,717.60	388,183.68
UNITED MEXICAN STATES 5.875 DUE 02-17-2014/02-17-2009 REG	130,000.00	143,520.00	147,875.00
United States dollar	(471,157.74)	(471,157.74)	(471,157.74)
UNITED STATES TREAS BDS 0 DEB 15/02/2040USD1000 4.625 DUE 02-15-2040REG	500,000.00	521,582.03	523,750.00
UNITED STATES TREAS BDS 8 3/4% 15/8/2020USD1000 8.75% DUE 08-15-2020 REG	4,500,000.00	6,569,314.87	6,573,514.50
UNITED STATES TREAS BDS 8 7/8 15/8/2017 USD1000 8.875 DUE 08-15-2017 REG	10,330,000.00	14,365,770.23	14,349,010.46
UNITED STATES TREAS BDS DTD 00209 3.5% DUE 02-15-2039 REG	7,000,000.00	5,968,895.19	6,032,033.00
UNITED STATES TREAS BDS DTD 00218 3.875%DUE 08-15-2040 REG	2,125,000.00	1,932,340.14	1,957,324.75
UNITED STATES TREAS BDS DTD 02/15/1995 7.625% DUE 02-15-2025 REG	2,345,000.00	3,308,566.22	3,325,503.13
UNITED STATES TREAS BDS DTD 02/15/2001 5.375 15 FEB 2031	2,100,000.00	2,707,613.87	2,451,422.40
UNITED STATES TREAS BDS DTD 08/15/1993 6.25% DUE 08-15-2023 REG	1,560,000.00	2,103,107.18	1,960,725.00
UNITED STATES TREAS NTS 2.625 DUE 11-15-2020 REG	190,000.00	177,553.26	179,223.39
UNITED STATES TREAS NTS 3.50 DUE 05-15-2020 REG	2,500,000.00	2,563,095.94	2,560,950.00
UNITED STATES TREAS NTS DTD 00152 4.625%DUE 02-15-2017 REG	2,540,000.00	2,961,995.60	2,859,681.86
UNITED STATES TREAS NTS DTD 00250 2.375%DUE 08-31-2014 REG	3,870,000.00	4,088,858.03	4,009,080.06
UNITED STATES TREAS NTS DTD 00254 3% DUE09-30-2016 REG	45,000.00	47,332.17	46,669.91
UNITED STATES TREAS NTS DTD 00260 1% DUE08-31-2011 REG	5,135,000.00	5,152,805.97	5,160,875.27
UNITED STATES TREAS NTS DTD 00268 3.25% DUE 12-31-2016 REG	5,390,000.00	5,839,000.02	5,646,025.00
UNITED STATES TREAS NTS DTD 00273 .875% DUE 01-31-2012 REG	265,000.00	265,641.80	266,480.29
UNITED STATES TREAS NTS DTD 00275 1% DUE12-31-2011 REG	310,000.00	310,553.61	312,022.13
UNITED STATES TREAS NTS DTD 00276 .75% DUE 11-30-2011 REG	2,665,000.00	2,676,849.22	2,675,513.43
UNITED STATES TREAS NTS DTD 00277 1.375%DUE 02-15-2013 REG	2,385,000.00	2,429,066.60	2,420,961.03
UNITED STATES TREAS NTS DTD 00295 2.75% DUE 05-31-2017 REG	590,000.00	625,215.63	597,513.06
UNITED STATES TREAS NTS DTD 00305 .625% DUE 06-30-2012 REG	3,780,000.00	3,796,082.40	3,791,226.60
UNITED STATES TREAS NTS DTD 00306 2.625%DUE 08-15-2020 REG	210,000.00	201,487.91	199,089.87
UNITED STATES TREAS NTS DTD 00321 1.375%DUE 11-30-2015 REG	465,000.00	459,946.64	451,885.61
UNITED STATES TREAS NTS DTD 00333 .625% DUE 12-31-2012 REG	5,000,000.00	4,997,087.06	5,002,735.00
UNITED STATES TREAS NTS DTD 11/30/10 .5 DUE 11-30-2012 REG	105,000.00	105,118.95	104,864.66
UNITED STATES TREAS NTS NT 2.375% DUE 02-28-2015 REG	505,000.00	529,697.66	520,468.15
UNITED STATES TREAS NTS NT 2.375% DUE 10-31-2014 REG	2,470,000.00	2,589,127.32	2,556,642.66

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

UNITED STATES TREAS NTS NT 2.625 DUE 07-31-2014 REG	825,000.00	839,765.25	862,833.68
UNITED STATES TREAS NTS NT 3.625% DUE 08-15-2019 REG	4,420,000.00	4,777,296.71	4,617,520.96
UNITED STATES TREAS NTS NTS 2.75% DUE 02-15-2019 REG	10,755,000.00	11,147,966.58	10,616,357.30
UNITED STATES TREAS NTS T-NOTE .375% DUE08-31-2012 REG	185,000.00	184,653.13	184,667.56
UNITED STATES TREAS NTS USD 2.125% DUE 11-30-2014 REG	2,075,000.00	2,153,638.67	2,125,578.13
UNITEDHEALTH GROUP 4.875% DUE 03-15-2015	440,000.00	485,635.65	470,280.36
US BANK NA FLTG RT DUE 04-29-2020	2,200,000.00	2,277,242.00	2,232,073.80
US CENTRAL FEDERAL CRED 1.9 DUE 10-19-2012	1,760,000.00	1,769,996.30	1,796,894.88
US OF AMER TREAS NOTES 3.75 DUE 11-15-2018 REG	1,500,000.00	1,582,611.09	1,595,508.00
US TREAS NTS 1.375 DUE 09-15-2012 REG	15,650,000.00	15,880,461.70	15,876,799.80
US TREAS NTS 3.25 DUE 03-31-2017 REG	3,470,000.00	3,767,009.10	3,623,981.25
US TREAS NTS 4.625 DUE 11-15-2016 REG	335,000.00	373,106.25	377,372.14
US TREAS NTS BILLS OF EXCHANGE 15/01/12 1.125 DUE 01-15-2012 REG	5,295,000.00	5,336,598.11	5,337,402.36
US TREAS NTS DTD 00224 .875 DUE 03-31-2011 REG	955,000.00	954,885.16	956,567.16
US TREAS NTS DTD 1/31/10 2.25 DUE 01-31-2015 REG	3,125,000.00	3,297,534.18	3,208,006.25
US TREASURY DTD 02/15/2010 02-15-2040	350,000.00	396,504.48	374,846.88
UTD STATES TREAS .75% DUE 05-31-2012	34,010,000.00	34,157,991.39	34,172,227.70
UTD STATES TREAS .875% DUE 04-30-2011	2,560,000.00	2,558,225.20	2,565,800.96
UTD STATES TREAS BDS 8.75 BD 15/05/2020 USD1000 8.75 DUE 05-15-2020 REG	965,000.00	1,398,469.71	1,404,452.32
UTD STATES TREAS NTS 2.75 NT 31/10/2013 USD1000 2.75 DUE 10-31-2013 REG	2,000,000.00	2,129,921.88	2,102,344.00
VA ELEC & PWR CO 5.1% DUE 11-30-2012	280,000.00	279,904.80	300,930.28
VA ELEC & PWR CO 5.95% DUE 09-15-2017	295,000.00	340,899.05	339,093.65
VALERO ENERGY CORP 6.125% DUE 02-01-2020	200,000.00	199,864.39	212,413.20
VALERO ENERGY CORP 6.125% DUE 06-15-2017	215,000.00	241,862.10	231,765.92
VERIZON 5.25% DUE 04-15-2013	700,000.00	710,752.00	761,101.60
VERIZON 5.5% DUE 02-15-2018	1,200,000.00	1,320,540.00	1,318,730.40
VERIZON NEW ENG INC BD 6.5 DUE 09-15-2011 BEO	125,000.00	138,413.18	129,861.63
VERIZON WIRELESS 5.55% DUE 02-01-2014	335,000.00	332,845.95	369,406.51
VERIZON WIRELESS 8.5% DUE 11-15-2018	665,000.00	789,350.09	870,185.75
VODAFONE GROUP PLC NEW 5.75 DUE 03-15-2016 BEO	275,000.00	299,007.50	307,867.45
WACHOVIA BK NATL ASSN MEDIUM TERM SUB BKTRANCHE # SB 00001 5 DUE 08-15-2015	360,000.00	353,407.54	384,203.16
WACHOVIA BK NATL ASSN MEDIUM TERM SUB BKTRANCHE # SB 00004 4.875 2-01-2015 BEO	1,725,000.00	1,832,208.75	1,829,288.33
WAL-MART STORES 5% DUE 10-25-2040	525,000.00	503,989.50	509,914.13

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-10

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value

WASTE MGMT INC DEL 4.75% DUE 06-30-2020	275,000.00	279,573.25	281,966.03
WASTE MGMT INC DEL 6.375% DUE 03-11-2015	250,000.00	293,095.00	284,592.75
WELLPOINT INC NT 4.35 DUE 08-15-2020	475,000.00	481,032.50	471,298.80
WELLS FARGO & CO 5.625% DUE 12-11-2017	770,000.00	771,763.20	852,530.91
WESTPAC BKG CORP 3% DUE 12-09-2015	1,175,000.00	1,167,221.50	1,172,794.53
WILLIS N AMER INC 6.2% DUE 03-28-2017	605,000.00	630,351.80	621,670.17
XEROX CORP 5.5% DUE 05-15-2012	65,000.00	63,985.85	68,653.85
XEROX CORP 5.65% DUE 05-15-2013	85,000.00	84,207.20	92,128.27
XEROX CORP 8.25% DUE 05-15-2014	545,000.00	624,733.10	636,162.15
XSTRATA CDA CORP 7.25 7/15/12	120,000.00	127,485.60	128,832.24

Grand Total	558,977,289.92	562,925,336.16	542,115,553.89

MONSANTO SAVINGS AND INVESTMENT PLAN
Schedule of Assets (Held at Year End)
As of Dec. 31, 2010
(Dollars in thousands)

	Cost	Current Value

Identity of issuer, borrower, lessor or similar party

Total Assets Held per page 36 of attached detail	$1,951,893	$2,356,441

Reconciling Items:
Participant loans receivable	(28,122)	(28,122)
Collateral held under securities lending agreements	—	18,371
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	—	24,601

Total investments per financial statements	$1,923,771	$2,371,291

* Represents party-in-interest to the Plan.
	Cost	Current Value

Identity of issuer, borrower, lessor or similar party

Total Investment Contract Assets per page 55 of attached detail	$562,925	$542,116

Reconciling Items:
Accrued interest income which is included in the $546,399 on page 28 of the attached detail	4,283	4,283
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	—	24,601

Total investment contracts per financial statements	$567,208	$571,000

MONSANTO SAVINGS AND INVESTMENT PLAN
EIN 43-1878297
SUPPLEMENTAL SCHEDULE 2
Form 5500, Schedule H, Part IV, Line 4i —
Schedule of Assets (Acquired and Disposed of Within Year) for the Year Ended Dec. 31, 2010

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

#REORG APPLIED SIGNAL TECHNOLOGY INC COMCASH MERGER EFF 02-01-2011	2,400	(46,692)	(2,400)	45,216
#REORG BALDOR ELEC CO COM CASH MERGER EFF 01-27-2011	800	(30,578)	(800)	28,888
#REORG PENN WEST MAND EXHANGE PENN WEST PETROLEUM 3A2EQ7U EFF 31/12/2010	1,400	(33,246)	(1,400)	32,414
#REORG/ADMINISTAFF NAME CHANGE INSPERITYINC COM 2067266 3-9-2011	1,700	(45,502)	(1,700)	44,489
#REORG/ARENA RES CASH AND STK MERGER EFF7/16/10	3,200	(112,352)	(3,200)	109,792
#REORG/EMBRAER NAME CHNG WITH CU CHNG EMBRAER S A SPONS 2064821 12-14-2010	600	(13,180)	(7,600)	205,208
#REORG/EURAND N.V EUR0.01 CASH MERGER 2-28-2011	900	(9,441)	(22,864)	203,419
#REORG/IBERDROLA SA WORTHLESS EFF DT 24/12/2010			(68,616)	—
#REORG/INVENTIV CASH MERGER EFF 8/3/10	1,300	(32,749)	(1,300)	32,812
&&& HSBC TX STAMP PAY	130,147	—	(130,147)	—
1ST QUANTUM MINLS COM NPV	1,600	(140,102)	(1,600)	150,173
ABB LTD CHF1.03 (REGD)	35,067	(757,659)	(7,867)	168,472
ACCOR EUR3	9,200	(403,738)
ADECCO SA CHF1(REGD)	10,250	(618,301)
ADIDAS AG	2,482	(161,905)	(2,482)	162,670
ADR ANGLO AMERN PLC ADR NEW	11,400	(262,998)	(36,800)	710,698
ADR ASML HOLDING NV NY REGISTERED SHS	15,647	(522,045)	(7,000)	235,308
ADR ASTRAZENECA PLC SPONSORED ADR UK	17,400	(753,265)	(5,200)	262,638
ADR BAIDU INC SPONSORED ADR	18,882	(2,016,673)	(395)	62,710
ADR CTRIP COM INTL LTD AMERICAN DEP SHS AMERICAN DEP SHS	8,379	(410,004)
ADR ICON PUB LTD CO	2,525	(70,016)	(14,005)	399,203
ADR INFOSYS TECHNOLOGIES LTD SPONSORED ADR REPSTG 1 EQUITY SH	1,302	(73,533)	(1,302)	77,612
ADR ITAU UNIBANCO HLDG SA SPONSORED ADR REPSTG 500 PFD PFD ADR	47,080	(1,178,863)
ADR KONINKLIJKE PHILIPS ELECTRS N V N Y REGISTRY SH NEW 2000	13,700	(471,344)	(30,142)	901,974
ADR NOKIA CORP SPONSORED ADR	38,500	(316,775)	(18,800)	159,021
ADR NOVARTIS AG	11,543	(673,430)	(8,743)	479,122
ADR PETROLEO BRASILEIRO SA PETROBRAS SPONSORED ADR			(7,000)	291,697

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

ADR ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG B SHS	5,400	(289,121)	(8,000)	441,927
ADR SANOFI-AVENTIS SPONSORED ADR	28,200	(988,095)	(5,500)	172,713
ADR TENCENT HLDGS LTD ADR	7,763	(166,217)	(20,463)	435,772
ADR TEVA PHARMACEUTICAL INDS	21,159	(1,072,469)	(66,809)	3,490,302
ADR VALE S A ADR	24,460	(823,492)	(39,845)	1,135,082
ADR VODAFONE GROUP PLC NEW SPONSORED ADR	79,000	(1,721,362)	(37,300)	908,728
AGGREKO GBP0.20	2,842	(74,202)	(2,842)	73,758
AGNICO EAGLE MINES COM NPV	500	(40,040)	(500)	41,344
AGRICULTURAL BANK OF CHINA CMN STK	294,000	(155,134)	(294,000)	166,245
AGRIUM INC COM NPV	500	(42,845)	(500)	42,455
AIA GROUP LTD COM PAR USD 1	563,000	(1,665,362)	(401,400)	1,199,506
AIR LIQUIDE(L’) EUR5.50	5,858	(757,730)	(5,858)	790,514
AIXTRON SE ORD NPV	506	(16,514)	(506)	17,068
AKER SOLUTIONS ASA NOK2	3,192	(52,972)	(3,192)	52,096
AKZO NOBEL NV EUR2	6,420	(399,627)
ALCON INC COM CHF0.20	9,105	(1,416,348)	(47,755)	7,830,836
ALEXANDERS INC COM REIT FUND	100	(32,523)	(100)	30,552
ALFA LAVAL AB NPV	3,393	(65,108)	(3,393)	63,164
ALFRESA HOLDINGS NPV	1,300	(58,408)	(1,300)	56,369
ALIMENTATION COUCH CLASS‘B’S/VTG COM NPV	400	(9,510)	(400)	9,540
ALLIANZ SE (SE SOCIETAS EUROPEAE)	3,761	(471,304)	(3,761)	490,511
ALSTOM EUR7.0	9,310	(468,851)	(2,470)	118,053
ANDRITZ AG NPV (BR)	10,392	(796,049)	(10,392)	859,773
ANGLO AMERICAN USD0.54945	16,379	(763,181)	(16,379)	794,910
ANHEUSER-BUSCH INBEV NV	9,720	(607,858)	(1,820)	110,479
AOZORA BANK NPV	81,000	(135,891)	(81,000)	135,220
ARC ENERGY TRUST UNITS	400	(9,390)	(400)	9,409

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

ARCELORMITTAL NPV	5,358	(193,504)	(5,358)	192,716
ARM HLDGS ORD GBP0.0005	117,480	(683,873)	(117,480)	667,101
ASAHI KASEI CORP NPV	17,000	(105,608)	(17,000)	107,638
ASML HOLDING NEW	40,909	(1,349,935)	(40,909)	1,419,445
ASSA ABLOY SER‘B’NPV	44,545	(1,141,602)	(44,545)	1,236,779
ASSIC GENERALI SPA EUR1	6,817	(156,552)	(6,817)	150,589
ASSOCD BRIT FOODS ORD GBP0.0568	3,284	(57,308)	(3,284)	56,837
ASTELLAS PHARMA NPV	1,700	(64,005)	(1,700)	63,347
ASTRAZENECA ORD USD0.25	5,463	(274,061)	(5,463)	271,138
ATHABASCA OIL SAND COM NPV	600	(7,003)	(600)	7,053
ATLAS COPCO AB SER‘A’NPV	24,403	(550,751)	(4,303)	94,236
ATOS ORIGIN EUR1	1,331	(62,507)	(1,331)	58,749
AUST & NZ BANK GRP NPV	8,145	(203,364)	(8,145)	198,653
AUTOGRILL SPA EUR0.52	4,554	(62,215)	(4,554)	60,790
AUTONOMY CORP ORD GBP0.003333	15,611	(365,699)	(6,111)	141,859
AVIVA ORD GBP0.25	89,103	(608,816)	(7,943)	53,657
AXA ASIA PAC HLDS NPV	12,069	(69,056)	(12,069)	67,872
AXA EUR2.29	59,001	(1,145,329)	(9,101)	171,970
BABCOCK INTL GROUP ORD GBP0.60	7,520	(70,024)	(7,520)	69,321
BAE SYSTEMS ORD GBP0.025	129,004	(714,398)	(12,324)	67,984
BALFOUR BEATTY GBP0.50	17,244	(77,909)	(17,244)	77,797
BANCO SANTANDER EUR0.50(REGD)	68,852	(862,278)	(25,411)	300,298
BANK AMER CORP 7.625% DUE 06-01-2019	125,000	(142,611)	(100,000)	114,030
BANK HAPOALIM B.M. ILS1	17,046	(82,947)	(17,046)	80,031
BANK OF CHINA LTD ‘H’CNY1	931,000	(557,317)	(931,000)	575,610
BANK OF CHINA LTD ‘H’CNY1(SUB RIGHT 03/12/10)			(93,100)	19,657
BANK OF EAST ASIA HKD2.50	133,200	(568,810)	(133,200)	599,466

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

BANK OF IRELAND ORD STK EUR0.1	122,500	(85,409)	(122,500)	51,118
BARCLAYS ORD GBP0.25	326,209	(1,435,299)	(260,909)	1,237,239
BARRICK GOLD CORP COM NPV CAD	3,200	(157,233)	(3,200)	164,117
BASF — ORD SHS COMSTK	3,033	(242,616)	(3,033)	239,586
BAYER AG — ORD SHS	17,197	(1,283,340)	(10,797)	848,717
BAYER MOTOREN WERK EUR1	4,816	(357,540)	(1,066)	79,251
BBVA(BILB-VIZ-ARG) EUR0.49	37,605	(463,801)	(9,605)	110,300
BCE INC COM NPV	800	(26,983)	(800)	26,556
BELGACOM SA NPV	1,310	(52,161)	(1,310)	50,054
BELLE INTERNATIONA HKD0.01	177,000	(334,915)
BENESSE HOLDINGS INC NPV	1,200	(54,964)	(1,200)	54,989
BEZEQ ISRAEL TELCM ILS1	27,980	(74,514)	(27,980)	73,196
BG GROUP ORD GBP0.10	107,756	(2,098,661)	(67,756)	1,421,512
BHP BILLITON LTD NPV	43,034	(1,955,552)	(12,434)	568,973
BHP BILLITON PLC USD0.50	43,311	(1,536,115)	(43,311)	1,719,433
BK OF MONTREAL COM NPV	1,800	(108,824)	(1,800)	108,922
BK OF NOVA SCOTIA COM NPV	3,300	(179,987)	(3,300)	179,832
BK RAKYAT IDR500	251,500	(341,919)
BLACKSTONE GROUP LP RESTRICTED UNITS	10,600	(105,680)	(181,500)	2,441,189
BM&FBOVESPA SA COM NPV	40,100	(327,617)
BNP PARIBAS EUR2	47,293	(3,458,852)	(40,193)	3,124,849
BOC HONG KONG HLDG HKD5	101,500	(318,205)	(101,500)	341,230
BOMBARDIER INC CLASS‘B’S/VTG NPV	4,600	(23,166)	(4,600)	23,509
BONAVISTA ENERGY T TRUST UNITS	200	(5,377)	(200)	5,390
BORAL LIMITED NPV	15,079	(67,646)	(15,079)	68,145
BOUYGUES EUR1	24,957	(1,099,852)	(24,957)	1,169,679
BP ORD USD0.25	246,095	(1,800,129)	(63,535)	455,017

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

BRAMBLES LTD NPV	31,300	(195,235)	(31,300)	215,388
BRENNTAG AG NPV	3,567	(334,351)	(3,567)	346,003
BRF-BRASIL FOODS COMSTK	21,400	(316,137)
BRIDGESTONE CORP NPV	7,000	(131,246)	(7,000)	127,619
BRITISH AIRWAYS ORD GBP0.25	123,040	(573,732)
BRITISH AMERICAN TOBACCO ORD GBP0.25	6,432	(255,836)	(6,432)	253,974
BRITISH LAND CO ORD GBP0.25	8,833	(75,363)	(8,833)	73,090
BROOKFIELD ASSET LIMITED VTG SHARES CLASS A	1,700	(52,595)	(1,700)	53,755
BROOKFIELD PROPERT COM NPV	1,000	(18,231)	(1,000)	18,660
BURBERRY GROUP ORD GBP0.0005	27,264	(463,138)	(4,064)	67,846
CABLE & WIRELESS WORLDWIDE ORD GBP0.05	229,221	(257,832)	(229,221)	259,062
CAE INC COM NPV	800	(9,100)	(800)	8,998
CAIRN ENERGY PLC ORD GBP0.006154	152,894	(945,390)	(152,894)	964,111
CAMECO CORP COM NPV	46,800	(1,447,666)	(46,800)	1,556,509
CAN PACIFIC RYS COM NPV	500	(33,325)	(500)	32,642
CANADIAN IMP BANK COM NPV	6,200	(484,901)	(1,200)	94,062
CANADIAN OIL SANDS TRUST UNITS	800	(21,804)	(800)	21,846
CANADIAN TIRE CORP CLASS‘A’CUM NON.V NPV CAD	300	(17,919)	(300)	17,932
CANON INC NPV	17,300	(821,239)	(4,300)	207,904
CAP GEMINI EUR8	11,840	(589,364)
CAPITALAND LTD NPV	143,000	(438,470)
CARREFOUR EUR2.50	1,800	(97,869)	(1,800)	95,009
CDN NATL RAILWAYS COM NPV	9,200	(602,286)	(1,500)	95,998
CDN NATURAL RESOUR COMMON STOCK (CAN QUOTE)	6,900	(251,187)	(6,900)	272,753
CDN UTILITIES CLASS‘A’COM NON-VTG NPV	300	(14,870)	(300)	14,827
CELESIO AG NPV(REGD)	18,640	(485,774)
CENOVUS ENERGY INC COM NPV	24,600	(684,496)	(24,600)	733,924

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

CENTRAL JAPAN RLWY NPV	10	(75,610)	(10)	75,265
CENTRICA ORD GBP0.061728395	14,123	(76,468)	(14,123)	76,040
CERAGON NETWORKS LTDSEDOL 2616148	3,640	(41,667)	(29,335)	314,365
CGI GROUP INC ‘A’SUB-VTG NPV	800	(12,440)	(800)	12,385
CHEUNG KONG(HLDGS) HKD0.50	36,000	(615,544)
CHINA LIFE INSURANCE CO ‘H’ CNY1	122,000	(566,833)
CHINA MERCHANTS BK COM STK	164,500	(505,784)
CHINA MOBILE LTD HKD0.10	62,000	(663,466)
CHINA RAILWAY CONS ‘H’CNY1	192,500	(240,652)	(192,500)	245,829
CHINA SEC & SURVEILLANCE TECHNOLOGY INC COM STK	6,000	(31,401)	(6,000)	29,700
CHINA SHENHUA ENERGY CO ‘H’	142,500	(634,262)	(142,500)	675,776
CHINA TELECOM CORP LTD ‘H’CNY1	1,124,000	(599,264)
CHUBU ELECTRIC POWER CO INC NPV	2,100	(51,814)	(2,100)	51,530
CHUGOKU ELECTRIC POWER CO INC NPV	3,700	(76,094)	(3,700)	74,839
CI FINANCIAL CORP COMSTK	500	(10,909)	(500)	10,849
CIA ENERG MG-CEMIG PRF BRL5.00	25,100	(448,352)
CIE DE ST-GOBAIN EUR4	1,178	(60,221)	(1,178)	59,956
CIE FINANCIE RICHEMONT CHF	5,492	(273,921)	(5,492)	301,022
CLP HOLDINGS HKD5	8,500	(70,306)	(8,500)	70,079
CNOOC LTD HKD0.02	427,000	(957,340)	(33,000)	71,477
COBHAM ORD GBP0.025	17,662	(59,804)	(17,662)	59,655
COCA-COLA AMATIL NPV	58,467	(696,748)	(58,467)	733,914
COMMONWEALTH BANK OF AUSTRALIA NPV	5,142	(260,737)	(5,142)	254,469
CORE LABORATORIES NV NLG0.03	310	(46,575)	(2,165)	307,175
CREDIT SUISSE AG CHF0.04(REGD)	12,468	(532,466)	(4,068)	178,949
CRESCENT POINT EN COM NPV	700	(28,428)	(700)	28,299
CRH ORD EUR0.32(DUBLIN LISTING)	56,472	(967,113)	(34,772)	667,598

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

CSL LTD NPV	32,753	(1,052,922)	(32,753)	1,133,703
DAIHATSU MOTOR CO NPV	4,000	(55,193)	(4,000)	55,433
DAIICHI SANKYO COM NPV	4,100	(89,324)	(4,100)	89,445
DAIMLERCHRYSLER ORD NPV(REGD)	32,671	(2,156,641)	(32,671)	2,314,512
DAIWA HOUSE INDS NPV	8,000	(89,262)	(8,000)	90,171
DANONE EUR0.25	36,877	(2,333,945)	(36,877)	2,429,320
DBS GROUP HLDGS NPV	89,000	(959,371)
DELHAIZE GROUP NPV	942	(67,358)	(942)	67,449
DENSO CORP NPV	34,900	(1,086,439)	(34,900)	1,118,045
DEUTSCHE BANK AG NPV(REGD)	12,564	(724,270)	(12,564)	746,907
DEUTSCHE LUFTHANSA ORD NPV (REGD)(VINK)	20,500	(476,172)
DEUTSCHE POST AG NPV(REGD)	29,430	(566,135)
DEUTSCHE TELEKOM NPV(REGD)	7,579	(110,523)	(7,579)	106,814
DEXUS PROPERTY GP NPV (STAPLED)	81,566	(69,126)	(81,566)	67,772
DIAGEO ORD PLC	35,368	(652,843)	(35,368)	667,123
DSV DKK1	2,765	(59,753)	(2,765)	59,127
E.ON AG COM STK	37,086	(1,189,781)	(6,306)	196,136
EAST JAPAN RAILWAY CO NPV	5,000	(308,915)
EDENRED EUR2	6,300	(142,902)	(2,701)	65,651
EISAI CO NPV	2,800	(96,872)	(2,800)	97,438
ELDORADO GOLD CORP COM NPV	1,700	(32,151)	(1,700)	32,280
ELECTRIC POWER DEVELOPMENT CO LTD NPV	2,000	(61,823)	(2,000)	60,237
EMPIRE CO CLASS‘A’N/VTG COM NPV	100	(5,720)	(100)	5,712
ENAGAS SA EUR1.50	2,907	(64,529)	(2,907)	61,202
ENBRIDGE INC COM NPV	1,200	(67,821)	(1,200)	67,486
ENCANA CORP COM NPV	19,700	(595,602)	(7,800)	226,545
ENEL EUR1	21,118	(123,713)	(21,118)	119,418

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

ENERPLUS RES FUND TRUST UNITS-SERIES ‘G’	600	(17,608)	(600)	17,562
ENI SPA EUR1	32,229	(757,781)	(9,034)	205,851
ENSCO PLC SPON ADR	4,500	(196,986)	(1,000)	40,722
ENSIGN ENERGY SVS COM NPV	400	(5,096)	(400)	5,061
ERAMET EUR3.05	163	(61,381)	(163)	60,511
ERICSSON(LM)TEL SER‘B’ NPV	72,771	(803,674)	(14,401)	153,500
ESSILOR INTL EUR0.18	952	(64,902)	(952)	63,567
EURASIAN NATURAL ORD USD0.20	4,045	(64,137)	(4,045)	64,332
EUROPEAN AERONAUTIC DEFENCE & SPACE EUR1	6,100	(160,328)	(6,100)	160,173
FAIRFAX FINL HLDGS SUB-VTG COM NPV	50	(20,434)	(50)	20,201
FANUC LTD NPV	6,000	(868,659)	(6,000)	893,939
FAST RETAILING CO LTD NPV	600	(89,188)	(600)	89,062
FINMECCANICA SPA EUR 4.40	6,598	(89,515)	(6,598)	86,101
FINNING INTL INC COM NPV	500	(12,009)	(500)	12,239
FIRSTGROUP ORD GBP0.05	11,948	(79,255)	(11,948)	78,360
FORD MTR CR CO LLC 7.25% DUE 10-25-2011	1,790,000	(1,849,313)	(325,000)	340,438
FORTIS INC COM NPV	600	(19,834)	(600)	20,084
FORTUM OYJ EUR3.40	2,576	(74,928)	(2,576)	71,641
FRANCE TELECOM EUR4	42,144	(1,030,124)	(9,404)	223,641
FRANCO NEVADA CORP COM NPV	400	(13,736)	(400)	13,266
FRASER & NEAVE LTD NPV	10,000	(52,141)	(10,000)	52,425
FRESENIUS MEDICAL CARE NPV	857	(53,734)	(857)	52,482
FRESNILLO PLC ORD USD0.50	2,917	(65,931)	(2,917)	66,342
FUJIFILM HOLDINGS CORP NPV	13,200	(456,141)	(3,600)	125,943
FURUKAWA ELECTRIC NPV	19,000	(72,631)	(19,000)	73,960
GALP ENERGIA EUR1	2,041	(42,176)	(2,041)	40,924
GDF SUEZ EUR1	16,282	(652,939)	(4,322)	172,689

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

GEORGE WESTON COM NPV	200	(15,702)	(200)	15,300
GETINGE AB SER‘B’NPV	3,019	(68,179)	(3,019)	66,432
GIC AEGON GLOBAL WRAP CNTRCT CDA00004TR SYNTHETIC	39,666,326	(39,666,326)	(48,725,690)	48,725,690
GILDAN ACTIVEWEAR COM NPV	400	(11,156)	(400)	11,174
GKN ORD GBP0.10	292,464	(830,858)	(292,464)	841,093
GLAXOSMITHKLINE ORD GBP0.25	85,479	(1,733,947)	(17,449)	352,939
GOLAR LNG LIMITED	2,300	(31,346)	(2,300)	29,946
GOLDCORP INC COM NPV	2,400	(111,234)	(2,400)	114,528
GPE BRUXELLES LAM NPV	774	(71,870)	(774)	69,792
GPE EUROTUNNEL (EUR) EURO 0.40	5,383	(55,155)	(5,383)	54,323
GREAT WEST LIFECO COM CAD1	900	(24,134)	(900)	24,182
GS YUASA CORP NPV	9,000	(61,014)	(9,000)	61,974
HANG LUNG GROUP HKD1	9,000	(62,765)	(9,000)	60,324
HANG LUNG PROPERTIES HKD1	90,000	(444,327)
HEIDELBERGCEMENT NPV	10,040	(525,183)	(10,040)	592,684
HENDERSON LAND DEVELOPMENT HKD2	8,000	(62,035)	(8,000)	61,776
HENNES & MAURITZ SER‘B’NPV	21,394	(753,894)	(21,394)	752,444
HERMES INTL NPV	419	(93,853)	(419)	90,021
HITACHI CHEMICAL NPV	3,700	(68,990)	(3,700)	70,372
HITACHI NPV	17,000	(79,631)	(17,000)	80,624
HOLCIM CHF2(REGD)	17,220	(1,073,589)	(11,920)	816,757
HONDA MOTOR CO NPV	21,500	(759,690)	(6,000)	219,883
HONG KONG & CHINA GAS HKD0.25	520,000	(1,253,185)	(520,000)	1,274,914
HONG KONG EXCHANGES & CLEAR	2,800	(68,756)	(2,800)	71,241
HSBC HLDGS ORD USD0.50(UK REG)	231,024	(2,402,783)	(231,024)	2,624,073
HSBC HOLDINGS PLC ORD USD0.50(HONGKONG REG)	123,600	(1,376,284)
HUSKY ENERGY INC COM NPV	22,100	(572,306)	(800)	20,802

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

HUTCHISON WHAMPOA HKD0.25	42,000	(451,073)	(14,000)	151,911
IAMGOLD CORP COM NPV	1,100	(20,128)	(1,100)	20,471
IBERDROLA SA EUR0.75	83,804	(693,811)	(13,282)	108,524
IBIDEN CO LTD NPV	6,600	(162,562)	(6,600)	164,290
ICAP ORD GBP0.10	36,300	(287,255)
ICBC H SHARES — RIGHTS			(22,860)	—
ICL-ISRAEL CHEM ILS1	30,063	(459,772)	(30,063)	463,492
IGM FINANCIAL INC COM NPV	400	(17,096)	(400)	17,080
ILIAD NPV	479	(54,634)	(479)	53,153
IMERYS EUR2	4,028	(266,444)	(1,028)	67,568
IMPALA PLATINUM ZAR0.025	5,841	(165,009)	(5,841)	177,213
IMPERIAL OIL COM NPV	1,000	(38,880)	(1,000)	38,664
IMPERIAL TOBACCO ORD GBP0.10	54,860	(1,757,173)	(42,160)	1,397,115
INDITEX EUR0.15	5,259	(438,909)	(959)	76,088
INDL ALLIANCE INS COM NPV	300	(9,617)	(300)	9,397
INDUSTRIAL & COMMERCIAL BANK CHINA ‘H’	632,860	(501,334)	(102,000)	89,340
INFINEON TECHNOLOG ORD NPV (REGD)	81,030	(680,610)
ING GROEP NV CVA EUR0.24	134,207	(1,511,940)	(12,847)	141,163
INMARSAT ORD EUR0.0005	5,472	(59,150)	(5,472)	61,343
INMET MINING CORP COM NPV	12,900	(771,259)	(12,900)	819,268
INS AUSTRALIA NPV	21,213	(84,925)	(21,213)	84,689
INTACT FINL CORP COM NPV	10,500	(475,511)	(10,500)	494,715
INTESA SANPAOLO EUR0.52	167,568	(597,681)	(38,024)	130,466
INVENSYS ORD GBP0.10	12,146	(59,950)	(12,146)	62,751
INVESTOR AB SER‘B’NPV	3,958	(84,600)	(3,958)	82,072
ISETAN MITSUKOSHI NPV	5,800	(66,746)	(5,800)	66,302
ISUZU MOTORS NPV	281,000	(1,082,531)	(281,000)	1,103,475

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

ITOCHU CORP NPV	42,200	(399,363)	(7,100)	68,044
IVANHOE MINES COM NPV	15,300	(366,320)	(15,300)	407,463
JAPAN PRIME REALTY REIT	23	(57,045)	(23)	57,543
JAPAN REAL ESTATE INVESTMENT CO	7	(73,674)	(7)	73,036
JAPAN RETAIL FUND REIT	39	(62,775)	(39)	60,677
JAPAN TOBACCO INC NPV	115	(378,329)	(15)	49,169
JARDINE CYCLE & CARRIAGE SGD1	2,000	(59,893)	(2,000)	59,431
JC DECAUX SA NPV	10,171	(297,903)	(10,171)	303,047
JGC CORP NPV	28,000	(535,860)	(28,000)	564,980
JOHNSON MATTHEY ORD GBP1	3,104	(100,161)	(3,104)	98,232
JX HOLDINGS INC NPV	14,500	(89,019)	(14,500)	94,131
K&S AG NPV	3,654	(254,324)	(3,654)	270,181
KAJIMA CORP NPV	29,000	(70,906)	(29,000)	72,161
KAO CORP NPV	3,500	(92,726)	(3,500)	90,971
KERRY PROPERTIES HKD1	10,000	(60,226)	(10,000)	60,254
KEYENCE CORP NPV	7,300	(1,809,831)	(7,300)	1,873,423
KINGFISHER ORD GBP0.157142857	115,680	(454,359)
KINROSS GOLD CORP COM	3,600	(67,679)	(3,600)	69,040
KIRIN HOLDINGS CO NPV	7,000	(96,535)	(7,000)	93,644
KLEPIERRE EUR1.40	1,396	(55,360)	(1,396)	54,117
KOMATSU NPV	25,900	(675,672)	(4,800)	134,517
KONICA MINOLTA HLD NPV	6,500	(67,909)	(6,500)	68,620
KONINKLIJKE DSM NV EUR1.50	4,750	(253,988)	(4,750)	256,325
KONINKLIJKE KPN	154,592	(2,581,848)	(154,592)	2,611,968
KRAFT FOODS INC 5.375% DUE 02-10-2020	225,000	(223,146)	(225,000)	249,959
KUBOTA CORP NPV	38,000	(354,877)
KURITA WATER INDS NPV	29,400	(764,331)	(29,400)	855,753

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

KYOCERA CORP NPV	600	(62,305)	(600)	64,080
KYOWA HAKKO KIRIN CO LTD NPV	7,000	(70,769)	(7,000)	71,570
LAFARGE EUR4	5,900	(351,541)
LAND SECURITIES GP ORD GBP0.10	6,792	(76,487)	(6,792)	75,921
LI & FUNG LTD HKD0.025	132,000	(697,369)	(132,000)	746,884
LI NING CO LTD HKD0.1	147,000	(406,686)
LINDE AG NPV	3,802	(561,322)	(502)	73,824
LLOYDS BANKING GP ORD GBP0.1	1,836,192	(2,028,314)	(1,836,192)	2,111,021
LOBLAWS COS LTD COM NPV	400	(17,134)	(400)	16,685
L’OREAL EUR0.20	9,703	(1,139,213)	(9,703)	1,187,348
LULULEMON ATHLETICA INC COM	4,082	(164,089)	(4,082)	164,002
LVMH MOET HENNESSY LOUIS VUITTON EUR0.30	3,436	(566,994)	(936)	154,715
M UFJ LEASE	1,750	(59,279)	(1,750)	58,916
MACQUARIE GP LTD NPV	2,662	(100,617)	(2,662)	99,882
MAGNA INTL INC COM NPV	300	(29,781)	(300)	30,004
MAN GROUP ORD USD0.03428571	78,300	(370,799)
MAN SE ORD NPV	8,310	(965,136)
MANULIFE FINL CORP COM NPV	5,600	(83,085)	(5,600)	85,916
MAPFRE EUR0.10	22,653	(75,669)	(22,653)	72,492
MARKS & SPENCER GP ORD GBP0.25	183,290	(1,235,590)
MAZDA MOTOR CORP NPV	148,000	(377,040)	(148,000)	386,558
MDC PARTNERS INC CL A SUB VTG SHS	32,275	(320,185)	(32,275)	381,110
MELLANOX TECHNOLOGIES LTD	19,200	(364,443)	(19,200)	454,450
MERCK KGAA NPV	5,420	(453,552)
METCASH LIMITED NPV	18,748	(84,349)	(18,748)	83,396
METRO AG ORD NPV	1,764	(123,636)	(1,764)	133,505
METRO INC CLASS‘A’SUB VTG NPV	300	(13,960)	(300)	14,038

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

METSO OYJ NPV	1,496	(77,618)	(1,496)	75,714
MICHELIN (CGDE) EUR2(REGD)	8,400	(681,628)
MILLICOM INTL CELL SDR EACH REP 1 USD1.50	729	(70,572)	(729)	67,419
MITSUBISHI CORP NPV	28,700	(734,823)	(6,600)	170,326
MITSUBISHI HVY IND NPV	30,000	(107,631)	(30,000)	108,279
MITSUBISHI MOTORS JPY50	72,000	(86,681)	(72,000)	88,692
MITSUBISHI UFJ FIN NPV	186,200	(870,627)	(37,700)	176,009
MITSUI & CO LTD NPV	7,500	(121,376)	(7,500)	124,908
MITSUI ENG&SHIPBG NPV	32,000	(70,695)	(32,000)	72,531
MITSUI FUDOSAN CO LTD NPV	51,000	(963,988)	(51,000)	1,003,330
MITSUI O.S.K.LINES NPV	107,000	(686,129)	(107,000)	700,349
MIZUHO FINANCIAL GROUP NPV	58,500	(86,558)	(58,500)	85,754
MODERN TIMES GROUP SER‘B’NPV	724	(58,007)	(724)	56,365
MONSANTO PARTICIPANT LOANS	15,551,846	(15,551,846)	(13,940,024)	13,940,024
MTN GROUP LTD ZAR0.0001	18,800	(354,601)
MUENCHENER RUECKVE NPV(REGD)	5,315	(838,616)	(735)	117,910
MURATA MANUFACTURING CO. NPV	30,600	(1,720,728)	(25,800)	1,449,967
NATIONAL GRID ORD GBP0.113953	54,057	(518,973)	(10,317)	97,185
NATL AUSTRALIA BK NPV	6,868	(182,442)	(6,868)	181,008
NATL BK OF CANADA COM NPV	500	(33,209)	(500)	33,429
NESTE OIL OYJ NPV	3,533	(60,434)	(3,533)	58,521
NESTLE SA CHF0.10(REGD)	32,199	(1,803,356)	(12,099)	698,156
NEW WORLD DEVELOPMENT CO HKD1	30,000	(67,386)	(30,000)	68,975
NEWCREST MINING LTD NPV	19,902	(778,747)	(19,902)	856,223
NEXEN INC COM	4,900	(105,412)	(2,900)	74,790
NEXEN INC COM NPV	1,700	(36,999)	(1,700)	37,039
NGK INSULATORS LTD NPV	4,000	(61,002)	(4,000)	60,951

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

NIDEC CORPORATION NPV	3,800	(378,967)
NIKO RESOURCES COM NPV	100	(9,882)	(100)	9,967
NINTENDO CO LTD NPV	5,400	(1,399,175)	(2,500)	647,077
NIPPON BUILDING FD REIT	8	(81,741)	(8)	83,272
NIPPON MEAT PACKER JPY50	5,000	(59,612)	(5,000)	60,052
NIPPON TELEGRAPH & TELEPHONE CORP NPV	1,100	(50,303)	(1,100)	50,204
NISSAN CHEMICAL IN NPV	6,100	(75,433)	(6,100)	76,119
NISSAN MOTOR CO LTD	15,800	(150,218)	(15,800)	151,617
NISSHIN SEIFUN GRP NPV	5,000	(63,428)	(5,000)	63,994
NITTO DENKO CORP NPV	2,200	(84,180)	(2,200)	85,231
NOKIA OYJ EUR0.06	18,737	(202,203)	(18,737)	198,998
NOVARTIS AG CHF0.50(REGD)	36,614	(2,133,553)	(7,614)	442,114
NOVO-NORDISK AS DKK1 SER‘B’	17,115	(1,801,501)	(17,115)	1,789,425
NTT DATA CORP NPV	19	(61,750)	(19)	62,515
NTT DOCOMO NPV	75	(126,291)	(75)	125,275
ODAKYU ELEC RLWY NPV	9,000	(85,067)	(9,000)	84,812
OIL SEARCH LTD NPV	90,227	(563,678)	(90,227)	619,131
ONESTEEL NPV	32,285	(85,357)	(32,285)	87,575
ONEX CORP SUB VTG NPV	5,500	(161,072)	(5,500)	163,962
OPEN TEXT CO COM NPV	200	(8,858)	(200)	8,771
ORACLE CORP JAPAN NPV	14,900	(677,703)	(14,900)	689,210
ORTHOFIX INTL N.V COM STK USD0.10	1,400	(48,339)	(1,400)	47,026
OZ MINERALS LTD COMSTK	38,285	(67,061)	(38,285)	66,336
PACIFIC RUBIALES COM NPV	800	(27,829)	(800)	26,540
PAN AMER SILVER COM NPV	300	(10,391)	(300)	10,966
PANASONIC CORP	8,900	(129,588)	(8,900)	132,986
PEARSON ORD GBP0.25	41,550	(662,085)

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

PERNOD RICARD NPV EUR 1.55	27,476	(2,436,259)	(23,376)	2,136,274
PETROBAKKEN ENERGY COM NPV CLASS ‘A’	200	(4,565)	(200)	4,692
PETROBANK ENERGY & COM NPV	300	(13,173)	(300)	13,530
PETROFAC ORD USD0.02	2,875	(71,484)	(2,875)	70,627
PHILIPS ELEC(KON) EUR0.20	30,601	(988,700)	(3,501)	110,695
PIRELLI + C. ORD COMMON STOCK	7,982	(70,187)	(7,982)	66,830
PORTUGAL TELECOM SGPS EUR0.03	52,999	(770,042)	(4,609)	64,251
POTASH CORP SASK COM NPV	2,200	(318,154)	(2,200)	310,599
POWER CORP CANADA SUB-VTG NPV	1,100	(32,000)	(1,100)	31,320
POWER FINL CORP COM NPV	800	(25,072)	(800)	24,882
PPR EUR4	2,100	(352,258)
PREMIER FARNELL ORD GBP0.05	43,628	(190,353)	(43,628)	201,898
PROGRESS ENERGY COM	600	(6,716)	(600)	7,030
PROVIDENT ENERGY T TRUST UNITS	900	(7,090)	(900)	7,307
PRUDENTIAL ORD GBP0.05	56,602	(571,824)	(25,502)	268,668
PUBLICIS GROUPE SA EUR0.40	1,228	(62,976)	(1,228)	61,074
QANTAS AIRWAYS NPV	308,029	(856,612)	(308,029)	894,692
QBE INS GROUP NPV	5,362	(94,601)	(5,362)	92,744
RADWARE LTD COM STK	23,125	(396,201)	(23,125)	464,439
RANDGOLD RESOURCES ORD USD0.05	766	(74,612)	(766)	74,009
RANDSTAD HLDGS NV EUR0.10	13,110	(681,460)
RECKITT BENCK GRP ORD GBP0.10	2,064	(122,584)	(2,064)	119,152
REED ELSEVIER GBP0.1444	43,210	(375,673)
REED ELSEVIER NV EUR0.07	30,400	(400,601)
REPSOL YPF SA EUR1	19,701	(560,605)	(2,106)	58,189
RESEARCH IN MOTION COM NPV	3,000	(170,627)	(3,000)	167,907
RESEARCH IN MOTION LTD COM	4,900	(326,817)	(4,900)	344,480

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

RHOEN-KLINIKUM AG ORD NPV	27,740	(651,231)
RIO TINTO LIMITED NPV	1,825	(159,277)	(1,825)	161,622
RIO TINTO ORD GBP0.10	24,141	(1,561,178)	(9,741)	686,468
RIOCAN REAL ESTATE TRUST UNITS NPV	400	(9,202)	(400)	9,205
RITCHIE BROS AUCTI COM NPV	300	(6,364)	(300)	6,237
ROCHE HLDGS AG GENUSSCHEINE NPV	20,577	(3,021,623)	(13,947)	2,093,919
ROGERS COMMS INC CLASS‘B’COM CAD1.62478	6,300	(229,530)	(6,300)	230,211
ROLLS ROYCE GROUP ORD GBP0.20	62,723	(629,655)	(5,423)	53,096
ROTORK ORD GBP0.05	4,985	(133,791)	(4,985)	142,043
ROYAL BK OF CANADA COM NPV	4,600	(253,718)	(4,600)	253,196
ROYAL BK SCOT GRP ORD GBP0.25	94,927	(74,735)	(94,927)	66,820
ROYAL DUTCH SHELL ‘A’SHS EUR0.07 (DUTCH LIST)	65,995	(2,140,536)	(42,495)	1,447,502
ROYAL DUTCH SHELL ‘A’SHS EUR0.07 (UK LIST)GBP	11,736	(403,149)	(11,736)	389,675
ROYAL DUTCH SHELL ‘B’ORD EUR0.07	8,937	(301,782)	(8,937)	292,054
RWE AG NPV	1,501	(109,696)	(1,501)	105,761
SABMILLER ORD USD0.10	2,642	(88,234)	(2,642)	86,253
SAGE GROUP ORD GBP0.01	18,596	(81,624)	(18,596)	80,927
SAINSBURY(J) ORD GBP0.28571428	12,069	(75,518)	(12,069)	74,209
SAMPO OYJ SER‘A’NPV	45,891	(1,285,682)	(45,891)	1,325,398
SANDS CHINA LTD USD0.01 REG‘S’	86,000	(190,337)
SANDVIK AB NPV	5,814	(96,738)	(5,814)	96,862
SANOFI-AVENTIS EUR2	23,048	(1,672,688)	(3,758)	266,935
SAP AG ORD NPV	41,419	(2,159,960)	(17,439)	920,360
SAPUTO INC COM NPV	500	(19,020)	(500)	18,336
SASOL NPV	7,450	(335,264)	(7,450)	357,633
SCANIA AB SER‘B’NPV	3,046	(69,702)	(3,046)	67,481
SCHNEIDER ELECTRIC EUR8	763	(114,479)	(763)	112,259

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

SEADRILL LTD 3.625% CNV BDS 08/11/12 USD	100,000	(115,210)	(100,000)	120,675
SEADRILL LTD USD2	42,502	(1,287,215)	(42,502)	1,381,300
SECOM CO NPV	1,600	(74,127)	(1,600)	73,516
SECURITIES LENDING COLLATERAL FUND PARTIAL REVERSAL ADJUSTMENT			(48,003)	48,003
SEKISUI HOUSE NPV	9,000	(86,110)	(9,000)	88,471
SERCO GROUP ORD GBP0.02	7,580	(69,865)	(7,580)	68,468
SES FDR EACH REP1 ‘A’ NPV	34,757	(890,792)	(34,757)	916,139
SES NPV	16,459	(421,830)	(16,459)	433,557
SEVEN & I HOLDINGS NPV	2,300	(55,477)	(2,300)	54,795
SGS SA CHF1(REGD)	200	(338,128)
SHAW COMMUNICATION ‘B’CNV NPV	1,100	(23,811)	(1,100)	23,616
SHERRITT INTERNATIONAL CORPORATION COMMON	900	(7,788)	(900)	7,756
SHIMAMURA CO NPV	1,900	(182,282)	(1,900)	185,748
SHIN-ETSU CHEMICAL NPV	9,500	(481,087)	(2,700)	137,695
SHIRE PLC ADR	3,966	(275,164)	(2,997)	183,246
SHIRE PLC ORD GBP0.05	37,508	(884,061)	(37,508)	908,809
SHISEIDO CO LTD NPV	4,000	(85,159)	(4,000)	85,046
SHOPPERS DRUG MART COM	9,000	(346,856)	(9,000)	333,770
SHOWA SHELL SEKIYU KK NPV	7,400	(63,402)	(7,400)	65,085
SIEMENS AG NPV(REGD)	17,585	(2,013,040)	(2,725)	322,789
SILVER WHEATON COR COM NPV	1,000	(32,498)	(1,000)	35,267
SINGAPORE AIRLINES NPV	6,000	(74,523)	(6,000)	75,399
SINGAPORE TELECOMMUNICATIONS NEW COM STK	487,000	(1,238,101)	(44,000)	112,089
SINO-FOREST CORP COM NPV	800	(16,931)	(800)	17,845
SINO-OCEAN LAND HL HKD0.80	425,500	(305,280)
SKANSKA AB SER‘B’NPV	4,131	(82,077)	(4,131)	78,937
SL- CORE USA SUB FD			(1,520)	24,992

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

SMC CORP NPV	5,100	(779,556)	(2,200)	351,860
SMITH & NEPHEW ORD USD0.20	10,817	(103,784)	(10,817)	102,418
SMITHS GROUP ORD GBP0.375	4,951	(100,948)	(4,951)	97,668
SNAM RETE GAS EUR1	8,724	(48,026)	(8,724)	46,266
SNC-LAVALIN GROUP COM NPV	500	(26,605)	(500)	27,506
SOCIETE GENERALE EUR1.25	9,674	(579,281)	(4,574)	289,877
SOFTBANK CORP NPV	118,200	(3,804,429)	(118,200)	3,944,472
SONY CORP NPV	6,200	(207,260)	(6,200)	208,707
STANDARD CHARTERED ORD	4,000	(115,596)	(4,000)	125,200
STANDARD CHARTERED ORD USD0.50	59,193	(1,827,155)	(6,413)	200,055
STATOILHYDRO ASA NOK2.50	38,257	(821,386)	(5,097)	107,820
STMICROELECTRONICS EUR1.04	9,127	(83,972)	(9,127)	82,464
STORA ENSO OYJ NPV SER‘R’	40,795	(405,385)	(40,795)	426,683
SUEZ ENVIRONNEMENT EUR4	3,394	(68,236)	(3,394)	65,998
SUMITOMO CHEMICAL CO. LTD NPV	93,000	(405,660)	(93,000)	399,563
SUMITOMO CORP NPV	57,600	(730,121)	(29,800)	404,944
SUMITOMO METAL IND NPV	54,000	(130,952)	(54,000)	134,369
SUMITOMO MITSUI FINANCIAL GROUP NPV	3,900	(115,924)	(3,900)	114,435
SUN HUNG KAI PROP HKD0.50	14,000	(239,862)	(14,000)	264,655
SUN LIFE FINL INC COM NPV	1,800	(52,979)	(1,800)	52,901
SUNCOR ENERGY INC COM NPV ‘NEW’	5,000	(178,835)	(5,000)	179,972
SUNCOR ENERGY INC NEW COM STK	41,941	(1,353,226)	(63,120)	2,020,815
SUZUKEN CO LTD NPV	1,800	(58,893)	(1,800)	51,176
SUZUKI MOTOR CORP NPV	15,000	(365,918)	(15,000)	384,550
SVENSKA CELLULOSA SER‘B’NPV	15,302	(237,312)	(15,302)	242,379
SVENSKA HANDELSBKN SER‘A’SEK4.30	9,482	(310,002)	(9,482)	318,994
SWIRE PACIFIC ‘A’HKD0.60	45,500	(665,285)	(15,000)	239,453

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

SWISS REINSURANCE AG CHF0.1(REGD)	14,206	(752,997)	(1,296)	68,412
SWISSCOM AG CHF1(REGD)	2,500	(1,044,426)	(2,500)	1,064,421
SYMRISE AG NPV (BR)	9,600	(305,611)
SYNGENTA AG REG CHF0.1	3,571	(987,798)	(3,571)	1,040,775
SYNTHES INC CHF0.001	2,357	(281,202)	(2,357)	291,237
SYSMEX CORP NPV	12,600	(864,334)	(12,600)	852,304
TABCORP HOLDINGS LTD NPV	12,613	(95,858)	(12,613)	94,703
TAIYO NIPPON SANSO CORP NPV	9,000	(73,177)	(9,000)	75,832
TAKEDA PHARMACEUTICAL CO NPV	3,500	(171,245)	(3,500)	171,164
TALISMAN ENERGY IN COM NPV	65,700	(1,298,766)	(3,300)	65,358
TDK CORP NPV	3,700	(211,281)	(3,700)	226,805
TECK RESOURCES LIMITED	1,600	(77,568)	(1,600)	80,242
TEEKAY TANKERS LTD COM STK	2,900	(35,760)	(2,900)	34,510
TELE2 AB SER‘B’NPV	2,701	(61,759)	(2,701)	59,596
TELECOM ITALIA SPA DI RISP EUR0.55	55,390	(67,271)	(55,390)	64,610
TELEFONICA SA EUR1	55,363	(1,531,378)	(13,100)	336,701
TELENOR ASA ORD NOK6	52,243	(886,120)	(5,633)	92,856
TELIASONERA AB NPV	9,437	(82,000)	(9,437)	79,175
TELSTRA CORP LTD NPV	530,359	(1,386,614)	(530,359)	1,441,646
TELUS CORPORATION COM NPV	200	(9,119)	(200)	9,106
TELUS CORPORATION NON VOTING SHS NPV	19,000	(803,631)	(19,000)	820,687
TERUMO CORP NPV	4,300	(218,289)	(4,300)	231,627
TESCO ORD GBP0.05	311,873	(2,133,040)	(227,673)	1,549,769
TEVA PHARMA IND ILS0.1	2,932	(149,378)	(2,932)	148,800
THOMAS COOK GROUP ORD EUR0.10	25,980	(76,463)	(25,980)	76,771
THOMSON-REUTERS CO COM NPV	1,200	(45,469)	(1,200)	45,333
TIM HORTONS INC COMSTK	600	(23,216)	(600)	23,312

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

TINGYI(CAYMAN ISL) USD 0.005	140,000	(381,106)	(140,000)	384,603
TMX GROUP INC COM	200	(7,138)	(200)	7,109
TOHOKU ELEC POWER NPV	2,800	(63,547)	(2,800)	62,430
TOKIO MARINE HOLDINGS INC NPV	9,500	(267,756)	(9,500)	277,939
TOKYO ELEC POWER NPV	5,000	(117,340)	(5,000)	117,025
TOKYO ELECTRON NPV	6,300	(355,833)	(6,300)	380,446
TOLL HLDGS LTD NPV	12,852	(83,014)	(12,852)	82,563
TOPPAN PRINTING CO NPV	9,000	(74,977)	(9,000)	74,723
TORONTO-DOMINION COM NPV	10,200	(761,234)	(2,800)	208,096
TOSHIBA CORP NPV	16,000	(82,473)	(16,000)	83,174
TOTAL EUR2.5	39,410	(2,230,430)	(7,410)	417,267
TOYO SUISAN KAISHA NPV	3,000	(64,117)	(3,000)	63,341
TOYOTA MOTOR CORP NPV	9,900	(361,950)	(9,900)	365,734
TOYOTA TSUSHO CORP NPV	4,900	(78,937)	(4,900)	80,520
TRANSALTA CORP MTN COM NPV	700	(14,722)	(700)	14,345
TRANSCANADA CORP COM NPV	2,200	(82,213)	(2,200)	81,840
TRANSOCEAN LTD COM CHF15	4,191	(265,549)	(4,191)	268,548
TREND MICRO INC NPV	56,900	(1,610,787)	(56,900)	1,709,614
TUI TRAVEL PLC ORD GBP0.10	19,878	(68,102)	(19,878)	66,787
TULLOW OIL ORD GBP0.10	16,337	(317,648)	(5,637)	111,473
UBS AG CHF0.10	129,966	(2,200,367)	(112,426)	2,017,074
UMICORE COMMON STOCK NPV	1,321	(69,383)	(1,321)	66,995
UNICREDIT SPA EUR0.50	181,800	(478,312)	(36,820)	92,202
UNILEVER NV CVA EUR0.16	35,103	(1,123,605)	(5,783)	181,560
UNILEVER PLC ORD GBP0.031111	21,542	(678,135)	(4,042)	123,940
UNITED UTILITIES GROUP ORD GBP0.05	9,028	(92,454)	(9,028)	89,994
UNIVERSAL HEALTH RLTY INCOME TR SH BEN INT SH BEN INT	900	(30,802)	(900)	30,231

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

UNY CO JPY50 (8270)	7,200	(62,040)	(7,200)	62,617
VALEANT PHARM INTL COM NPV	900	(24,641)	(900)	23,115
VEOLIA ENVIRONNEME EUR5	17,196	(505,097)	(17,196)	517,996
VERBUND (OEST) CLS‘A’NPV SUB RGHT 23/11/10			(1,699)	—
VERBUND AG CLASS‘A’NPV	1,699	(68,312)	(1,699)	64,539
VERMILION ENERGY INC COMSTKUT	300	(12,011)	(300)	12,045
VESTAS WIND SYSTEM DKK1	12,860	(433,365)	(2,260)	72,597
VIENNA INS GRP AG WIEN NPV (BR)	2,330	(125,317)	(2,330)	129,459
VINCI EUR2.50	2,404	(134,794)	(2,404)	132,344
VITERRA INC COM NPV	1,200	(11,884)	(1,200)	11,776
VIVENDI SA EUR5.50	24,385	(706,792)	(5,585)	158,668
VODAFONE GROUP ORD USD0.11428571	839,839	(2,376,856)	(172,099)	485,789
VOLKSWAGEN AG NON VTG PRF NPV	4,577	(703,919)	(877)	142,012
VOLVO AB SER‘B’NPV	6,693	(98,928)	(6,693)	96,319
WARTSILA EUR3.50	982	(74,642)	(982)	72,377
WEG SA COM NPV	6,200	(81,959)
WESFARMERS LTD NPV	3,820	(131,605)	(3,820)	130,946
WESTFIELD GROUP NPV STAPLED UNITS	8,696	(114,274)	(8,696)	107,235
WESTPAC BKG CORP NPV	9,960	(237,814)	(9,960)	224,955
WHARF(HLDGS) HKD1	184,000	(1,208,288)	(184,000)	1,359,639
WHITBREAD ORD GBP0.76797385	2,321	(67,133)	(2,321)	66,976
WILMAR INTERNATIONAL LTD NPV	50,000	(247,242)	(50,000)	260,923
WM MORRISON SUPERMARKETS ORD GBP0.10	21,576	(98,226)	(21,576)	95,740
WOLSELEY GBP0.10	2,756	(80,412)	(2,756)	79,662
WOLTERS KLUWER EUR0.12	51,069	(1,161,728)	(51,069)	1,185,681
WOODSIDE PETROLEUM NPV	3,150	(147,123)	(3,150)	146,377
WOOLWORTHS LTD NPV	20,402	(566,370)	(20,402)	594,943

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

WPP PLC ORD GBP0.10	50,100	(618,069)
WYNN MACAU LTD HKD0.001	90,000	(203,694)	(20,800)	47,340
XSTRATA PLC ORD GBP	34,151	(705,640)	(6,551)	144,235
YAHOO JAPAN CORP NPV	1,208	(422,738)	(508)	178,084
YAMADA DENKI CO LTD NPV	1,260	(83,390)	(1,260)	80,400
YAMANA GOLD INC COM NPV	16,800	(195,299)	(2,400)	28,548
YELLOW MEDIA INC COM NPV	1,600	(10,190)	(1,600)	10,170
ZURICH FINL SVCS CHF0.10	2,806	(694,487)	(606)	146,899

Grand Total	80,710,717	(296,853,974)	(77,865,876)	227,858,868

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

&&&BOND FUTURES OFFSET — LONG
1ST UN NATL BK N C CHARLOTTE MTN 7.8 DUE08-18-2010 BEO	2,000,000	(2,039,915.00)	(2,000,000.00)	2,000,000.00
ADOBE SYS INC 4.75 DUE 02-01-2020	205,000	(204,321.60)	(205,000.00)	201,629.80
AEGON N V 4.625% DUE 12-01-2015	275,000	(273,869.75)	(275,000.00)	277,788.50
AFFILIATED 5.2% DUE 06-01-2015	370,000	(384,781.50)	(370,000.00)	386,587.10
AGRIBANK FCB PVTPL 144A SUB NT 144A 9.125 15 JUL 2019	250,000	(288,467.50)	(660,000.00)	797,208.80
ALLSTATE CORP SR NT 7.45 DUE 05-16-2019			(110,000.00)	130,328.00
ALLTEL CORP 7.875% DUE 07-01-2032	145,000	(181,329.75)	(145,000.00)	188,897.30
ALLY AUTO 3.29% DUE 03-16-2015	435,000	(434,915.83)	(435,000.00)	449,069.53
ALTRIA GROUP INC 10.2% DUE 02-06-2039	100,000	(136,190.00)	(295,000.00)	408,956.90
ALTRIA GROUP INC 9.25% DUE 08-06-2019	595,000	(737,745.25)
AMERICAN EXPRESS CR CORP TRANCHE # TR 00071 7.3% DUE 08-20-2013	340,000	(390,486.60)	(195,000.00)	220,632.75
AMERICREDIT 3.72000002861% DUE 11-17-2014	800,000	(811,798.42)	(800,000.00)	828,250.00
AMERICREDIT 5.19000005722% DUE 08-17-2015	575,000	(608,705.86)	(575,000.00)	609,140.63
AMERIPRISE FINL 7.3% DUE 06-28-2019	160,000	(200,483.20)	(240,000.00)	290,433.60
AMERN EXPRESS CO 8.125% DUE 05-20-2019	210,000	(267,588.30)	(360,000.00)	447,760.20
AMGEN INC 4.95% DUE 10-01-2041	330,000	(327,300.60)	(330,000.00)	324,033.60
ANGLO AMERN CAP 2.15% DUE 09-27-2013	530,000	(529,554.80)	(200,000.00)	202,726.00
ANHEUSER BUSCH COS 5% DUE 01-15-2015	660,000	(738,830.40)	(315,000.00)	341,809.65
ANHEUSER BUSCH COS 5.5% DUE 01-15-2018	195,000	(201,415.50)	(195,000.00)	211,498.95
AOL TIME WARNER 7.7% DUE 05-01-2032			(470,000.00)	581,938.40
AOL TIME WARNER INC 6.875 DUE 05-01-2012BEO	800,000	(881,320.00)	(800,000.00)	880,000.00
ARCELORMITTAL SA NT 5.25 DUE 08-05-2020	990,000	(974,744.10)	(505,000.00)	497,904.75
ASIAN DEV BK SR NT 1.625% DUE 07-15-2013REG	305,000	(303,859.30)	(305,000.00)	307,995.10
ASSURANT INC 5.625% DUE 02-15-2014	330,000	(345,569.40)	(330,000.00)	347,866.20
AT&T CORP USD SR NT VAR RATE DUE 11-15-2031/11-14-2031 BEO			(37,000.00)	45,996.28
AT&T INC 6.3% DUE 01-15-2038	1,550,000	(1,611,349.00)	(215,000.00)	237,325.60

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

AT&T INC 6.7% DUE 11-15-2013	1,400,000	(1,607,354.00)	(600,000.00)	685,698.00
AT&T INC SR NT 2.5 DUE 08-15-2015	475,000	(482,409.20)	(370,000.00)	373,743.60
AT&T WIRELESS SVCS 8.75% DUE 03-01-2031	350,000	(459,871.30)	(350,000.00)	495,288.50
AUTOZONE INC 5.75% DUE 01-15-2015	655,000	(745,986.05)	(350,000.00)	390,036.50
AVALONBAY CMNTYS INC MEDIUM TERM NTS 6.1DUE 03-15-2020			(200,000.00)	221,624.00
AVALONBAY CMNTYS INC MTN BEO TRANCHE # TR 00007 6.125 DUE 11-01-2012	760,000	(826,971.20)	(300,000.00)	324,609.00
BA CR CARD TR 03-15-2014 BEO	2,000,000	(1,992,578.13)	(2,000,000.00)	1,995,625.00
BANK AMER CORP 4.25% DUE 10-01-2010 BEO	200,000	(201,902.00)	(200,000.00)	200,000.00
BANK AMER CORP 4.9% DUE 05-01-2013	1,300,000	(1,384,019.00)	(1,300,000.00)	1,355,211.00
BANK AMER CORP 5.625% DUE 07-01-2020	3,105,000	(3,168,031.80)	(1,395,000.00)	1,384,802.55
BANK AMER CORP 5.75% DUE 12-01-2017			(860,000.00)	882,444.00
BARCLAYS BK PLC SR NT 6.75 DUE 05-22-2019			(580,000.00)	638,089.90
BB&T CORP SR 6.85% DUE 04-30-2019			(175,000.00)	200,628.75
BEAR STEARNS COS INC BEAR STEARNS CO 6.410 2 17 6.4% DUE 10-02-2017			(435,000.00)	497,110.40
BELLSOUTH TELECOMMUNICATIONS INC STEP UPBD DUE 12-15-2045 RT=0 TIL 12-15-15	130,000	(98,294.30)	(430,000.00)	308,447.60
BK OF TOKYO 2.45% DUE 09-11-2015	675,000	(673,771.50)	(675,000.00)	678,969.00
BSTN PPTYS LTD 5.875% DUE 10-15-2019
BURL NORTHN DEB 5.05 DUE 03-01-2041	95,000	(94,649.45)	(95,000.00)	92,282.05
BURL NORTHN SANTA 3.6% DUE 09-01-2020	1,700,000	(1,697,756.00)	(800,000.00)	766,256.00
BURL NORTHN SANTA 5.9% DUE 07-01-2012	1,015,000	(1,103,913.30)	(1,015,000.00)	1,087,904.15
CAP 1 BK USA NATL 8.8% DUE 07-15-2019			(835,000.00)	1,032,091.15
CAP 1 MULTI-ASSET 4.79% DUE 08-15-2013	1,000,000	(1,017,031.25)	(1,000,000.00)	1,001,875.00
CARMAX AUTO OWNER 3.75% DUE 12-15-2015	105,000	(104,979.14)	(105,000.00)	108,806.25
CATERPILLAR FINL SVCS CORP MEDIUM TERM NTRANCHE # TR 00814 VAR RT DUE 6-24-2011	415,000	(418,029.50)	(415,000.00)	417,364.26
CBS CORP NEW 4.3% DUE 02-15-2021	125,000	(124,665.00)	(125,000.00)	120,960.00
CDN NAT RES LTD 5.15% DUE 02-01-2013	1,300,000	(1,396,785.00)	(600,000.00)	646,122.00
CHASE ISSUANCE TR 2006-5 NT CL A FLTG RATE 11-15-2013 REG	3,000,000	(2,992,031.25)	(3,000,000.00)	2,996,250.00

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

CHICAGO ILL TRAN AUTH SALES TAX RCPTS REV 6.2% 12-01-2040 BEO TAXABLE	615,000	(612,333.00)	(615,000.00)	617,195.55
CISCO SYS INC 5.5% DUE 01-15-2040	100,000	(94,867.00)	(395,000.00)	415,306.80
CITIGROUP INC 5.5% DUE 04-11-2013	300,000	(315,891.00)	(300,000.00)	312,888.00
CITIGROUP INC 5.85% DUE 12-11-2034	125,000	(112,248.75)	(125,000.00)	124,891.25
CITIGROUP INC 5.875% DUE 05-29-2037			(60,000.00)	59,222.40
CITIGROUP INC 6% DUE 08-15-2017	300,000	(308,049.00)	(285,000.00)	289,349.10
CITIGROUP INC 6.01% DUE 01-15-2015	1,000,000	(1,047,890.00)	(300,000.00)	326,547.00
CITIGROUP INC 6.125% DUE 05-15-2018
CITIGROUP INC 6.125% DUE 11-21-2017
CITIGROUP INC 8.125% DUE 07-15-2039			(35,000.00)	43,571.85
CITIGROUP INC 8.5% DUE 05-22-2019			(805,000.00)	986,479.20
CITIGROUP RESDNTL MTG TR SER 2006 1 MTG CTF CL A-3 5.706 DUE08-25-2036REG	441,917	(443,100.39)	(441,916.93)	444,068.73
CMO BANC AMER COML MTG INC SER 2004-6 CLA-4 4.625% DUE 12-10-2042 BEO	520,000	(523,737.50)	(520,000.00)	546,406.25
CMO BANC AMER COML MTG INC SER 2004-6 CLA5 4.8109998703% DUE 12-10-2042 REG	730,000	(757,590.63)	(730,000.00)	776,366.41
CMO BANC AMER COML MTG TR 2006-4 SER 2006-4 CL-A4 5.634% DUE 07-10-2046 REG	1,425,000	(1,456,960.93)	(1,425,000.00)	1,447,219.92
CMO BANC AMER MTG TR 2007 4 MTG PASS THRU CTF CL A-4 DUE 02-10-2051 REG	730,000	(687,055.47)	(1,355,000.00)	1,318,238.68
CMO BEAR STEARNS COML MTG SECS II INC 2006 PW11 A4 5.454629 DUE 03-11-2039 BEO	2,375,000	(2,602,397.85)	(3,125,000.00)	3,394,061.52
CMO BEAR STEARNS COML MTG SECS INC 2004-PWR6 CL A-6 4.826 11-11-2041 REG	295,000	(297,950.00)	(295,000.00)	317,309.38
CMO BEAR STEARNS COML MTG SECS INC 2004-TOP14 CTF A-4 5.2 1-12-41 REG	330,000	(343,565.63)	(130,000.00)	140,389.84
CMO BEAR STEARNS COML MTG SECS INC 2005-PWR10 CL A-4 DUE 12-11-2040 REG	1,510,000	(1,560,136.72)	(1,510,000.00)	1,627,289.84
CMO BEAR STEARNS COML MTG SECS TR 2007-TOP26 CL A4 FLT RT 1-12-2045 BEO	500,000	(498,423.44)	(1,690,000.00)	1,826,241.80
CMO CD 2007-CD4 COML MTG TR MTG PASSTHRUCTF CL A-4 VAR 12-11-2049 BEO	2,320,000	(2,255,839.26)	(2,320,000.00)	2,295,601.57
CMO CD 2007-CD5 MTG TR DUE 11-15-2044 BEO	578,000	(587,112.97)	(578,000.00)	604,701.72
CMO CITIGROUP COML MTG TR 2006-C5 CL A-45.4310002327% DUE 10-15-2049 BEO	1,200,000	(1,210,500.00)	(275,000.00)	280,070.31
CMO COML MTG TR 2007-GG9 MTG PASSTHRU CTF CL A-4 5.444 DUE 03-10-2039 REG	545,000	(519,655.08)	(1,260,000.00)	1,197,496.88
CMO COMM 2004-LNB3 VARI RATE SER 2004-LB3A CL A5 DUE 07-10-2037 REG	1,300,000	(1,372,414.06)	(1,300,000.00)	1,404,710.94
CMO COMM 2006-C8 MTG TR MTG PASSTHRU CTFCL A-4 5.3060002327% DUE 12-10-2046 REG	1,250,000	(1,217,968.75)	(1,250,000.00)	1,211,181.64

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

CMO COMM 2007-C9 MTG TR CL A-4 FLT RT DUE 12-10-2049 BEO			(510,000.00)	515,996.48
CMO CR SUISSE 1ST BSTN MTG SECS CORP SER2004-C5 CL A4 4.829 DUE 11-15-2037 REG	190,000	(190,957.42)	(190,000.00)	203,032.81
CMO CR SUISSE COML MTG TR SER 2006-C5 COML MTG PASSTHRU 5.311 DUE 12-15-39	785,000	(749,821.68)	(785,000.00)	758,193.55
CMO GE COML MTG CORP 2004-C3 CL A-4 5.189% DUE 07-10-2039 REG	3,010,000	(3,218,890.63)	(1,810,000.00)	1,927,650.00
CMO GS MTG SECS CORP II SERIES 2005-GG4 CLASS-A4 DUE 07-10-2039 BEO	1,140,000	(1,135,413.28)	(1,140,000.00)	1,138,174.22
CMO GS MTG SECS TR 2006-GG8 SER 2006-GG8CLASS-A4 5.56 DUE 11-10-2039 REG	275,000	(275,128.91)	(275,000.00)	272,905.27
CMO GS MTG SECS TR 2007 GG10 MTG PASS THRU CTF CL A-4 DUE 08-10-2045 REG	2,330,000	(2,188,678.73)	(2,905,000.00)	2,770,365.22
CMO J P MORGAN CHASE COML MTG SECS CORP 2004-PNC1 COML A-4 DUE 06-12-2041 REG	2,411,000	(2,427,693.01)	(1,000,000.00)	1,076,076.17
CMO J P MORGAN CHASE COML MTG SECS CORP 2005-CIBC13 MTG PASSTHRU DUE 01-12-43	1,270,000	(1,290,806.64)	(1,270,000.00)	1,296,392.19
CMO J P MORGAN CHASE COML MTG SECS CORP 2006-C14 CTF A-SB 5.506 DUE 12-12-44 REG	205,000	(215,522.27)	(205,000.00)	215,248.59
CMO J P MORGAN CHASE COML MTG SECS TR 2006-L CL A-M 5.8755 DUE 04-17-2045 REG	2,160,000	(2,188,781.25)	(210,000.00)	203,700.00
CMO J P MORGAN CHASE COML MTG SECS TR 2006-LDP7 CL A-4 DUE 04-15-2045 REG	1,035,000	(1,084,359.96)	(1,035,000.00)	1,137,971.88
CMO J P MORGAN CHASE COML MTG SECS TR 2007 C DUE 02-12-2051 REG	175,000	(145,250.00)	(175,000.00)	159,250.00
CMO J P MORGAN CHASE COML MTG SECS TR 2007-C 5.631 DUE 02-15-2051 REG	1,875,000	(1,604,333.79)	(1,875,000.00)	1,679,872.07
CMO LB-UBS COML MTG TR 2006-C1 PASSTHRU CTF CL A-4 5.156 DUE 2-15-2031
CMO MERRILL LYNCH MTG TR SER 2005-CKI1 CL A-3 DUE 11-12-2037 BEO	200,000	(206,968.75)	(200,000.00)	207,562.50
CMO ML CFC COML MTG TR 2006 3 MTG PASSTHRU CTF CL A4 DUE 07-12-2046 REG	520,000	(525,281.25)	(520,000.00)	552,032.81
CMO ML-CFC COML MTG TR 2007-8 MTG PASS THRU CTF-CL A-3 DUE 08-12-2049 BEO	1,360,000	(1,363,195.32)	(1,360,000.00)	1,395,924.02
CMO MORGAN STANLEY CAP I TR 06-IQ12 COMLMTG PASSTHRU CTF CL A-4 DUE 121543 REG	950,000	(946,879.10)	(950,000.00)	959,023.24
CMO SER 2006-C7 CL A4 FLT RT DUE 06-10-2046 REG	1,200,000	(1,245,328.13)	(480,000.00)	528,543.75
CMO SER 2007-T27 CL A4 DUE 06-11-2042 BEO	607,000	(630,299.69)	(957,000.00)	1,058,382.19
CMO WACHOVIA BK COML MTG TR CML PSTHR COML MTG CTF CL A-3 DUE 07-15-45 REG	460,000	(444,115.63)	(460,000.00)	472,632.03
CMO WACHOVIA BK COML MTG TR COML MTG PASS-TH CL A-2 5.275 DUE 11-15-2048 BEO	90,000	(92,387.11)	(620,000.00)	638,848.44
CMO WACHOVIA BK COML MTG TR COML MTG PASS-TH CL A-4 5.572 DUE 10-15-2048 BEO	1,160,000	(1,112,580.86)	(1,160,000.00)	1,126,748.24
CMO WACHOVIA BK COML MTG TR SER 2004-C15CLASS-F 4.803 DUE 10-15-2041 REG	40,000	(40,293.75)	(40,000.00)	42,373.44
COCA COLA 6.95% DUE 11-15-2026	100,000	(118,865.00)	(100,000.00)	130,507.00
COCA COLA 7.0 NT DUE 10-01-2026 REG PUTTABLE 10-1-2006 @ PAR HOLDERS MU**PUT	305,000	(354,275.80)	(305,000.00)	394,235.05

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

COCA COLA CO 1.5% DUE 11-15-2015	285,000	(284,344.50)	(285,000.00)	278,502.00
COCA COLA CO 3.15% DUE 11-15-2020	335,000	(333,974.90)	(335,000.00)	318,940.10
COMCAST CORP NEW 5.15% DUE 03-01-2020	990,000	(1,055,587.10)	(370,000.00)	383,257.90
COMCAST CORP NEW 6.4% DUE 05-15-2038	300,000	(302,709.00)	(300,000.00)	330,354.00
COMCAST CORP NEW 6.5 DUE 15-01-2017	2,485,000	(2,838,921.45)
COMCAST CORP NEW 6.5% DUE 01-15-2015			(590,000.00)	667,667.60
CONS EDISON CO N Y INC NT 8.125 DUE 05-01-2010 BEO	200,000	(204,396.00)	(200,000.00)	200,000.00
COUNTRYWIDE FINL CORP MEDIUM TERM NTS BOTRANCHE # TR 00159 5.8 DUE 06-07-2012	800,000	(850,576.00)	(1,020,000.00)	1,084,486.00
CR SUISSE 1ST BSTN 5.5% DUE 08-15-2013	1,700,000	(1,859,375.00)	(700,000.00)	771,358.00
CR SUISSE 1ST BSTN FLTG RT .5195% DUE 07-25-2035	(62,007)	2,450.18	(306,766.42)	250,045.61
CR SUISSE AG 5.4% DUE 01-14-2020	780,000	(813,425.10)	(390,000.00)	404,735.10
CR SUISSE N Y BRH FORMERLY CR S SUB 6 DUE 02-15-2018 BEO			(95,000.00)	100,667.70
CSX CORP 5.75% DUE 03-15-2013	1,300,000	(1,414,998.00)	(600,000.00)	655,704.00
CSX CORP 6.15% DUE 05-01-2037	65,000	(67,697.50)	(65,000.00)	65,252.20
CVS CAREMARK CORP 6.036 DUE 12-10-2028			(204,174.83)	216,157.89
DEUTSCHE TELEKOM STEP CPN 8.75% DUE 06-15-2030			(125,000.00)	163,255.00
DIAGEO CAP PLC GTD NT 4.828 DUE 07-15-2020	590,000	(607,184.55)	(590,000.00)	656,085.90
DIRECTV HLDGS LLC 5.2% DUE 03-15-2020	385,000	(377,839.00)	(165,000.00)	175,218.45
DIRECTV HLDGS LLC 5.875% DUE 10-01-2019	430,000	(488,209.10)	(240,000.00)	264,816.00
DIRECTV HLDGS/FING 6 DUE 08-15-2040	360,000	(355,172.40)	(360,000.00)	377,380.80
DOW CHEM CO 4.25% DUE 11-15-2020	300,000	(299,175.00)	(300,000.00)	298,669.45
DOW CHEM CO 8.55% DUE 05-15-2019	780,000	(988,774.80)	(390,000.00)	487,299.30
DOW CHEM CO NT 9.4 DUE 05-15-2039	160,000	(201,790.00)	(160,000.00)	212,574.40
DU PONT E I DE 5.25% DUE 12-15-2016	170,000	(181,135.00)	(170,000.00)	193,407.30
DUKE ENERGY CORP 1ST & REF MTG BD 4.5 DUE 04-01-2010 BEO	325,000	(327,656.00)	(325,000.00)	325,000.00
DUKE ENERGY CORP SR NT 6.3% DUE 02-01-2014/01-26-2009	700,000	(783,699.00)	(700,000.00)	784,763.00
DUKE RLTY LTD 6.75% DUE 03-15-2020	70,000	(69,988.10)	(70,000.00)	78,257.20

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

EBAY INC 1.625% DUE 10-15-2015	320,000	(318,816.00)	(320,000.00)	319,331.20
EDF S A 5.6% DUE 01-27-2040	372,000	(363,453.00)	(372,000.00)	364,699.23
EKSPORTFINANS A S 3% DUE 11-17-2014	800,000	(838,448.00)	(465,000.00)	487,971.00
EKSPORTFINANS A S 5.5% DUE 06-26-2017	385,000	(437,876.60)	(470,000.00)	548,273.80
ENBRIDGE ENERGY 5.875% DUE 12-15-2016	1,300,000	(1,431,053.00)	(400,000.00)	446,904.00
ENTERPRISE PRODS 6.5% DUE 01-31-2019			(220,000.00)	249,684.60
FORD CR AUTO OWNER 3.22% DUE 03-15-2016	600,000	(599,993.04)	(600,000.00)	618,937.50
FRANCE TELECOM SA NT STEP UP 03-01-2011 02-01-2002	1,180,000	(1,245,989.80)	(1,710,000.00)	1,761,265.80
FRANKLIN RES INC 3.125% DUE 05-20-2015	270,000	(269,703.00)	(270,000.00)	282,452.40
FRKLN AUTO TR 6.09999990463% DUE 05-20-2016	440,000	(465,850.00)	(440,000.00)	463,650.00
FUT CALL APR 10 T-NOTE OPTION 1165	100	(109,656.00)	(100.00)	46,624.00
FUT CALL DEC 10 T-NOTE OPTION 1255	85	(118,442.40)	(85.00)	98,042.40
FUT CALL OCT 10 T-NOTE OPTION 1220	65	(98,698.60)	(65.00)	79,036.10
FUT DEC 10 10 YR T-NOTES
FUT DEC 10 5 YR T NOTE
FUT DEC 10 CBT UL T-BONDS
FUT DEC 10 U.S. T-BONDS
FUT DEC 10 US 2YR T-NOTE
FUT JUN 10 10 YR T-NOTES
FUT JUN 10 5 YR T NOTE
FUT JUN 10 U.S. T-BONDS
FUT JUN 10 US 2YR T-NOTE
FUT MAR 10 10 YR T-NOTES
FUT MAR 10 5 YR T NOTE
FUT MAR 10 US 2YR T-NOTE
FUT MAR 11 10 YR T-NOTES
FUT MAR 11 5 YR T NOTE

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

FUT MAR 11 CBT UL T-BONDS
FUT MAR 11 U.S. T-BONDS
FUT MAR 11 US 2YR T-NOTE
FUT SEP 10 10 YR T-NOTES
FUT SEP 10 5 YR T NOTE
FUT SEP 10 U.S. T-BONDS
FUT SEP 10 US 2YR T-NOTE
FUT US 5YR FUTR OPTN OCT10C	40	(27,878.62)	(40.00)	63,004.40
FUT US 5YR FUTR OPTN OCT10P	40	(34,134.16)	(40.00)	504.40
FUT US ULTRA BD(CBT)SEP10
GE CAP CR CARD 2.21000003815% DUE 06-15-2016	310,000	(309,965.81)	(310,000.00)	314,480.47
GEN ELEC CAP CORP 2.8% DUE 01-08-2013	1,600,000	(1,608,448.00)	(700,000.00)	718,438.00
GEN ELEC CAP CORP 5.5% DUE 01-08-2020	1,365,000	(1,360,369.15)	(1,365,000.00)	1,422,218.25
GEN ELEC CAP CORP 5.625% DUE 05-01-2018	670,000	(738,474.00)	(910,000.00)	1,001,124.10
GEN ELEC CAP CORP 5.875% DUE 01-14-2038	3,090,000	(3,053,630.10)	(1,765,000.00)	1,779,702.45
GEN ELEC CAP CORP 6% DUE 08-07-2019	385,000	(412,586.60)	(855,000.00)	908,852.40
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00575 5.45 DUE 01-15-2013	1,620,000	(1,763,240.40)	(880,000.00)	946,352.00
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00709 4.875 10-21-2010REG	725,000	(735,309.50)	(725,000.00)	726,950.25
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00818 6.875 DUE 01-10-2039	510,000	(569,109.00)	(510,000.00)	559,689.40
GENERAL ELEC CAP CORP MEDIUM TERM NTS BOOK ENTRY MTN 4.375% DUE 09-16-2020	535,000	(522,763.35)	(240,000.00)	242,474.40
GENERAL ELEC CO 5.25% DUE 12-06-2017			(390,000.00)	403,876.30
GOLD FIELDS OROGEN 4.875% DUE 10-07-2020	675,000	(670,254.75)	(200,000.00)	190,958.00
GOLDMAN SACHS 5.15% DUE 01-15-2014	520,000	(554,389.90)	(495,000.00)	535,911.75
GOLDMAN SACHS 6.15% DUE 04-01-2018			(640,000.00)	685,580.80
GOLDMAN SACHS GROUP INC MEDIUM TERM NTS BOOK ENTRY NT 5.375% DUE 03-15-2020	100,000	(99,099.00)	(100,000.00)	98,219.00
HARTFORD FINL SVCS 5.5% DUE 03-30-2020	315,000	(314,228.25)	(150,000.00)	157,045.50
HARTFORD FINL SVCS SR NT 4 DUE 03-30-2015	185,000	(184,874.20)	(185,000.00)	191,286.30

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

HEALTHCARE RLTY TR 5.125% DUE 04-01-2014	185,000	(189,859.95)	(185,000.00)	193,019.75
HEWLETT PACKARD CO 2.125% DUE 09-13-2015	455,000	(454,485.85)	(455,000.00)	448,056.70
HOME DEPOT INC 4.625% DUE 08-15-2010	1,000,000	(1,012,757.00)	(1,000,000.00)	1,001,587.00
HOUSEHOLD FIN CORP 8% DUE 07-15-2010	500,000	(508,445.00)	(580,000.00)	580,000.00
HSBC BANK USA NA 4.875 DUE 08-24-2020 BEO	2,000,000	(2,094,200.00)	(800,000.00)	799,392.00
HSBC FIN CORP 6.75% DUE 05-15-2011
HSBC FINANCE CORP 6.375% DUE 10-15-2011
HSBC HLDGS PLC 6.5% DUE 05-02-2036	290,000	(306,124.00)	(1,010,000.00)	1,118,898.20
INTERNATIONAL BUSINESS MACHS CORP IBM FLOAT JS X01535 DUE 07-28-2011 BEO	2,100,000	(2,118,152.40)	(2,100,000.00)	2,112,268.20
INTL BUSINESS 5.6% DUE 11-30-2039			(110,000.00)	125,594.70
INTL BUSINESS 7.625% DUE 10-15-2018			(650,000.00)	846,519.75
J P MORGAN CHASE & CO NT 6.75 DUE 02-01-2011 BEO	750,000	(775,222.50)	(750,000.00)	765,390.00
J P MORGAN CHASE & CO SR NT 4.5 DUE 11-15-2010 REG	1,000,000	(1,014,820.00)	(1,000,000.00)	1,005,110.00
J P MORGAN CHASE 4.3109998703% DUE 08-05-2032	1,620,000	(1,636,193.52)	(1,620,000.00)	1,636,453.13
JPMORGAN CHASE & 4.4% DUE 07-22-2020	190,000	(189,678.90)	(190,000.00)	187,615.50
JPMORGAN CHASE & 6.3% DUE 04-23-2019	1,830,000	(2,116,007.20)	(1,510,000.00)	1,722,510.00
JPMORGAN CHASE & CO FORMERLY J P MORGAN 6 DUE 01-15-2018 BEO			(335,000.00)	360,918.60
KELLOGG CO 6.6% DUE 04-01-2011	800,000	(827,864.00)	(800,000.00)	820,936.00
KEYSPAN CORP 7.625% DUE 11-15-2010	1,225,000	(1,255,672.25)	(1,225,000.00)	1,231,027.00
KINDER MORGAN 5.95% DUE 02-15-2018			(195,000.00)	215,024.55
KINDER MORGAN ENERGY PARTNERS L P SR NT 7.5 DUE 11-01-2010 BEO	500,000	(523,440.00)	(500,000.00)	500,990.00
KOREA DEV BK 4.375% DUE 08-10-2015	200,000	(200,436.00)	(200,000.00)	202,616.00
KRAFT FOODS INC 5.375% DUE 02-10-2020	370,000	(366,951.20)	(370,000.00)	367,556.60
KRAFT FOODS INC 6% DUE 02-11-2013	440,000	(487,924.80)	(665,000.00)	733,186.30
KRAFT FOODS INC 6.5% DUE 02-09-2040	260,000	(268,445.20)	(260,000.00)	299,839.80
KRAFT FOODS INC 6.5% DUE 08-11-2017	1,885,000	(2,179,496.60)	(335,000.00)	397,936.45
KRAFT FOODS INC 6.875% DUE 01-26-2039			(290,000.00)	351,404.60

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

KRAFT FOODS INC NT 7% DUE 08-11-2037			(180,000.00)	217,360.80
KREDITANSTALT FUR 1.375% DUE 07-15-2013	305,000	(304,362.55)	(305,000.00)	310,868.81
KROGER CO 6.4% DUE 08-15-2017	165,000	(193,079.70)	(125,000.00)	138,635.00
LINCOLN NATL CORP 6.25% DUE 02-15-2020	75,000	(79,044.75)	(415,000.00)	456,619.35
LINCOLN NATL CORP SR NT 8.75 DUE 07-01-2019	340,000	(412,039.20)	(340,000.00)	427,981.80
LLOYDS TSB BK PLC 5.8% DUE 01-13-2020	2,295,000	(2,290,612.65)	(1,695,000.00)	1,624,346.80
LORILLARD TOB CO 6.875% DUE 05-01-2020	245,000	(244,755.00)	(245,000.00)	245,793.80
LOS ANGELES CALIF DEPT WTR & PWR REV BUILD AMERICA BONDS 5.716 DUE 07-01-39	230,000	(230,000.00)	(230,000.00)	232,300.00
LOS ANGELES CALIF UNI SCH DIST 6.758% DUE 07-01-2034 BEO TAXABLE	275,000	(275,000.00)	(275,000.00)	304,213.25
MACQUARIE GROUP LTD SR MEDIUM TERM TRANCHE # TR 00003 6 14/01/2020	295,000	(294,737.45)	(295,000.00)	295,654.55
MANITOBA PROV CDA GLOBAL DEB 2.125% DUE 04-22-2013 REG	305,000	(304,624.85)	(305,000.00)	313,607.10
MERRILL LYNCH & CO INC TRANCHE # TR 00677 6.875% DUE 04-25-2018			(380,000.00)	417,753.00
METLIFE INC 7.717% DUE 02-15-2019			(340,000.00)	417,552.70
METROPOLITAN TRANSN AUTH N Y DEDICATED TAX FD 6.089% 11-15-2040 BEO TAXABLE	25,000	(24,936.25)	(25,000.00)	26,250.00
METROPOLITAN TRANSN AUTH N Y REV 6.548% 11-15-2031 BEO TAXABLE	430,000	(453,271.60)	(430,000.00)	455,894.60
MICROSOFT CORP 1.625% DUE 09-25-2015	355,000	(353,441.55)	(355,000.00)	349,728.25
MORGAN STANLEY FORMERLY MORGAN STANLEY MORGAN STANLEY 5.95 DUE 12-28-2017	1,710,000	(1,802,408.40)	(200,000.00)	210,006.00
MORGAN STANLEY MORGAN STANLEY 6.25% DUE 08-28-2017/08-28-2007	655,000	(706,271.05)	(655,000.00)	706,456.80
MORGAN STANLEY MTN 5.375 DUE 10-15-2015	1,485,000	(1,556,174.60)	(845,000.00)	902,146.30
N FORK 5.875% DUE 08-15-2012	188,000	(198,340.00)	(188,000.00)	199,445.44
NASDAQ OMX GROUP 5.55% DUE 01-15-2020	105,000	(104,562.15)	(105,000.00)	105,069.30
NATIONAL CITY CORP 6.875% DUE 05-15-2019	235,000	(260,525.75)	(300,000.00)	341,463.00
NATIONWIDE BLDG 6.25% DUE 02-25-2020	540,000	(539,562.60)	(540,000.00)	545,313.60
NATL AUSTRALIA BK LTD GLOBAL MEDIUM TRANCHE # SR 00029 3.75 02/03/2015	385,000	(384,930.70)	(385,000.00)	391,221.60
NEW ENG TEL & TEL CO 40 YR 7.875 DEB DUE11-15-2029,REGISTERED ONE-TIME PUT **PUT	100,000	(109,877.00)	(280,000.00)	318,995.60
NEW JERSEY ST TRANSN TR FD AUTH 6.561% 12-15-2040 BEO TAXABLE	450,000	(486,207.75)	(450,000.00)	494,496.00
NEW YORK N Y TAXABLE-SER D-1-BUILD AMER BDS 5.985% DUE 12-01-2036 REG TAXABLE	345,000	(342,360.75)	(345,000.00)	363,095.25

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

NEWS AMER INC 5.3 DUE 12-15-2014	865,000	(983,496.35)	(490,000.00)	550,054.40
NEWS AMER INC 6.65% DUE 11-15-2037	1,215,000	(1,323,645.30)	(470,000.00)	535,513.30
NEWS AMER INC 7.85% DUE 03-01-2039			(290,000.00)	365,162.20
NISOURCE FIN CORP 6.125% DUE 03-01-2022	300,000	(311,874.00)
NISOURCE FIN CORP 6.8% DUE 01-15-2019
NISOURCE FIN CORP 7.875% DUE 11-15-2010	1,000,000	(1,024,820.00)	(1,000,000.00)	1,005,100.00
NORDEA BK AG 4.875% DUE 01-27-2020	270,000	(268,520.40)	(270,000.00)	270,442.80
NORFOLK SOUTHN 8.625% DUE 05-15-2010	1,000,000	(1,014,028.20)	(1,000,000.00)	1,003,810.00
NOVA SCOTIA PROV CDA BD 2.375% DUE 07-21-2015 REG	440,000	(437,923.20)	(440,000.00)	446,274.40
NOVARTIS CAP CORP 1.9% DUE 04-24-2013	245,000	(244,674.15)	(245,000.00)	251,259.75
NOVARTIS CAP CORP 2.9% DUE 04-24-2015	395,000	(392,241.50)	(395,000.00)	415,721.70
NOVARTIS SECS INVT 5.125% DUE 02-10-2019	470,000	(542,145.00)	(265,000.00)	294,096.05
OHIO PWR CO 5.375% DUE 10-01-2021			(250,000.00)	274,637.50
ONTARIO PROV CDA BD 1.875% DUE 11-19-2012 BEO	1,500,000	(1,512,780.00)	(1,500,000.00)	1,532,325.00
ONTARIO PROV CDA BD 5.125% DUE 07-17-2012 BEO	500,000	(542,205.00)	(2,400,000.00)	2,590,752.00
ONTARIO PROV CDA GLOBAL NT 3.5% DUE 07-15-2013 REG	280,000	(293,291.60)	(280,000.00)	297,283.56
ONTARIO PROV CDA NT 4.1% DUE 06-16-2014 BEO	215,000	(233,454.74)	(435,000.00)	467,948.90
PACIFICORP 6.9% DUE 11-15-2011
PETROBRAS INTL FIN 5.75% DUE 01-20-2020	1,000,000	(1,116,920.00)	(260,000.00)	266,500.00
PETROBRAS INTL FIN CO 6.875 DUE 01-20-2040 REG	100,000	(103,900.00)	(470,000.00)	470,100.00
PETRO-CDA 6.05% DUE 05-15-2018	330,000	(357,980.70)	(330,000.00)	352,836.00
PFIZER INC NT 7.2 DUE 03-15-2039	350,000	(478,317.00)	(350,000.00)	471,236.50
PHILIP MORRIS INTL 5.65% DUE 05-16-2018	160,000	(175,606.40)	(745,000.00)	869,586.35
PHILLIP MORRIS INTL INC NT 6.875 DUE 03-17-2014 BEO	890,000	(1,026,313.50)	(265,000.00)	306,726.90
PLAINS ALL AMERN 3.95% DUE 09-15-2015	560,000	(588,961.60)	(280,000.00)	293,563.20
PLAINS ALL AMERN 6.7% DUE 05-15-2036			(180,000.00)	196,068.60
PLAINS ALL AMERN 8.75% DUE 05-01-2019			(130,000.00)	162,121.70

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

PNC FDG CORP 5.125% DUE 02-08-2020	310,000	(312,290.90)	(310,000.00)	316,286.80
PNC FDG CORP SR NT 6.7 DUE 06-10-2019			(490,000.00)	552,601.20
POTASH CORP SASK 7.75% DUE 05-31-2011	1,000,000	(1,052,440.00)	(1,000,000.00)	1,040,920.00
PRAXAIR INC 2.125% DUE 06-14-2013	1,250,000	(1,248,500.00)	(1,250,000.00)	1,269,756.00
PRIN FINL GROUP 8.875% DUE 05-15-2019	280,000	(340,323.24)	(405,000.00)	509,478.30
PROGRESS ENERGY 6.85% DUE 04-15-2012	800,000	(874,707.00)	(200,000.00)	214,578.00
PROLOGIS 6.625% DUE 05-15-2018	350,000	(355,365.50)	(350,000.00)	351,445.50
PRUDENTIAL FINANCIAL INC TRANCHE # TR 00033 4.75% DUE 09-17-2015			(1,093,000.00)	1,128,655.08
PRUDENTIAL FINL INC MED TRM NTS BOOK TRANCHE # TR 00028 6.625 12-01-2037			(65,000.00)	73,496.15
PRUDENTIAL FINL INC MEDIUM TERM NTS BOOKENTRY MTN 7.375% DUE 06-15-2019			(310,000.00)	369,014.70
PVPL CMO CROWN CASTLE TOWERS LLC/CROWN 06-1 SR SCD RV NT CL D144A 5.817 D111536	100,000	(104,750.00)	(100,000.00)	100,000.00
PVTPL ANGLO AMERICAN CAPITAL SR NT 144A 9.375% DUE 04-08-2019 BEO	200,000	(255,277.00)	(200,000.00)	258,168.00
PVTPL ANHEUSER BUSCH INBEV WORLDWIDE INCGTD NT 144A 5.375% DUE 11-15-2014 BEO	1,820,000	(2,007,642.00)	(55,000.00)	61,707.25
PVTPL ANHEUSER BUSCH INBEV WORLDWIDE INCGTD NT 144A 6.875% DUE 11-15-2019 BEO	400,000	(450,944.00)	(600,000.00)	736,254.00
PVTPL ANHEUSER BUSCH INBEV WORLDWIDE INCGTD NT 144A 7.2% DUE 01-15-2014 BEO			(180,000.00)	207,860.40
PVTPL ARI FLEET LEASE TR 2010-A AST BACKED NT FLTG 144A VAR RT DUE 8-15-2018	275,000	(275,000.00)	(275,000.00)	273,654.61
PVTPL AT&T INC 144A 5.35 DUE 09-01-2040			(217,006.89)	217,968.20
PVTPL BAE SYS HLDGS INC GTD NT 144A 4.75% DUE 08-15-2010/07-25-2005 BEO	1,000,000	(1,017,050.00)	(1,000,000.00)	1,000,000.00
PVTPL BANK AMER AUTO TR 2009-1 NT CL A-1TALF 144A .668% DUE 07-15-2010 BEO			(260,542.78)	260,542.78
PVTPL CME GROUP INDEX SVCS LLC GTD SR NT144A 4.4% DUE 03-15-2018/03-18-2010 BEO	725,000	(722,209.00)	(725,000.00)	770,870.75
PVTPL CMO CCI 06-1 SR SECD REV NT CL C 144A 5.4696 DUE 11-15-2036 BEO	120,000	(125,550.00)	(120,000.00)	125,648.08
PVTPL CMO EXTENDED STAY AMERICA TRUST 2010-ESHA CL A 2.9505 DUE 11-05-2015	1,030,000	(1,029,996.91)	(1,650.31)	1,650.31
PVTPL CMO VORNADO DP LLC TR 2010 MTG PASS THRU A-2 FX 144A 4.0035 9-13-2028	1,490,000	(1,507,727.69)	(1,490,000.00)	1,534,700.00
PVTPL COX COMMUNICATIONS INC NEW NT 144A8.375% DUE 03-01-2039 BEO			(330,000.00)	430,261.50
PVTPL DIRECTV HLDGS LLC / DIRECTV FING INC SR NT 144A 5.875% DUE 10-01-2019 BEO
PVTPL GE DEALER MASTER NT TR 2009-2 AST BKD NT CL A 144A FLTG DUE 10-20-2014	325,000	(325,000.00)	(325,000.00)	325,863.28
PVTPL HARLEY-DAVIDSON FDG CORP MEDIUM TRM NT SER C 144A 6.8 6-15-2018			(215,000.00)	234,313.45

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

PVTPL HUTCHISON WHAMPOA INTL 03/13 LTD GTD NT 144A 6.5% DUE 02-13-2013 BEO	1,935,000	(2,134,363.05)	(1,100,000.00)	1,205,886.00
PVTPL HUTCHISON WHAMPOA INTL 9/19 LTD GTD NT 144A 5.75 DUE 09-11-2019 BEO	350,000	(361,172.00)	(770,000.00)	854,938.70
PVTPL MET LIFE GLOBAL FDG I MTN TRANCHE # TR 00001 2.5 DUE 01-11-2013 BEO	2,000,000	(2,040,060.00)	(800,000.00)	816,248.00
PVTPL METLIFE GLOBAL FUNDING I SR NT 144A 4.625 DUE 08-19-2010 BEO	100,000	(102,294.00)	(200,000.00)	200,000.00
PVTPL MOSAIC CO SR NT 144A STEP UP DUE 12-01-2016/12-01-2007 BEO	220,000	(241,800.00)	(220,000.00)	240,878.00
PVTPL MOTIVA ENTERPRISES LLC SR NT 144A 5.75% DUE 01-15-2020/01-11-2010 BEO	1,435,000	(1,563,177.85)	(400,000.00)	440,690.40
PVTPL MOTIVA ENTERPRISES LLC SR NT 144A 6.85% DUE 01-15-2040/01-11-2010 BEO	120,000	(142,086.00)	(120,000.00)	142,291.20
PVTPL NATIONWIDE MUT INS CO SURPLUS NT 144A 9.375% DUE 08-15-2039 REG	410,000	(469,096.25)	(410,000.00)	488,736.40
PVTPL NISSAN MASTER OWNER TR RECV 2010-ANT FLTG 144A DUE 01-15-2015	350,000	(350,000.00)	(350,000.00)	350,875.00
PVTPL NISSAN MTR ACCEP CORP NT 144A 4.5%DUE 01-30-2015/01-27-2010 BEO	120,000	(119,499.60)	(120,000.00)	121,294.80
PVTPL NY LIFE GLOBAL FDG MEDIUM TERM NTSMTN 144A 4.625 DUE 08-16-2010 BEO	500,000	(510,840.00)	(500,000.00)	500,000.00
PVTPL ORACLE CORP NT 144A 5.375 DUE 07-15-2040	220,000	(217,450.20)	(220,000.00)	231,013.20
PVTPL PACIFIC LIFECORP SR NT 144A 6% DUE02-10-2020 BEO	200,000	(199,628.00)	(200,000.00)	201,032.00
PVTPL ROCHE HLDGS INC GTD NT 144A 6% DUE03-01-2019/02-25-2009 BEO	840,000	(967,080.80)	(340,000.00)	400,683.85
PVTPL WEA FIN LLC / WT FIN AUST PTY LTD GTD SR NT 144A 6.75% DUE 09-02-2019 BEO			(280,000.00)	327,303.20
PVTPL XLLIAC GLOBAL FDG SR SECD MEDIUM TERM NT 144A 4.8 DUE 08-10-2010 REG			(250,000.00)	250,000.00
QUEBEC PROV CDA GLOBAL DEB SER PJ 6.125%DUE 01-22-2011 BEO	1,000,000	(1,031,640.00)	(1,000,000.00)	1,015,090.00
QUEST DIAGNOSTICS 4.75% DUE 01-30-2020	375,000	(398,085.00)	(515,000.00)	534,127.10
REED ELSEVIER CAP 8.625% DUE 01-15-2019	300,000	(397,188.00)	(600,000.00)	762,576.00
REPUBLIC SVCS INC 5.5% DUE 09-15-2019
REVERSE REPO W/ BARCLAYS 912828ND8	16,103,548	(16,103,547.69)	(16,103,547.69)	16,103,547.69
REVERSE REPO W/BARCLAYS	4,439,828	(4,439,828.44)	(4,439,828.44)	4,439,828.44
RIO TINTO FIN USA 5.875% DUE 07-15-2013	1,700,000	(1,891,505.00)	(1,700,000.00)	1,924,349.00
RIO TINTO FIN USA 7.125% DUE 07-15-2028	445,000	(526,407.40)	(445,000.00)	551,055.00
RIO TINTO FIN USA 9% DUE 05-01-2019	145,000	(182,308.70)
ROYAL BK SCOTLAND 3.95% DUE 09-21-2015	200,000	(199,586.00)	(200,000.00)	201,526.00
SANTANDER DR AUTO 1.24000000954% DUE 02-17-2014	380,000	(379,935.17)	(380,000.00)	380,000.00

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

SANTANDER DR AUTO 1.84000003338% DUE 11-17-2014	980,000	(979,960.70)	(980,000.00)	991,025.00
SBC COMMUNICATIONS 6.15% DUE 09-15-2034			(135,000.00)	145,604.25
SECURITIES LENDING COLLATERAL FUND PARTIAL REVERSAL ADJUSTMENT			(70,406.55)	70,406.55
SIMON PPTY GROUP L 5.3% DUE 05-30-2013	1,200,000	(1,271,160.00)	(1,200,000.00)	1,329,540.00
SIMON PPTY GROUP L 5.65% DUE 02-01-2020	1,090,000	(1,145,250.15)	(310,000.00)	345,336.90
SIMON PPTY GROUP L 6.75% DUE 02-01-2040	505,000	(502,161.90)	(505,000.00)	591,203.50
SIMON PPTY GROUP L 6.75% DUE 05-15-2014			(200,000.00)	232,952.00
SL- CORE USA SUB FD			(2,230.17)	36,661.47
SOUTHERN CO 2.375% DUE 09-15-2015	1,860,000	(1,859,646.60)	(800,000.00)	790,464.00
SOUTHN COPPER CORP 6.75% DUE 04-16-2040	445,000	(441,662.50)	(445,000.00)	459,708.90
STAPLES INC 9.75% DUE 01-15-2014	320,000	(396,080.00)	(350,000.00)	428,683.50
SUMITOMO MITSUI BK 3.15% DUE 07-22-2015	315,000	(314,581.05)	(315,000.00)	328,428.45
SUNCOR ENERGY INC 6.1% DUE 06-01-2018	730,000	(834,032.30)	(335,000.00)	364,898.75
TECK RESOURCES LTD 10.75% DUE 05-15-2019	780,000	(942,225.00)	(780,000.00)	976,411.80
TELECOM ITALIA CAP 6.999% DUE 06-04-2018	665,000	(742,804.25)
TELEFONICA 5.134% DUE 04-27-2020	450,000	(450,000.00)	(450,000.00)	444,531.60
TELEFONICA 6.421% DUE 06-20-2016	250,000	(278,397.50)	(250,000.00)	270,820.00
TEVA 3% DUE 06-15-2015	280,000	(279,652.80)	(280,000.00)	290,346.00
TI CAPITAL 7.175% DUE 06-18-2019			(195,000.00)	203,427.90
TIME WARNER CABLE 6.75% DUE 06-15-2039			(65,000.00)	69,501.25
TIME WARNER CABLE 6.75% DUE 07-01-2018	810,000	(926,728.50)	(825,000.00)	951,862.50
TIME WARNER CABLE 8.75% DUE 02-14-2019
TIME WARNER INC 5.875% DUE 11-15-2016			(145,000.00)	166,777.55
TOTAL CAP 2.3% DUE 03-15-2016	710,000	(708,253.40)	(200,000.00)	198,336.00
UBS AG STAMFORD 4.875% DUE 08-04-2020	440,000	(439,036.40)	(440,000.00)	446,296.40
UBS AG STAMFORD BRH MEDIUM TERM SR DEP NTRANCHE # SR 00108 5.875 DUE 12-20-2017			(110,000.00)	112,064.70
UBS AG STAMFORD BRH MEDIUM TERM SR DEP NTS BOOK ENTRY MTN 3.875% DUE 01-15-2015	250,000	(248,932.50)	(250,000.00)	249,760.00

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
31-Dec-10

	Acquired	Cost of Acquisition	Disposed	Proceeds of Dispositions
Security Description / Asset ID	Share/Par Value	Net Amount	Share/Par Value	Net Amount

UNILEVER CAP CORP 7.125% DUE 11-01-2010	115,000	(118,730.60)	(115,000.00)	115,000.00
UNION PAC CORP 6.125% DUE 02-15-2020			(175,000.00)	203,833.00
UNITEDHEALTH GROUP 5.8% DUE 03-15-2036			(170,000.00)	178,304.50
US BANK NA FLTG RT DUE 04-29-2020	3,800,000	(3,933,418.00)	(1,600,000.00)	1,628,144.00
VA ELEC & PWR CO 4.5% DUE 12-15-2010	1,000,000	(1,022,957.00)	(1,000,000.00)	1,007,970.00
VA ELEC & PWR CO SR NT 2008 SER B 8.875 DUE 11-15-2038	870,000	(1,229,440.50)	(1,620,000.00)	2,427,846.70
VALERO ENERGY CORP 6.125% DUE 02-01-2020	385,000	(383,697.04)	(185,000.00)	207,151.90
VERIZON 5.5% DUE 02-15-2018	1,200,000	(1,320,540.00)	(245,000.00)	259,408.45
VERIZON 8.95% DUE 03-01-2039			(210,000.00)	279,921.60
VERIZON GLOBAL FDG CORP NT 7.25 DUE 12-01-2010 BEO	1,200,000	(1,245,636.00)	(1,200,000.00)	1,232,664.00
VERIZON NT 5.35 DUE 02-15-2011	445,000	(458,398.95)	(445,000.00)	452,827.55
VERIZON NT 6.35 DUE 04-01-2019	400,000	(440,796.00)	(1,040,000.00)	1,184,838.90
VERIZON WIRELESS 8.5% DUE 11-15-2018	225,000	(295,776.00)	(300,000.00)	394,749.00
WACHOVIA BK NATL ASSN MEDIUM TERM SUB BKTRANCHE # SB 00001 5 DUE 08-15-2015	120,000	(131,221.20)	(310,000.00)	335,311.50
WAL-MART STORES 5.625% DUE 04-01-2040	660,000	(654,423.00)	(660,000.00)	684,437.20
WAL-MART STORES INC WAL-MART STORES 4.75% DUE 08-15-2010 BEO	500,000	(511,915.00)	(500,000.00)	500,000.00
WASTE MGMT INC DEL 6.125% DUE 11-30-2039			(230,000.00)	255,424.20
WEATHERFORD INTL 9.625% DUE 03-01-2019			(65,000.00)	86,504.60
WELLS FARGO & CO 5.625% DUE 12-11-2017
XEROX CORP 5.625% DUE 12-15-2019			(60,000.00)	65,589.60
XEROX CORP 6.35% DUE 05-15-2018			(85,000.00)	97,591.05

Grand Total	215,604,616	(224,979,545.51)	(198,173,401.01)	209,111,330.52

MONSANTO SAVINGS AND INVESTMENT PLAN
EIN 43-1878297
SUPPLEMENTAL SCHEDULE 3
Form 5500, Schedule H, Part IV, Line 4j –
Schedule of Reportable Transactions for the Year Ended Dec. 31, 2010

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report — Part A

Single Transaction in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss

U.S. Government Securities

United States - USD
UTD STATES TREAS .75% DUE 05-31-2012 CUSIP: 912828NE6	33,000,000.00	17 Dec 10	100.43			0.00	33,143,196.49	33,143,196.49	0.00
Value of Interest in Common/Collective Trusts

United States - USD

NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND CUSIP: 195997MV0	64,037,587.76	13 Dec 10	1.00			0.00	64,037,587.76	64,037,587.76	0.00
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND CUSIP: 195997MV0	27,795,281.84	13 Dec 10	1.00			0.00	27,795,281.84	27,795,281.84	0.00
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND CUSIP: 195997MV0	151,944,356.77	17 Dec 10	1.00			0.00	151,944,356.77	151,944,356.77	0.00
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND CUSIP: 195997MV0	-64,072,007.05	1 Apr 10		1.00		0.00	64,072,007.05	64,072,007.05	0.00
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND CUSIP: 195997MV0	-63,658,543.00	17 Dec 10		1.00		0.00	63,658,543.00	63,658,543.00	0.00
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND CUSIP: 195997MV0	-84,040,751.20	17 Dec 10		1.00		0.00	84,040,751.20	84,040,751.20	0.00
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND CUSIP: 195997MV0	-116,289,106.81	20 Dec 10		1.00		0.00	116,289,106.81	116,289,106.81	0.00
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report — Part B

Series of Non-Security Transactions with Same Party in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss

THERE ARE NO REPORTABLE TRANSACTIONS
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report — Part C Summary

Series of Transactions by Issue in Excess of 5%

		Number of	— Transaction Aggregate —		Lease	Expenses		Current Value of Asset
Security Description / Asset ID		Transactions	Acquisition Price	Disposition Price	Rental	Incurred	Cost of Asset	on Transaction

FHLMC GOLD SINGLE FAMILY 4.5% 30 YEARS SETTLES JUNE CUSIP: 02R042660	Total acquisitions	8	16,807,750.01			0.00	16,807,750.01	16,807,750.01
	Total dispositions	10		16,821,578.13		0.00	16,807,750.01	16,821,578.13
FNMA SINGLE FAMILY MORTGAGE 5% 30 YEARS SETTLES JUNE CUSIP: 01F050668	Total acquisitions	7	16,130,387.51			0.00	16,130,387.51	16,130,387.51
	Total dispositions	7		16,247,249.42		0.00	16,130,387.51	16,247,249.42
FNMA SINGLE FAMILY MORTGAGE 5% 30 YEARS SETTLES MAY CUSIP: 01F050650	Total acquisitions	9	22,583,415.63			0.00	22,583,415.63	22,583,415.63
	Total dispositions	9		22,639,594.35		0.00	22,583,415.63	22,639,594.35
NTGI COLLECTIVE GOVERNMENT SHORT TERM IN VESTMENT FUND CUSIP: 195997MV0	Total acquisitions	464	732,462,926.43			0.00	732,462,926.43	732,462,926.43
	Total dispositions	335		711,439,036.25		0.00	711,439,036.25	711,439,036.25
REVERSE REPO W/ BARCLAYS 912828ND8 CUSIP: 999400AB0	Total acquisitions	7	16,103,547.69			0.00	16,103,547.69	16,103,547.69
	Total dispositions	7		16,103,547.69		0.00	16,103,547.69	16,103,547.69
UNITED STATES TREAS BDS BD DTD 11/16/1998 5.25% DUE 11-15-2028 REG CUSIP: 912810FF0	Total acquisitions	8	14,538,352.03			0.00	14,538,352.03	14,538,352.03
	Total dispositions	10		14,686,368.40		0.00	14,538,352.03	14,686,368.40
UNITED STATES TREAS BDS DTD 00218 3.875% DUE 08-15-2040 REG CUSIP: 912810QK7	Total acquisitions	5	15,013,281.10			0.00	15,013,281.10	15,013,281.10
	Total dispositions	9		13,056,415.65		0.00	13,080,940.96	13,056,415.65
UNITED STATES TREAS NTS DTD 00092 4.125% DUE 05-15-2015 REG CUSIP: 912828DV9	Total acquisitions	10	54,924,145.31			0.00	54,924,145.31	54,924,145.31
	Total dispositions	33		55,374,719.23		0.00	54,924,145.31	55,374,719.23
UNITED STATES TREAS NTS DTD 00250 2.375% DUE 08-31-2014 REG CUSIP: 91282BLK4	Total acquisitions	12	27,998,343.73			0.00	27,998,343.73	27,998,343.73
	Total dispositions	22		27,480,786.00		0.00	27,418,893.67	27,480,786.00
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report — Part C Summary

Series of Transactions by Issue in Excess of 5%

		Number of	— Transaction Aggregate —		Lease	Expenses		Current Value of Asset
Security Description / Asset ID		Transactions	Acquisition Price	Disposition Price	Rental	Incurred	Cost of Asset	on Transaction

UNITED STATES TREAS NTS DTD 00306 2.625% DUE 08-15-2020 REG CUSIP: 912828NT3	Total acquisitions	24	23,812,050.15			0.00	23,812,050.15	23,812,050.15
	Total dispositions	24		23,379,642.93		0.00	23,610,562.24	23,379,642.93
UNITED STATES TREAS NTS DTD 00321 1.375% DUE 11-30-2015 REG CUSIP: 912828PJ3	Total acquisitions	7	17,772,058.85			0.00	17,772,058.85	17,772,058.85
	Total dispositions	19		17,313,473.18		0.00	17,312,112.21	17,313,473.18
UNITED STATES TREAS NTS DTD 11/15/2009 3.375% DUE 11-15-2019 REG CUSIP: 912828LY4	Total acquisitions	30	48,827,998.08			0.00	48,327,998.08	48,827,998.08
	Total dispositions	27		49,392,104.71		0.00	49,395,373.30	49,392,104.71
UNITED STATES TREAS NTS NTS 2.75% DUE 02-15-2019 REG CUSIP: 912828KD1	Total acquisitions	29	48,621,390.37			0.00	48,621,390.37	48,621,390.37
	Total dispositions	16		37,493,301.28		0.00	37,965,198.19	37,493,301.28
UNITED STATES TREAS NTS 2.625 DUE 11-15-2020 REG CUSIP: 912828PC8	Total acquisitions	15	23,199,811.02			0.00	23,199,811.02	23,199,811.02
	Total dispositions	19		22,989,208.92		0.00	23,022,257.76	22,989,208.92
UNITED STATES TREAS NTS 2% DISC NT 30/11/2013 USD1000 2% DUE 11-30-2013 RE CUSIP: 912828JT8	Total acquisitions	7	21,212,762.69			0.00	21,212,762.69	21,212,762.69
	Total dispositions	13		25,051,271.54		0.00	25,038,815.60	25,051,271.54
UNITED STATES TREAS NTS 3.50 DUE 05-15-2020 REG CUSIP: 912828ND8	Total acquisitions	32	65,418,557.72			0.00	65,418,557.72	65,418,557.72
	Total dispositions	35		63,456,797.15		0.00	62,855,461.78	63,456,797.15
US TREAS NTS 1.375 DUE 09-15-2012 REG CUSIP: 912828LM0	Total acquisitions	32	71,375,074.39			0.00	71,375,074.39	71,375,074.39
	Total dispositions	26		55,748,064.92		0.00	55,494,612.69	55,748,064.92
UTD STATES TREAS .75% DUE 05-31-2012 CUSIP: 912828NE6	Total acquisitions	6	39,229,936.56			0.00	39,229,936.56	39,229,936.56
	Total dispositions	2		5,071,291.67		0.00	5,071,945.17	5,071,291.67
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report — Part D

Series of Transactions with Same Party in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss

GOLDMAN SACHS & COMPANY
U.S. Government Securities

United States — USD

##FED HOME LN MTG CORP 1.3 DUE 07-16-2013 REG DO NOT USE SEE 3-474340 CUSIP: 31398AV90	4,000,000.00	28 Jun 10	99.90			0.00	3,996,000.00	3,996,000.00	0.00
BK AMER CORP MED TRM NTS SER L BK FDIC GTD TRNCHE #TR 00007 2.1 DUE 04-30-12 CUSIP: 06050BAG6	170,000.00	08 Apr 10	101.72			0.00	172,929.10	172,929.10	0.00
CITIGROUP FDG INC NT 1.875 DUE 10-22-2012 CUSIP: 17313YAL5	40,000.00	08 Apr 10	100.76			0.00	40,304.00	40,304.00	0.00
FEDERAL HOME LN MTG CORP POOL #A87127 4% 07-01-2039 BEO CUSIP: 3129334L6	-394,945.64	09 Nov 10		102.98		0.00	406,670.59	406,732.30	61.71
FEDERAL HOME LN MTG CORP POOL #A9-4640 4% 10-01-2040 BEO CUSIP: 312943EM1	1,397,921.25	29 Oct 10	103.39			0.00	1,445,319.52	1,445,319.52	0.00
FEDERAL HOME LN MTG CORP POOL #D98098 6% 11-01-2028 BEO CUSIP: 3128E47K2	-61,329.78	27 Oct 10		108.50		0.00	65,700.89	66,542.81	841.92
FEDERAL HOME LN MTG CORP POOL #G0-6025 4.5% 09-01-2040 BEO CUSIP: 3128M8A20	2,319,545.34	08 Oct 10	105.15			0.00	2,438,965.68	2,438,965.68	0.00
FEDERAL HOME LN MTG CORP POOL #G05894 4.5% 04-01-2040 BEO CUSIP: 3126M73B0	-1,000,000.78	08 Oct 10		104.45		0.00	1,044,688.32	1,044,532.07	-156.25
FEDERAL HOME LN MTG CORP POOL #G05894 4.5% 04-01-2040 BEO CUSIP: 3128M73B0	-1,000,000.78	08 Oct 10		104.45		0.00	1,044,688.32	1,044,532.07	-156.25
FEDERAL HOME LN MTG CORP POOL #G05923 5,5% 02-01-2040 BEO CUSIP: 3128M74G8	-2,000,000,06	12 Jul 10		107.02		0.00	2,131,015.70	2,140,312.57	9,296.87
FHLB PREASSIGN 00198 5.375 05-18-2016 CUSIP: 3133XFJF4	-760,000.00	19 Mar 10		112.20		0.00	850,159.56	852,697.20	2,537.64
FHLMC DTD 10/25/2000 6.75 03-15-2031 CUSIP: 3134A4AA2	70,000.00	08 Apr 10	120.89			0.00	84,625.80	84,625.80	0.00
FHLMC GOLD SINGLE FAMILY 4.5% 30 YEARS SETTLES SEPTEMBER CUSIP: 02R042694	2,000,000.00	01 Sep 10	104.72			0.00	2,094,453.13	2,094,453.13	0.00
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report — Part D

Series of Transactions with Same Party in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss

GOLDMAN SACHS & COMPANY
FHLMC GOLD SINGLE FAMILY 4.5% 30 YEARS SETTLES SEPTEMBER CUSIP: 02R042694	-2,000,000.00	05 Aug 10		104.21		0.00	2,078,984.38	2,084,218.75	5,234.37
FHLMC GOLD SINGLE FAMILY 4% 30 YEARS SETTLES NOVEMBER CUSIP: 02R0406B3	1,400,000.00	09 Nov 10	102.98			0.00	1,441,781.25	1,441,781.25	0.00
FHLMC GOLD SINGLE FAMILY 4% 30 YEARS SETTLES NOVEMBER CUSIP: 02R0406B3	-1,400,000.00	29 Oct 10		102.98		0.00	1,441,562.50	1,441,781.25	218.75
FHLMC GOLD TBA POOL #9999999 6.5 04-13-2030 CUSIP: 02R062643	3,050,000.00	25 Feb 10	107.47			0.00	3,277,796.88	3,277,796.88	0.00
FHLMC GOLD TBA POOL #9999999 6.5 04-13-2030 CUSIP: 02R062643	-625,000.00	02 Mar 10		108.33		0.00	671,699.48	677,050.78	5,351.30
FHLMC GOLD TBA POOL #9999999 6.5 04-13-2030 CUSIP: 02R062643	-2,425,000.00	03 Mar 10		108.16		0.00	2,606,193.96	2,622,789.06	16,595.10
FHLMC GOLD TBA POOL 6.5 30YR MAR CUSIP: 02R062635	3,050,000.00	12 Feb 10	108.16			0.00	3,298,765.63	3,298,765.63	0.00
FHLMC GOLD TBA POOL 6.5 30YR MAR CUSIP: 02R062635	-3,050,000.00	25 Feb 10		107.77		0.00	3,299,731.21	3,287,089.84	-12,641.37
FHLMC PREASSIGN 00046 2.5 01-07-2014 CUSIP: 3137EABX6	1,000,000.00	26 Jul 10	103.74			0.00	1,037,404.00	1,037,404.00	0.00
FHLMC PREASSIGN 00046 2.5 01-07-2014 CUSIP: 3137EABX6	2,000,000.00	03 Aug 10	104.53			0.00	2,090,626.00	2,090,626.00	0.00
FHLMC PREASSIGN 00049 3.75 03-27-2019 CUSIP: 3137EACA5	515,000.00	02 Dec 10	105.57			0.00	543,664.90	543,664.90	0.00
FHLMC PREASSIGN 00050 2.5 04-23-2014 CUSIP: 3137EACB3	3,000,000.00	16 Sep 10	104.51			0.00	3,135,414.00	3,135,414.00	0.00
FNMA POOL #AC8655 4.5% 02-01-2040 BEO CUSIP: 31417VTM5	399,999.97	14 Jun 10	102.28			0.00	409,124.97	409,124.97	0.00
FNMA POOL #AC8655 4.5% 02-01-2040 BEO CUSIP: 31417VTM5	-399,999.97	14 Jun 10		102.31		0.00	409,124.97	409,249.97	125.00
FNMA POOL #AD0720 5.5% 12-01-2034 BEO CUSIP: 31418MYS5	2,027,080.84	11 Jun 10	107.78			0.00	2,184,813.06	2,184,813.06	0.00
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report — Part D

Series of Transactions with Same Party in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss

GOLDMAN SACHS & COMPANY
FNMA POOL #AD7903 4.5% 07-01-2040 BEO CUSIP: 31418VX98	1,000,000.00	14 Jun 10	102.28			0.00	1,022,812.50	1,022,812.50	0.00
FNMA POOL #AD7903 4.5% 07-01-2040 BEO CUSIP: 31418VX98	1,000,000.00	14 Jun 10	102.28			0.00	1,022,812.50	1,022,812.50	0.00
FNMA POOL #AE0178 6% 08-01-2024 BEO CUSIP: 31419AFU6	1,260,000.00	23 Jun 10	109.31			0.00	1,377,337.50	1,377,337.50	0.00
FNMA POOL #MA0156 5% 08-01-2029 BEO CUSIP: 31417YE60	226,547.84	11 Jun 10	105.67			0.00	239,397.35	239,397.35	0.00
FNMA POOL #MA0243 5% 11-01-2029 BEO CUSIP: 31417YHV2	393,947.90	30 Apr 10	104.66			0.00	412,291.10	412,291.10	0.00
FNMA POOL #MA0384 5% 04-01-2030 BEO CUSIP: 31417YNA1	923,075.69	23 Apr 10	104.09			0.00	960,864.11	960,864.11	0.00
FNMA POOL #745044 4.5% 08-01-2035 BEO CUSIP: 31403CWD9	-693,173.70	25 May 10		103.00		0.00	652,612.20	713,968.91	61,356.71
FNMA POOL #831455 6.5% 05-01-2036 BEO CUSIP: 31407HWQ5	-90,535.89	09 Apr 10		108.39		0.00	92,357.97	98,132.41	5,774.44
FNMA POOL #852684 6% 03-01-2036 BEO CUSIP: 31408JJ51	-261,183.46	22 Jun 10		108.88		0.00	263,301.88	284,363.49	21,061.61
FNMA POOL #887070 6.5% 07-01-2036 BEO CUSIP: 31410EQX9	-88,099.09	09 Apr 10		108.39		0.00	89,872.13	95,491.16	5,619.03
FNMA POOL #888339 4.5% 04-01-2037 BEO CUSIP: 31410F4Y8	-1,667,857.31	25 May 10		102.91		0.00	1,631,216.52	1,716,329.41	85,112.89
FNMA POOL #888702 6.5% 08-01-2037 BEO CUSIP: 31410GKP7	-961,018.45	11 Mar 10		107.02		0.00	1,034,145.95	1,028,439.90	-5,706.05
FNMA POOL #938944 6.5% DUE 08-01-2037 REG CUSIP: 31412YS94	-171,072.35	02 Aug 10		110.19		0.00	184,865.05	188,500.35	3,635.30
FNMA POOL #940665 6.5% DUE 09-01-2037 REG CUSIP: 31413BQS3	943,244.69	12 Jan 10	107.67			0.00	1,015,609.24	1,015,609.24	0.00
FNMA POOL #942561 6.5% DUE 08-01-2037 REG CUSIP: 31413DTS6	-19,291.02	09 Mar 10		107.02		0.00	20,758.94	20,644.40	-114.54
     NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report — Part D

Series of Transactions with Same Party in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss

GOLDMAN SACHS & COMPANY
FNMA POOL #952423 6.5% 09-01-2037 BEO CUSIP: 31413QSL3	-19,591.13	09 Mar 10		107.02		0.00	21,081.89	20,965.57	-116.32
FNMA POOL #965213 6.5% 09-01-2038 BEO CUSIP: 31414FYJ4	28,516.74	12 Jan 10	107.67			0.00	30,704.51	30,704.51	0.00
FNMA POOL #967692 6.5% 01-01-2038 BEO CUSIP: 31414JRM7	28,237.97	12 Jan 10	107.67			0.00	30,404.35	30,404.35	0.00
FNMA POOL #988060 6.5% 08-01-2038 BEO CUSIP: 31415STR3	-547,026.04	29 Mar 10		107.19		0.00	560,103.39	586,343.54	26,240.15
FNMA POOL #988065 6.5% 08-01-2038 BEO CUSIP: 31415STW2	-243,386.85	29 Mar 10		107.19		0.00	249,205.31	260,880.28	11,674.97
FNMA POOL #995914 6.5% 01-01-2039 BEO CUSIP: 31416CK39	-2,969,894.92	12 Feb 10		107.03		0.00	3,214,911.26	3,178,715.66	-36,195.60
FNMA PREASSIGN 00338 4.125 04-15-2014 CUSIP: 31359MUT8	2,080,000.00	21 Jul 10	109.79			0.00	2,283,632.00	2,283,632.00	0.00
FNMA SEMI ANNUAL 5.375 06-12-2017 CUSIP: 31398ADM1	1,145,000.00	19 Mar 10	111.69			0.00	1,278,816.15	1,278,816.15	0.00
FNMA SEMI ANNUAL 5.375 06-12-2017 CUSIP: 31398ADM1	-1,415,000.00	21 Jul 10		117.69		0.00	1,576,936.65	1,665,341.80	88,405.15
FNMA SINGLE FAMILY MORTGAGE 4.5% 30 YEARS SETTLES JUNE CUSIP: 01F042665	2,400,000.00	25 May 10	102.28			0.00	2,454,750.00	2,454,750.00	0.00
FNMA SINGLE FAMILY MORTGAGE 4.5% 30 YEARS SETTLES JUNE CUSIP: 01F042665	-400,000.00	14 Jun 10		102.28		0.00	409,250.00	409,125.00	-125.00
FNMA SINGLE FAMILY MORTGAGE 4.5% 30 YEARS SETTLES JUNE CUSIP: 01F042665	-2,000,000.00	14 Jun 10		102.28		0.00	2,046,250.00	2,045,625.00	-625.00
FNMA SINGLE FAMILY MORTGAGE 5% 30 YEARS SETTLES APRIL CUSIP: 01F050643	400,000.00	26 Feb 10	103.16			0.00	412,625.00	412,625.00	0.00
FNMA SINGLE FAMILY MORTGAGE 5% 30 YEARS SETTLES APRIL CUSIP: 01F050643	-400,000.00	03 Mar 10		103.52		0.00	411,450.74	414,062.50	2,611.76
FNMA SINGLE FAMILY MTG 6.5 30 YEARS SETTLES MAR CUSIP: 01F062630	1,000,000.00	09 Mar 10	107.02			0.00	1,070,156.25	1,070,156.25	0.00
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report — Part D

Series of Transactions with Same Party in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss

GOLDMAN SACHS & COMPANY
FNMA SINGLE FAMILY MTG 6.5 30 YEARS SETTLES MAR CUSIP: 01F062630	-1,000,000.00	19 Feb 10		107.02		0.00	1,076,054.69	1,070,156.25	-5,898.44
FNMA 1.625 10-26-2015 CUSIP: 31398A4M1	1,085,000.00	15 Oct 10	101.02			0.00	1,096,110.40	1,096,110.40	0.00
FNMA 1.625 10-26-2015 CUSIP: 31398A4M1	2,200,000.00	21 Oct 10	101.11			0.00	2,224,376.00	2,224,376.00	0.00
FNMA 4.375 DUE 03-15-2013 REG CUSIP. 31359MRGO	2,000,000.00	16 Sep 10	108.68			0.00	2,173,674.00	2,173,674.00	0.00
GMAC INC FDIC GTD SR NT 1.75 DUE 10-30-2012 CUSIP: 36185JAA7	135,000.00	08 Apr 10	100.48			0.00	135,652.05	135,652.05	0.00
GMAC INC FDIC GTD SR NT 1.75 DUE 10-30-2012 CUSIP: 36185JAA7	-730,000.00	13 Dec 10		101.84		0.00	743,487.19	743,417.40	-69.79
GNMA II JUMBOS 5% 30 YEARS SETTLES DECEMBER CUSIP: 21H0506C1	600,000.00	17 Dec 10	106.05			0.00	636,328.13	636,328.13	0.00
GNMA II JUMBOS 5% 30 YEARS SETTLES DECEMBER CUSIP: 21H0506C1	-600,000.00	08 Dec 10		108.05		0.00	644,466.80	636,328.13	-8,138.67
GNMA II JUMBOS 5% 30 YEARS SETTLES JANUARY CUSIP: 21H050616	600,000.00	08 Dec 10	105.81			0.00	634,875.00	634,875.00	0.00
GNMA II JUMBOS 5% 30 YEARS SETTLES JANUARY CUSIP: 21H050615	-600,000.00	17 Dec 10		105.75		0.00	634,875.00	634,500.00	-375.00
GNMA POOL #004342 5% 01-20-2039 BEO CUSIP: 36202EZF9	-454,167.65	17 Dec 10		106.05		0.00	487,875.41	481,666.09	-6,209.32
GNMA POOL #004679 5% 04-20-2040 BEO CUSIP: 36202FFU5	-108,301.74	17 Dec 10		106.05		0.00	116,339.76	114,859.08	-1,480.68
TENNESSEE VALLEY AUTH GLOBAL PWR BO 2009 SER C 5.25% DUE 09-15-2039 REG CUSIP: 880591 EH1	85,000.00	08 Apr 10	98.68			0.00	83,879.70	83,879.70	0.00
UNITED STATES NTS06/15/2010 1.125% 06/15/2013 CUSIP: 912B28NH9	310,000.00	22 Jul 10	100.64			0.00	311,998.05	311,998.05	0.00
UNITED STATES TREAS BDS BD DTD 11/16/1998 5.25% DUE 11-15-2028 REG CUSIP: 912810FF0	-415,000.00	19 Jan 10		109.67		0.00	457,296.00	455,138.28	-2,157.72
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report — Part D

Series of Transactions with Same Party in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss

GOLDMAN SACHS & COMPANY
UNITED STATES TREAS BOS DTD 00210 4.25% DUE 05-15-2039 REG CUSIP: 912810QB7	460,000.00	04 May 10	96.62			0.00	444,458.87	444,458.87	0.00
UNITED STATES TREAS BDS DTD 00210 4.25% DUE 05-15-2039 REG CUSIP: 912810QB7	-300,000.00	23 Mar 10		94.41		0.00	290,229.13	283,240.99	-6,988.14
UNITED STATES TREAS BDS DTD 00210 4.25% DUE 05-15-2039 REG CUSIP: 912810QB7	-105,000.00	13 Aug 10		105.89		0.00	102,920.53	111,184.74	8,264.21
UNITED STATES TREAS BDS DTD 00218 3.875% DUE 08-15-2040 REG CUSIP: 912810QK7	-3,200,000.00	20 Dec 10		90.63		0.00	2,916,012.80	2,900,000.00	-16,012.80
UNITED STATES TREAS BDS DTD 08/15/1993 6.25% DUE 08-15-2023 REG CUSIP: 912810EQ7	3,000,000.00	23 Sep 10	134.98			0.00	4,049,414.06	4,049,414.06	0.00
UNITED STATES TREAS BDS DTD 08/15/1993 6.25% DUE 08-15-2023 REG CUSIP: 912810EQ7	-400,000.00	07 Jul 10		129.88		0.00	471,561.13	519,500.00	47,948.87
UNITED STATES TREAS BDS DTD 08/15/1994 7.5 15 NOV 2024 CUSIP: 912810ES3	-300,000.00	11 Aug 10		147.96		0.00	410,162.18	443,893.33	33,731.15
UNITED STATES TREAS BDS DTD 08/15/1994 7.5 15 NOV 2024 CUSIP: 912810ES3	-255,000.00	13 Aug 10		148.70		0.00	348,637.85	379,191.85	30,554.10
UNITED STATES TREAS BDS 0 DEB 15/02/2040 USD1000 4.625 DUE 02-15-2040REG CUSIP: 912810QE1	550,000.00	11 Feb 10	98.48			0.00	541,659.86	541,659.86	0.00
UNITED STATES TREAS BDS 0 DEB 15/02/2040 USD1000 4.625 DUE 02-15-2040REG CUSIP: S12810QE1	600,000.00	20 Jul 10	111.67			0.00	670,031.25	670,031.25	0.00
UNITED STATES TREAS BDS 0 DEB 15/02/2040 USD1000 4.625 DUE 02-15-2040REG CUSIP: 912810QE1	665,000.00	18 Aug 10	116.50			0.00	774,753.64	774,753.64	0.00
UNITED STATES TREAS BDS 0 DEB 15/02/2040 USD1000 4.625 DUE 02-15-2040REG CUSIP: 912810QE1	55,000.00	23 Aug 10	116.64			0.00	64,150.42	64,150.42	0.00
UNITED STATES TREAS BDS 0 DEB 15/02/2040 USD1000 4.625 DUE 02-15-2040REG CUSP: 912810QE1	-238,000.00	02 Mar 10		100.40		0.00	234,390.99	238,947.33	4,556.34
UNITED STATES TREAS BDS 7 1/4% 15/8/2022 USD1000 7.25% DUE 08-15-2022 REG CUSIP: 912810EM6	325,000.00	01 Jun 10	135.22			0.00	439,460.94	439,460.94	0.00
UNITED STATES TREAS BDS 7 1/4% 15/8/2022 USD1000 7.25% DUE 08-15-2022 REG CUSIP: 912810EM6	-485,000.00	07 Jul 10		139.50		0.00	639,103.16	676,575.00	37,471.84
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report — Part D

Series of Transactions with Same Party in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss

GOLDMAN SACHS & COMPANY
UNITED STATES TREAS NTS DTD 00092 4.125% DUE 05-15-2015 REG CUSIP: 912828DV9	395,000.00	18 Aug 10	112.88			0.00	445,888.43	445,888.43	0.00
UNITED STATES TREAS NTS DTD 00092 4.125% DUE 05-15-2015 REG CUSIP: 912828DV9	395,000.00	23 Aug 10	112.68			0.00	445,086.09	445,086.09	0.00
UNITED STATES TREAS NTS DTD 00092 4.125% DUE 05-15-2015 REG CUSIP: 912828DV9	395,000.00	23 Aug 10	112.70			0.00	445,147.81	445,147.81	0.00
UNITED STATES TREAS NTS DTD 00092 4.125% DUE 05-15-2015 REG CUSIP: 912828DV9	120,000.00	24 Aug 10	113.19			0.00	135,825.40	135,825.40	0.00
UNITED STATES TREAS NTS DTD 00092 4.125% DUE 05-15-2015 REG CUSIP: 912828DV9	-280,000.00	07 Sep 10		112.84		0.00	309,811.96	315,962.50	6,150.54
UNITED STATES TREAS NTS DTD 00092 4.125% DUE 05-15-2015 REG CUSIP: 912828DV9	-655,000.00	29 Nov 10		112.27		0.00	742,632.20	735,337.65	-7,294.55
UNITED STATES TREAS NTS DTD 00092 4.125% DUE 05-15-2015 REG CUSIP: 912828DV9	-1,260,000.00	29 Nov 10		112.28		0.00	1,428,574.92	1,414,739.53	-13,835.39
UNITED STATES TREAS NTS DTD 00135 4.875% DUE 08-15-2016 REG CUSIP: 912828FQ8	-475,000.00	01 Feb 10		111.61		0.00	531,447.06	530,144.53	-1,302.53
UNITED STATES TREAS NTS DTD 00152 4.625% DUE 02-15-2017 REG CUSIP: 912828GH7	2,540,000.00	07 Sep 10	116.61			0.00	2,961,995.60	2,961,995.60	0.00
UNITED STATES TREAS NTS DTD 00176 4.25% DUE 11-15-2017 REG CUSIP: 912828HH6	-330,000.00	18 Mar 10		106.70		0.00	362,275.00	352,120.31	-154.69
UNITED STATES TREAS NTS DTD 00176 4.25% DUE 11-15-2017 REG CUSIP: 912828HH6	-665,000.00	19 Mar 10		106.60		0.00	709,887.50	708,900.39	-987.11
UNITED STATES TREAS NTS DTD 00225 1.75% DUE 03-31-2014 REG CUSIP: 912828KJ8	1,125,000.00	18 Mar 10	98.90			0.00	1,112,607.42	1,112,607.42	0.00
UNITED STATES TREAS NTS DTD 00229 1.875% DUE 04-30-2014 REG CUSP: 912828KN9	-2,080,000.00	06 Oct 10		104.13		0.00	2,140,531.25	2,165,800.00	25,268.75
UNITED STATES TREAS NTS DTD 00250 2.375% DUE 08-31-2014 REG CUSIP: 912828LK4	1,310,000.00	04 May 10	101.07			0.00	1,324,076.65	1,324,076.65	0.00
UNITED STATES TREAS NTS DTD 00250 2.375% DUE 08-31-2014 REG CUSIP: 912828LK4	-3,480,000.00	08 Fab 10		101.43		0.00	3,509,407.97	3,529,590.00	20,182.03
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report — Part D

Series of Transactions with Same Party in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss

GOLDMAN SACHS & COMPANY
UNITED STATES TREAS NTS DTD 00250 2.375% DUE 08-31-2014 REG CUSIP: 912828LK4	-1,800,000.00	04 Nov 10		106.50		0.00	1,903,508.38	1,917,000.00	13,491.62
UNITED STATES TREAS NTS DTD 00251 3% DUE 08-31-2016 REG CUSIP: 912828LL2	750,000.00	16 Apr 10	99.84			0.00	748,828.13	748,828.13	0.00
UNITED STATES TREAS NTS DTD 00251 3% DUE 08-31-2016 REG CUSIP: 912828LL2	325,000.00	05 May 10	100.96			0.00	328,110.35	328,110.35	0.00
UNITED STATES TREAS NTS DTD 00251 3% DUE 08-31-2016 REG CUSIP: 912828LL2	160,000.00	29 Jun 10	104.40			0.00	167,037.50	167,037.50	0.00
UNITED STATES TREAS NTS DTD 00251 3% DUE 08-31-2016 REG CUSIP: 912828LL2	-300,000.00	27 Jan 10		100.23		0.00	300,772.82	300,703.13	-69.69
UNITED STATES TREAS NTS DTD 00254 3% DUE 09-30-2016 REG CUSIP: 912828LP3	500,000.00	01 Feb 10	99.79			0.00	498,955.00	498,955.00	0.00
UNITED STATES TREAS NTS DTD 00254 3% DUE 09-30-2016 REG CUSIP: 912828LP3	155,000.00	04 Feb 10	100.16			0.00	155,242.19	155,242.19	0.00
UNITED STATES TREAS NTS DTD 00254 3% DUE 09-30-2016 REG CUSIP: 912828LP3	600,000.00	15 Sep 10	106.52			0.00	639,117.19	639,117.19	0.00
UNITED STATES TREAS NTS DTD 00254 3% DUE 09-30-2016 REG CUSIP: 912828LP3	650,000.00	16 Sep 10	106.70			0.00	693,570.31	693,570.31	0.00
UNITED STATES TREAS NTS DTD 00254 3% DUE 09-30-2016 REG CUSIP: 912828LP3	-500,000.00	03 NOV 10		108.61		0.00	524,945.58	543,027.34	18,081.76
UNITED STATES TREAS NTS DTD 00268 3.25% DUE 12-31-2016 REG CUSIP: 912828MD9	2,120,000.00	30 Apr 10	101.22			0.00	2,145,920.31	2,145,920.31	0.00
UNITED STATES TREAS NTS DTD 00268 3.25% DUE 12-31-2016 REG CUSIP: 912828MD9	-2,120,000.00	11 May 10		102.02		0.00	2,145,920.31	2,162,731.25	16,810.94
UNITED STATES TREAS NTS DTD 00271 1.375% DUE 01-15-2013 REG CUSIP: 912828MG2	470,000.00	13 Jan 10	99.48			0.00	467,539.84	467,539.84	0.00
UNITED STATES TREAS NTS DTD 00271 1.375% DUE 01-15-2013 REG CUSIP: 912828MG2	380,000.00	27 Jan 10	100.00			0.00	380,000.00	380,000.00	0.00
UNITED STATES TREAS NTS DTD 00271 1.375% DUE 01-15-2013 REG CUSIP: 912828MG2	650,000.00	04 Oct 10	102.05			0.00	663,330.08	663,330.08	0.00
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report — Part D

Series of Transactions with Same Party in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss

GOLDMAN SACHS & COMPANY
UNITED STATES TREAS NTS DTD 00271 1.375% DUE 01-15-2013 REG CUSIP: 912828MG2	-20,000.00	09 Mar 10		100.09		0.00	19,981.93	20,018.75	36.82
UNITED STATES TREAS NTS DTD 00277 1.375% DUE 02-15-2013 REG CUSIP: 912828MN7	1,500,000.00	18 Feb 10	99.91			0.00	1,498,715.96	1,498,715.96	0.00
UNITED STATES TREAS NTS DTD 00277 1.375% DUE 02-15-2013 REG CUSIP: 912828MN7	20,000.00	09 Mar 10	99.99			0.00	19,997.66	19,997.66	0.00
UNITED STATES TREAS NTS DTD 00277 1.375% DUE 02-15-2013 REG CUSIP: 912828MN7	2,905,000.00	10 Nov 10	101.85			0.00	2,958,674.41	2,958,674.41	0.00
UNITED STATES TREAS NTS DTD 00277 1.375% DUE 02-15-2013 REG CUSIP: 912828MN7	-1,500,000.00	23 Mar 10		99.69		0.00	1,498,715.96	1,495,424.66	-3,291.30
UNITED STATES TREAS NTS DTD 00277 1.375% DUE 02-15-2013 REG CUSIP: 912828MN7	-245,000.00	04 Oct 10		102.08		0.00	244,387.50	250,100.98	5,713.48
UNITED STATES TREAS NTS DTD 00278 3.625% DUE 02-15-2020 REG CUSIP: 912828MP2	1,150,000.00	11 May 10	100.69			0.00	1,157,906.25	1,157,906.25	0.00
UNITED STATES TREAS NTS DTD 00278 3.625% DUE 02-15-2020 REG CUSIP: 912828MP2	1,155,000.00	11 May 10	100.69			0.00	1,162,940.63	1,162,940.63	0.00
UNITED STATES TREAS NTS DTD 00278 3.625% DUE 02-15-2020 REG CUSIP: 912828MP2	-600,000.10	15 Mar 10		99.20		0.00	596,050.67	595,218.75	-831.92
UNITED STATES TREAS NTS DTD 00278 3.625% DUE 02-15-2020 REG CUSIP: 912828MP2	-290,000.00	18 Mar 10		99.49		0.00	288,555.85	288,527.34	-28.51
UNITED STATES TREAS NTS DTD 00278 3.625% DUE 02-15-2020 REG CUSIP: 912828MP2	-80,000.00	07 Apr 10		97.27		0.00	78,429.89	77,815.63	-614.26
UNITED STATES TREAS NTS DTD 00294 2.125% DUE 05-31-2015 REG CUSIP: 912828NF3	145,000.00	16 Jun 10	100.34			0.00	145,498.44	145,498.44	0.00
UNITED STATES TREAS NTS DTD 00294 2.125% DUE 05-31-2015 REG CUSIP: 912828NF3	-275,000.00	15 Jun 10		100.21		0.00	275,870.56	275,590.82	-279.74
UNITED STATES TREAS NTS DTD 00302 1.75% DUE 07-31-2015 REG CUSIP: 912828NP1	-565,000.00	08 Sep 10		101.53		0.00	573,304.69	573,629.49	324.80
UNITED STATES TREAS NTS DTD 00305 .625% DUE 06-30-2012 REG CUSIP: 912828NS5	2,600,000.00	13 Oct 10	100.46			0.00	2,612,085.94	2,612,085.94	0.00
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆ 5% Report — Part D
      Series of Transactions with Same Party in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss

GOLDMAN SACHS & COMPANY
UNITED STATES TREAS NTS DTD 00306 2.625% DUE 08-15-2020 REG CUSIP: 912828NT3	1,145,000.00	16 Aug 10	99.75			0.00	1,142,137.50	1,142,137.50	0.00
UNITED STATES TREAS NTS DTD 00306 2.625% DUE 08-15-2020 REG CUSIP: 912828NT3	5,770,000.00	20 Aug 10	100.61			000	5,804,958.63	5,804,958.63	0.00
UNITED STATES TREAS NTS DTD 00306 2.625% DUE 08-15-2020 REG CUSIP: 912828NT3	220,000.00	14 Oct 10	101.47			0.00	223,231.25	223,231.25	0.00
UNITED STATES TREAS NTS DTD 00306 2.625% DUE 08-15-2020 REG CUSIP: 912828NT3	500,000.00	04 Nov 10	101.13			0.00	505,664.06	505,664.06	0.00
UNITED STATES TREAS NTS DTD 00306 2.625% DUE 08-15-2020 REG CUSIP: 912828NT3	-90,000.00	29 Nov 10		98.60		0.00	90,444.70	88,741.05	-1,703.65
UNITED STATES TREAS NTS DTD 00312 1.25% DUE 09-30-2015 REG CUSIP: 912828NZ9	-2,225,000.00	21 Oct 10		100.58		0.00	2,238,129.76	2,237,863.28	-266.48
UNITED STATES TREAS NTS DTD 00321 1.375% DUE 11-30-2015 REG CUSIP: 912828PJ3	15,000,000.00	17 Dec 10	97.28			0.00	14,592,237.75	14,592,237.75	0.00
UNITED STATES TREAS NTS DTD 00323.75% DUE 12-15-2013 REG CUSIP: 912828PL8	365,000.00	21 Dee 10	99.23			0.00	362,205.47	362,205.47	0.00
UNITED STATES TREAS NTS DTD 00323.75% DUE 12-15-2013 REG CUSIP: 912828PL8	-1,205,000,00	23 Dec 10		98.99		0.00	1,196,296.03	1,192,804.75	-3,491.28
UNITED STATES TREAS NTS DTD 05-17-2010 1.375 DUE 05-15-2013 CUSIP: 912828NC0	-320,000.00	09 Jun 10		100.60		0.00	321,728.42	321,912.50	184.08
UNITED STATES TREAS NTS DTD 05-17-2010 1.375 DUE 05-15-2013 CUSIP: 912828NC0	-715,000.00	07 Dec 10		101.70		0.00	727,941.50	727,177.34	-764.16
UNITED STATES TREAS NTS DTD 11/15/2009 3.375% DUE 11-15-2019 REG CUSIP: 91 2828LY4	160,000.00	06 Jan 10	96.40			0.00	154,237.50	154,237.50	0.00
UNITED STATES TREAS NTS DTD 11/15/2009 3.375% DUE 11-15-2019 REG CUSIP: 912828LY4	120,000.00	08 Jan 10	96.59			0.00	115,912.50	115,912.50	0.00
UNITED STATES TREAS NTS DTD 11/15/2009 3.375% DUE 11-15-2019 REG CUSIP: 912828LY4	-265,000.00	01 Sep 10		107.07		0.00	285,911.22	283,724.92	-2,186.30
UNITED STATES TREAS NTS DTD 11/30/09 2.75% DUE 11-30-2016 REG CUSIP: 912828MA5	2,180,000.00	11 May 10	99.07			0.00	2,159,732.81	2,159,732.81	0.00
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆ 5% Report — Part D
      Series of Transactions with Same Party in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss

GOLDMAN SACHS & COMPANY
UNITED STATES TREAS NTS DTD 7-15-10 1.0% DUE 07-15-2013 CUSIP: 912828NN6	-285,000.00	07 Dec 10		100.75		0.00	286,403.12	287,137.50	734.38
UNITED STATES TREAS NTS NT 1.125% DUE 12-15-2012 REG CUSIP: 912828MB3	-485,000.00	13 Jan 10		98.93		0.00	481,233.01	479,790.04	-1,442.97
UNITED STATES TREAS NTS NT 1.875% DUE 02-28-2014 REG CUSIP: 912828KF6	-2,230,000.00	21 Jul 10		102.59		0.00	2,256,132.81	2,287,823.90	31,691.09
UNITED STATES TREAS NTS NT 2.375% DUE 02-28-2015 REG CUSIP: 912828MR8	75,000.00	03 Mar 10	100.50			0.00	75,375.00	75,375.00	0.00
UNITED STATES TREAS NTS NT 2.375% DUE 02-28-2015 REG CUSIP: 912828MR8	1,195,000.00	09 Mar 10	100.20			0.00	1,197,333.98	1,197,333.98	0.00
UNITED STATES TREAS NTS NT 2.375% DUE 02-28-2015 REG CUSIP: 912828MR8	600,000.00	15 Mar 10	99.80			0.00	598,781.25	598,781.25	0.00
UNITED STATES TREAS NTS NT 2.375% DUE 02-28-2015 REG CUSIP: 912828MR8	220,000.00	22 Mar 10	99.81			0.00	219,586.40	219,586.40	0.00
UNITED STATES TREAS NTS NT 2.375% DUE 02-28-2015 REG CUSIP: 912828MR8	-180,000.00	18 Mar 10		99.79		0.00	179,983.68	179,613.28	-370.40
UNITED STATES TREAS NTS NT 2.375% DUE 10-31-2014 REG CUSIP: 912828LS7	1,165,000.00	07 Jul 10	103.41			0.00	1,204,738.15	1,204,738.15	0.00
UNITED STATES TREAS NTS NT 2.375% DUE 10-31-2014 REG CUSIP: 912828LS7	3,300,000.00	01 Oct 10	105.48			0.00	3,480,726.56	3,480,726.56	0.00
UNITED STATES TREAS NTS NT 2.375% DUE 10-31-2014 REG CUSIP: 912828LS7	-1,400,000.00	24 Feb 10		100.65		0.00	1,415,618.84	1,409,073.44	-6,545.40
UNITED STATES TREAS NTS NT 2.375% DUE 10-31-2014 REG CUSIP: 912828LS7	-70,000.00	15 Sep 10		104.83		0.00	72,074.52	73,379.69	1,305.17
UNITED STATES TREAS NTS NT 2.5% DUE 04-30-2015 REG CUSIP: 912828MZ0	-295,000.00	24 Jun 10		102.96		0.00	298,148.08	303,734.77	5,586.69
UNITED STATES TREAS NTS NT 2.5% DUE 06-30-2017 REG CUSIP: 912828NK2	1,520,000.00	21 Jul 10	101.22			0.00	1,538,525.00	1,538,525.00	0.00
UNITED STATES TREAS NTS NT 2.625 DUE 07-31-2014 REG CUSIP: 912828LC2	3,510,000.00	08 Feb 10	102.63			0.00	3,602,137.50	3,602,137.50	0.00
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report — Part D

Series of Transactions with Same Party in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss

GOLDMAN SACHS & COMPANY
UNITED STATES TREAS NTS NT 2.625 DUE 07-31-2014 REG CUSIP: 912828LC2	-750,000.00	04 Mar 10		102.55		0.00	769,687.50	769,130.86	-556.64
UNITED STATES TREAS NTS NT 2.625 DUE 07-31-2014 REG CUSIP: 912828LC2	-210,000.00	08 Apr 10		101.18		0.00	213,758.43	212,477.34	-1,281.09
UNITED STATES TREAS NTS NT 3.625% DUE 08-15-2019 REG CUSIP: 912828LJ7	400,000.00	15 Jan 10	99.74			0.00	398,954.73	398,954.73	0.00
UNITED STATES TREAS NTS NT 3.625% DUE 08-15-2019 REG CUSIP: 912828LJ7	400,000.00	05 Feb 10	100.55			0.00	402,204.73	402,204.73	0.00
UNITED STATES TREAS NTS NT 3.625% DUE 08-15-2019 REG CUSIP: 912828LJ7	265,000.00	22 Apr 10	99.70			0.00	264,192.58	264,192.58	0.00
UNITED STATES TREAS NTS NT 3.625% DUE 08-15-2019 REG CUSIP: 912828LJ7	275,000.00	28 Apr 10	99.34			0.00	273,195.31	273,195.31	0.00
UNITED STATES TREAS NTS NT 3.625% DUE 08-15-2019 REG CUSIP: 912828LJ7	750,000.00	30 Jul 10	106.58			0.00	799,335.94	799,335.94	0.00
UNITED STATES TREAS NTS NT 3.625% DUE 08-15-2019 REG CUSIP: 912828LJ7	1,600,000.00	01 Oct 10	109.68			0.00	1,754,875.00	1,754,875.00	0.00
UNITED STATES TREAS NTS NT 3.625% DUE 08-15-2019 REG CUSIP: 912828LJ7	1,650,000.00	21 Oct 10	110.60			0.00	1,824,925.78	1,824,925.78	0.00
UNITED STATES TREAS NTS NT 4.25 DUE 08-15-2015 REG CUSIP: 912828EE6	-195,000.00	22 Mar 10		108.56		0.00	211,468.36	211,696.88	228.52
UNITED STATES TREAS NTS NT 5.125% DUE 05-15-2016 REG CUSIP: 912828FF2	795,000.00	31 Mar 10	112.16			0.00	891,704.30	891,704.30	0.00
UNITED STATES TREAS NTS NT 5.125% DUE 05-15-2016 REG CUSIP: 912828FF2	550,000.00	01 Jun 10	114.90			0.00	631,941.41	631,941.41	0.00
UNITED STATES TREAS NTS NT 5.125% DUE 05-15-2016 REG CUSIP: 912828FF2	-285,000.00	06 May 10		114.18		0.00	321,585.98	325,423.24	3,837.26
UNITED STATES TREAS NTS NT 5.125% DUE 05-15-2016 REG CUSIP: 912828FF2	-2,795,000.00	07 Sep 10		119.09		0.00	3,233,149.55	3,328,670.31	95,520.76
UNITED STATES TREAS NTS NTS 2.75% DUE 02-15-2019 REG CUSIP: 912828KD1	4,000,000.00	20 Oct 10	104.67			0.00	4,186,718.75	4,186,718.75	0.00
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report — Part D

Series of Transactions with Same Party in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss

GOLDMAN SACHS & COMPANY
UNITED STATES TREAS NTS NTS 2.75% DUE 02-15-2019 REG CUSIP: 912828KD1	-225,000.00	07 Jan 10		92.25		0.00	212,787.00	207,553.71	-5,233.29
UNITED STATES TREAS NTS NTS 2.75% DUE 02-15-2019 REG CUSIP: 912828KD1	-295,000.00	28 Apr 10		93.47		0.00	278,987.40	275,744.34	-3,243.06
UNITED STATES TREAS NTS NTS 2.75% DUE 02-15-2019 REG CUSIP: 912828KD1	-1,000,000.00	28 Oct 10		103.06		0.00	1,034,369.15	1,030,625.00	-3,744.15
UNITED STATES TREAS NTS NTS 2.75% DUE 02-15-2019 REG CUSIP: 912828KD1	-2,000,000.00	29 Oct 10		103.45		0.00	2,068,709.34	2,068,906.25	196.91
UNITED STATES TREAS NTS T-NOTE 1.25% DUE 08-31-2015 REG CUSIP: 912828NV8	565,000.00	08 Sep 10	99.03			0.00	559,504.49	559,504.49	0.00
UNITED STATES TREAS NTS T-NOTE 1.25% DUE 08-31-2015 REG CUSIP: 912828NV8	275,000.00	15 Sep 10	99.05			0.00	272,400.39	272,400.39	0.00
UNITED STATES TREAS NTS T-NOTE 1.25% DUE 08-31-2015 REG CUSIP: 912828NV8	60,000.00	15 Sep 10	99.06			0.00	59,437.50	59,437.50	0.00
UNITED STATES TREAS NTS T-NT 1.75% DUE 08-15-2012 REG CUSIP: 912828LH1	-415,000.00	26 Jan 10		101.58		0.00	418,213.01	421,549.22	3,336.21
UNITED STATES TREAS NTS T-NT 3.25% DUE 06-30-2016 REG CUSIP: 912828KZ2	-160,000.00	04 Feb 10		102.20		0.00	161,887.87	163,512.50	1,624.63
UNITED STATES TREAS NTS UNITED STATES TREAS NOTES 2.5% DUE 03-31-2013 REG CUSIP: 912828HV5	-7,095,000.00	13 Jan 10		102.77		0.00	7,287,714.22	7,291,221.09	3,506.87
UNITED STATES TREAS NTS UNITED STATES TREAS NTS 3.5% DUE 02-15-2018 REG CUSIP: 912828HR4	745,000.00	03 Feb 10	100.88			0.00	751,521.73	751,521.73	0.00
UNITED STATES TREAS NTS UNITED STATES TREAS NTS 3.5% DUE 02-15-2018 REG CUSIP: 912828HR4	550,000.00	01 Apr 10	100.05			0.00	550,257.81	550,257.81	0.00
UNITED STATES TREAS NTS UNITED STATES TREAS NTS 3.5% DUE 02-15-2018 REG CUSIP: 912828HR4	-615,000.00	05 Jan 10		99.77		0.00	622,621.87	613,604.18	-9,017.69
UNITED STATES TREAS NTS UNITED STATES TREAS NTS 3.5% DUE 02-15-2018 REG CUSIP: 912828HR4	-175,000.00	19 Mar 10		101.14		0.00	181,712.89	176,996.09	-4,716.80
UNITED STATES TREAS NTS 1.875 DUE 08-31-2017 CUSIP: 912828NW6	2,970,000.00	14 Sep 10	98.53			0.00	2,926,378.13	2,926,378.13	0.00
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report — Part D

Series of Transactions with Same Party in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss

GOLDMAN SACHS & COMPANY
UNITED STATES TREAS NTS 1.875 DUE 08-31-2017 CUSIP: 912828NW6	-760,000.00	10 Nov 10		99.91		0.00	759,168.75	759,346.88	178.13
UNITED STATES TREAS NTS 2.625 DUE 11-15-2020 REG CUSIP: 912828PC8	560,000.00	10 Nov 10	99.02			0.00	554,487.50	554,487.50	0.00
UNITED STATES TREAS NTS 2.625 DUE 11-15-2020 REG CUSIP: 912828PC8	-235,000.00	22 Dec 10		93.91		0.00	219,605.34	220,679.69	1,074.35
UNITED STATES TREAS NTS 2% DISC NT 30/11/2013 USD1000 2% DUE 11-30-2013 RE CUSIP: 912828JT8	6,020,000.00	13 Jan 10	100.02			0.00	6,020,940.63	6,020,940.63	0.00
UNITED STATES TREAS NTS 2% DISC NT 30/11/2013 USD1000 2% DUE 11-30-2013 RE CUSIP: 912828JT8	405,000.00	15 Mar 10	100.59			0.00	407,390.22	407,390.22	0.00
UNITED STATES TREAS NTS 2% DISC NT 30/11/2013 USD1000 2% DUE 11-30-2013 RE CUSIP: 912828JT8	-800,000.00	25 Feb 10		100.93		0.00	805,484.82	807,434.82	1,950.00
UNITED STATES TREAS NTS 3.50 DUE 05-15-2020 REG CUSIP: 912828ND8	-1,120,000.00	16 Aug 10		107.49		0.00	1,156,421.42	1,203,912.50	47,491.08
UNITED STATES TREAS NTS 3.50 DUE 05-15-2020 REG CUSIP: 912828ND8	-4,300,000.00	23 Sep 10		108.40		0.00	4,623,910.75	4,661,300.78	37,390.03
UNITED STATES TREAS NTS 3.50 DUE 05-15-2020 REG CUSIP: 912828ND8	-685,000.00	21 Oct 10		108.88		0.00	707,275.60	745,793.75	38,518.15
UNITED STATES TREAS NTS 3.50 DUE 05-15-2020 REG CUSIP: 912828ND8	-485,000.00	04 Nov 10		109.09		0.00	500,771.78	529,066.80	28,295.02
US CENTRAL FEDERAL CRED 1.9 DUE 10-19-2012 CUSIP: 90345AAC6	275,000.00	08 Apr 10	100.82			0.00	277,260.50	277,260.50	0.00
US OF AMER TREAS NOTES 1.75 DUE 01-31-2014 REG CUSIP: 912828JZ4	1,000,000.00	01 Apr 10	98.77			0.00	987,695.31	987,695.31	0.00
US OF AMER TREAS NOTES 3.75 DUE 11-15-2018 REG CUSIP: 912828JR2	-950,000.00	13 Dec 10		106.40		0.00	1,002,320.35	1,010,785.16	8,464.81
US TREAS BDS 0 TREAS NT 15/11/2039 USD1000 4.375 DUE 11-15-2039 REG CUSIP: 912810QD3	2,655,000.00	16 Feb 10	95.23			0.00	2,528,303.40	2,528,303.40	0.00
US TREAS BDS 0 TREAS NT 15/11/2039 USD1000 4.375 DUE 11-15-2039 REG CUSIP: 912810QD3	85,000.00	28 Apr 10	95.97			0.00	81,573.44	81,573.44	0.00
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report — Part D

Series of Transactions with Same Party in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss

GOLDMAN SACHS & COMPANY
US TREAS BDS 0 TREAS NT 15/11/2039 USD1000 4.375 DUE 11-15-2039 REG CUSIP: 912810QD3	325,000.00	07 Jul 10	108.17			0.00	351,539.50	351,539.50	0.00
US TREAS BDS 0 TREAS NT 15/11/2039 USD1000 4.375 DUE 11-15-2039 REG CUSIP: 912810QD3	280,000.00	30 Jul 10	106.80			0.00	299,031.25	299,031.25	0.00
US TREAS BDS 0 TREAS NT 15/11/2039 USD1000 4.375 DUE 11-15-2039 REG CUSIP: 912810QD3	-200,000.00	04 Mar 10		97.02		0.00	191,200.60	194,046.88	2,846.28
US TREAS BDS 0 TREAS NT 15/11/2039 USD1000 4.375 DUE 11-15-2039 REG CUSIP: 912810QD3	-600,000.00	24 Mar 10		94.23		0.00	574,216.63	565,382.81	-8,833.82
US TREAS BDS 4.375 DUE 05-15-2040 REG CUSIP: 912810QH4	120,000.00	15 Sep 10	108.77			0.00	130,518.75	130,518.75	0.00
US TREAS BDS 4.375 DUE 05-15-2040 REG CUSIP: 912810QH4	-100,000.00	26 Aug 10		115.78		0.00	112,069.89	115,781.25	3,711.36
US TREAS BDS 4.375 DUE 05-15-2040 REG CUSIP: 912810QH4	-275,000.00	13 Sep 10		109.55		0.00	308,243.06	301,275.39	-6,967.67
US TREAS BDS 8 11/15/2021 USD1000 8 DUE 11-15-2021 REG CUSIP: 912810EL8	-830,000.00	11 May 10		139.38		0.00	1,163,518.90	1,156,854.00	-6,664.90
US TREAS NTS DTD 00161 4.5 DUE 05-15-2017 REG CUSIP: 912828GS3	345,000.00	18 Mar 10	108.87			0.00	375,605.27	375,605.27	0.00
US TREAS NTS DTD 00161 4.5 DUE 05-15-2017 REG CUSIP: 912828GS3	180,000.00	19 Mar 10	108.77			0.00	195,778.13	195,778.13	0.00
US TREAS NTS DTD 00161 4.5 DUE 05-15-2017 REG CUSIP: 912828GS3	695,000.00	19 Mar 10	108.77			0.00	755,921.09	755,921.09	0.00
US TREAS NTS DTD 00161 4.5 DUE 05-15-2017 REG CUSIP: 912828GS3	315,000.00	22 Apr 10	108.70			0.00	342,414.84	342,414.84	0.00
US TREAS NTS DTD 00161 4.5 DUE 05-15-2017 REG CUSIP: 912828GS3	-605,000.00	18 Mar 10		108.90		0.00	659,975.07	658,835.55	-1,139.52
US TREAS NTS DTD 00161 4.5 DUE 05-15-2017 REG CUSIP: 912828GS3	-315,000.00	07 May 10		110.62		0.00	342,414.84	348,444.14	6,029.30
US TREAS NTS DTD 00285 2.5 DUE 03-31-2015 REG CUSIP: 912828MW7	185,000.00	08 Apr 10	99.51			0.00	184,089.45	184,089.45	0.00
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report - Part D

Series of Transactions with Same Party in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss
GOLDMAN SACHS & COMPANY
US TREAS NTS DTD 1/31/10 2.25 DUE 01-31-2015 REG CUSIP: 912828MH0	310,000.00	24 Jun 10	101.96			0.00	316,066.80	316,066.80	0.00
US TREAS NTS DTD 1/31/10 2.25 DUE 01-31-2015 REG CUSIP: 912828MH0	1,720,000.00	06 Oct 10	105.48			0.00	1,814,331.25	1,814,331.25	0.00
US TREAS NTS DTD 1/31/10 2.25 DUE 01-31-2015 REG CUSIP: 912828MH0	-310,000.00	15 Sep 10		104.16		0.00	316,066.80	322,908.59	6,841.79
US TREAS NTS 1.375 DUE 03-15-2013 REG CUSIP: 912828MT4	2,000,000.00	01 Apr 10	99.33			0.00	1,986,562.50	1,986,562.50	0.00
US TREAS NTS 1.375 DUE 09-15-2012 REG CUSIP: 912828LM0	405,000.00	26 Jan 10	100.49			0.00	406,980.45	406,980.45	0.00
US TREAS NTS 1.375 DUE 09-15-2012 REG CUSIP: 912828LM0	935,000.00	23 Aug 10	101.74			0.00	951,256.06	951,256.06	0.00
US TREAS NTS 1.375 DUE 09-15-2012 REG CUSIP: 912826LM0	1,975,000.00	30 Sep 10	101.84			0.00	2,011,420.68	2,011,420.68	0.00
US TREAS NTS 1.375 DUE 09-15-2012 REG CUSIP: 912828LM0	1,575,000.00	29 Nov 10	101.58			0.00	1,599,922.27	1,599,922.27	0.00
US TREAS NTS 1.375 DUE 09-15-2012 REG CUSIP: 912828LM0	-280,000.00	19 Aug 10		101.75		0.00	284,900.00	284,910.00	10.00
US TREAS NTS 1.875 DUE 06-30-2015 CUSIP: 912828NL0	-305,000.00	14 Jul 10		100.30		0.00	306,010.78	305,923.34	-87.44
US TREAS NTS 2.625 DUE 12-31-2014 REG CUSIP: 912828ME7	-75,000.00	03 Mar 10		102.00		0.00	75,046.92	76,497.07	1,450.15
US TREAS NTS 2.625 DUE 12-31-2014 REG CUSIP: 912S28ME7	-1,220,000.00	09 Mar 10		101.69		0.00	1,220,763.24	1,240,587.50	19,824.26
US TREAS NTS 3.25 DUE 03-31-2017 REG CUSIP: 912828MV9	105,000.00	07 Apr 10	99.02			0.00	103,966.41	103,966.41	0.00
US TREAS NTS 3.25 DUE 03-31-2017 REG CUSIP: 912828MV9	-600,000.00	13 Dec 10		104.84		0.00	651,356.04	629,062.50	-22,293.54
US TREAS NTS 3.875 NTS 15/05/2018 USD1000 3.875 DUE 05-15-2018 REG CUSIP: 912828HZ6	-580,000.00	22 Apr 10		103.45		0.00	602,656.25	599,982.81	-2,673.44
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report — Part D

Series of Transactions with Same Party in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss
GOLDMAN SACHS & COMPANY
US TREAS NTS 4.625 DUE 11-15-2016 REG CUSIP: 912828FY1	335,000.00	07 May 10	111.38			0.00	373,106.25	373,106.25	0.00
US TREAS SEC 4.5 DUE 08-15-2039 REG CUSIP: 912810QC5	-2,625,000.00	16 Feb 10		97.28		0.00	2,702,163.99	2,553,632.81	-148,531.18
US TREAS 7.875 BD 2-15-2021 REG CUSIP: 912810EH7	-880,000.00	11 May 10		137.16		0.00	1,167,132.94	1,207,034.40	39,901.46
UTD STATES TREAS .75% DUE 05-31-2012 CUSIP: 912828NE6	1,515,000.00	13 Sep 10	100.41			0.00	1,521,181.20	1,521,181.20	0.00
UTD STATES TREAS .75% DUE 05-31-2012 CUSIP: 912828NE6	33,000,000.00	17 Dee 10	100.43			0.00	33,143,196.49	33,143,196.49	0.00
UTD STATES TREAS .75% DUE 05-31-2012 CUSIP: 912828NE6	1,400,000.00	20 Dec 10	100.44			0.00	1,406,184.38	1,406,184.38	0.00
UTD STATES TREAS .75% DUE 05-31-2012 CUSIP: 912828NE6	720,000.00	23 Dec 10	100.33			0.00	722,393.04	722,393.04	0.00
UTD STATES TREAS .75% DUE 05-31-2012 CUSIP: 912828NE6	-3,400,000.00	21 Dee 10		100.43		0.00	3,414,774.97	3,414,465.17	–309.80
UTD STATES TREAS .75% DUE 09-15-2013 CUSIP: 912828NY2	635,000.00	07 Dec 10	99.99			0.00	634,925.59	634,925.59	0.00
UTD STATES TREAS .75% DUE 09-15-2013 CUSIP: 912828NY2	340,000.00	07 Dec 10	99.96			0.00	339,867.19	339,867.19	0.00
UTD STATES TREAS .875% DUE 02-29-2012 CUSIP: 912828MQ0	-255,000.00	06 May 10		100.23		0.00	254,601.56	255,577.73	976.17
UTD STATES TREAS .875% DUE 02-29-2012 CUSIP: 912828MQ0	-3,520,000.00	13 Sep 10		100.66		0.00	3,542,091.52	3,543,091.20	999.68
UTD STATES TREAS BDS 8.75 BD 15/05/2020 USD1000 8.75 DUE 05-15-2020 REG CUSIP: 912810EF1	-120,000.00	06 Jan 10		141.36		0.00	173,902.97	169,635.94	-4,267.03
UTD STATES TREAS 1.25% DUE 10-31-2015 CUSIP: 912828PE4	-280,000.00	04 Nov 10		101.07		0.00	282,354.30	282,985.94	631.64
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report — Part D

Series of Transactions with Same Party in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss
GOLDMAN SACHS & COMPANY
Corporate Debt Instruments — Preferred

Australia — USD

PVTPL COMMONWEALTH BANK AUST TRANCHE # TR 00081 5% DUE 10-15-2019 BEO CUSIP: 2027A0DJ5	-225,000.0	23 Mar 10		101.11		0.00	224,194.50	227,497.50	3,303.00

Germany — USD

SIEMENS 6.125% DUE 08-17-2026 CUSIP: 826200AD9	-175,000.00	23 Sep 10		116.96		0.00	174,639.50	204,683.50	30,044.00

Japan — USD

SUMITOMO MITSUI BK 3.15% DUE 07-22-2015 CUSIP: 865622AE4	315,000.00	14 Jul 10	99.87			0.00	314,581.05	314,581.05	0.00

Netherlands — USD

TELEFONICA EUROPE 8.25% DUE 09-15-2030 CUSIP: 879385AD4	-360,000.00	23 Mar 10		126.43		0.00	409,077.45	455,133.60	46,056.15

Netherlands Antilles — USD

TEVA 3% DUE 06-15-2015 CUSIP: 88166CAA6	280,000.00	15 Jun 10	99.88			0.00	279,652.80	279,652.80	0.00

Sweden — USD

NORDEA BK AG 3.7% DUE 11-13-2014 CUSIP: 65557CAA1	-170,000.00	16 Jun 10		100.40		0.00	169,753.50	170,673.20	919.70

NORDEA BK AG 4.875% DUE 01-27-2020 CUSIP: 65557CAJ2	-270,000.00	23 Mar 10		100.16		0.00	268,520.40	270,442.80	1,922.40
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report — Part D

Series of Transactions with Same Party in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss
GOLDMAN SACHS & COMPANY
United Kingdom — USD

GLAXOSMITHKLINE 4.85% DUE 05-1 5-2013 CUSIP: 377372AC1	-330.000.00	27 Jan 10		108.61		0.00	329,303.70	358,409.70	29,106.00

United States — USD

ALLTEL CORP 7.875% DUE 07-01-2032 CUSIP: 020039DC4	-145,000.00	15 Sep 10		130.27		0.00	181,329.75	188,897.30	7,567.55
AMGEN INC 4.95% DUE 10-01-2041 CUSIP: 031162BE9	330,000.00	13 Sep 10	99.18			0.00	327,300.60	327,300.60	0.00
BELLSOUTH TELECOMMUNICATIONS INC STEP UP BD DUE 12-15-2045 RT=0 TIL 12-15-15 CUSIP: 079867AS6	130,000.00	26 Aug 10	75.61			0.00	98,294.30	98,294.30	0.00
CMO BANC AMER COML MTG TR 2006-4 SER 2006-4 CL-A4 5.634% DUE 07-10-2046 REG CUSIP: 05950WAF5	485,000.00	16 Apr 10	103.16			0.00	500,345.70	500,345.70	0.00
CMO BANC AMER COML MTG TR 2006-4 SER 2006-4 CL-A4 5.634% DUE 07-10-2046 REG CUSIP: 05950WAF5	-470,000.00	09 Apr 10		102.05		0.00	479,106.25	479,638.67	532.42
CMO CD 2007-CD4 COML MTG TR MTG PASSTHRUCTF CL A-4 VAR 12-11-2049 BEO CUSIP: 12513YAF7	-405,000.00	10 May 10		97.18		0.00	389,596.07	393,561.91	3,965.84
CMO CD 2007-CD4 COML MTG TR MTG PASSTHRUCTF CL A-4 VAR 12-11-2049 BEO CUSIP: 12513YAF7	-155.000.00	19 Aug 10		102.58		0.00	154,378.05	159,002.15	4,624.10
CMO CD 2007-CD4 COML MTG TR MTG PASSTHRUCTF CL A-4 VAR 12-11-2049 BEO CUSIP: 12513YAF7	-145,000.00	01 Sep 10		102.35		0.00	144,418.18	148,409.77	3,991.59
CMO COML MTG TR 2007-GG9 MTG PASSTHRU CTF CL A-4 5.444 DUE 03-10-2039 REG CUSIP: 20173QAE1	305,000.00	06 Jan 10	92.70			0.00	282,720.70	282,720.70	0.00
CMO COML MTG TR 2007-GG9 MTG PASSTHRU CTF CL A-4 5.444 DUE 03-10-2039 REG CUSIP: 20173QAE1	240,000.00	17 Jun 10	98.72			0.00	236,934.38	236,934.38	0.00
CMO COML MTG TR 2007-GG9 MTG PASSTHRU CTF CL A-4 5.444 DUE 03-10-2039 REG CUSIP: 20173QAE1	-350,000.00	06 Jan 10		92.68		0.00	255,361.33	324,392.58	69,031.25
CMO COML MTG TR 2007-GG9 MTG PASSTHRU CTF CL A-4 5.444 DUE 03-10-2039 REG CUSIP: 20173QAE1	-410,000.00	08 Jan 10		91.96		0.00	375,545.14	377,023.83	1,478.69
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report — Part D

Series of Transactions with Same Party in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss
GOLDMAN SACHS & COMPANY
CMO COML MTG TR 2007-GG9 MTG PASSTHRU CTF CL A-4 5.444 DUE 03-10-2039 REG CUSIP: 20173QAE1	-260,000.00	12 Feb 10		94.14		0.00	238,150.58	244,755.47	6,604.89
CMO CR SUISSE COML MTG TR SER 2006-C5 COML MTG PASSTHRU 5.311 DUE 12-15-39 CUSIP: 22545LAD1	410,000.00	10 May 10	95.96			0.00	393,439.84	393,439.84	0.00
CMO CREDIT SUISSE 1ST BSTN MTG SECS CORP 2005-C2 CL A-AB 4.681 DUE 04-15-2037 RE CUSIP: 225458RS9	-100,000.00	01 Feb 10		102.85		0.00	98,382.81	102,851.56	4,468.75
CMO J P MORGAN CHASE COML MTG SECS TR 2006-LDP7 CL A-4 DUE 04-15-2045 REG CUSIP: 46628FAF8	-335,000.00	16 Sep 10		109.88		0.00	350,976.41	368,081.25	17,104.84
CMO J P MORGAN CHASE COML MTG SECS TR 2007-C 5.631 DUE 02-15-2051 REG CUSIP: 46630DAD4	365,000.00	27 Jan 10	84.43			0.00	308,154.10	308,154.10	0.00
CMO J P MORGAN CHASE COML MTG SECS TR 2007-C 5.631 DUE 02-15-2051 REG CUSIP: 46630DAD4	830,000.00	09 Feb 10	85.72			0.00	711,465.63	711,465.63	0.00
CMO MORGAN STANLEY CAP 1 TR 06-1Q12 COML MTG PASSTHRU CTF CL A-4 DUE 121543 REG CUSIP:	485,000.00	09 Apr 10	99.93			0.00	484,640.04	484,640.04	0.00
CMO SER 2006-C7 CL A4 FLT RT DUE 06-10-2046 REG CUSIP: 20047QAE5	300,000.00	05 Apr 10	103.67			0.00	311,015.63	311,015.63	0.00
CMO WACHOVIA BK COML MTG TR COML MTG PASS-TH CL A-4 5.572 DUE 10-15-2048 BEO CUSIP: 92978MAE6	925,000.00	21 Jan 10	96.43			0.00	891,974.61	891,974.61	0.00
COCA COLA CO 1.5% DUE 11-15-2015 CUSIP: 191216AP5	285,000.00	04 Nov10	99.77			0.00	284,344.50	284,344.50	0.00
GEN ELEC CAP CORP 5.5% DUE 01-03-2020 CUSIP: 36962G4J0	80,000.00	05 Jan 10	100.21			0.00	80,164.80	80,164.80	0.00
GEN ELEC CAP CORP 5.875% DUE 01-14-2038 CUSIP: 36962G3P7	-1,765,000.00	23 Sep 10		100.83		0.00	1,605,122.90	1,779,702.45	174,579.55
GENERAL ELEC CAP CORP MEDIUM TERM NTS BOOK ENTRY MTN 4.375% DUE 09-16-2020 CUSIP: 36962G4R2	-240,000.00	14 Oct 10		101.03		0.00	238,120.80	242,474.40	4,353.60
GENERAL ELEC CO 5.25% DUE 12-O6-2017 CUSIP: 369604BC6	-120,000.00	05 Jan 10		103.37		0.00	121,115.68	124,048.80	2,933.12
GOLDMAN SACHS GROUP INC FOR FUTURE EQUIT GOLDMAN SACHS GP 5.625 DUE 011517 CUSIP: 38141GEU4	-100,000.00	01 Mar 10		101.22		0.00	94,895.00	101,223.00	6,328.00
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report — Part D

Series of Transactions with Same Party in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss
GOLDMAN SACHS & COMPANY
GOLDMAN SACHS GROUP INC MEDIUM TERM NTS BOOK ENTRY NT 5.375% DUE 03-15-2020 CUSIP: 38141EA58	100,000.00	01 Mar 10	99.10			0.00	99,099.00	99,099.00	0.00
GOLDMAN SACHS 6.75% DUE 10-01-2037 CUSIP: 38141GFD1	-20,000.00	23 Apr 10		97.01		0.00	13,527.45	19,402.00	5,874.55
GOLDMAN SACHS 6.75% DUE 10-01-2037 CUSIP: 38141GFD1	-95,000.00	27 Apr 10		94.42		0.00	64,255.39	89,702.80	25,447.41
HEWLETT PACKARD CO 5.5% DUE 03-01-2018 CUSIP: 428236AS2	280,000.00	22 Dec 10	112.36			0.00	314,605.20	314,605.20	0.00
LINCOLN NATL CORP 6.25% DUE 02-15-2020 CUSIP: 534187AY5	-225,000.00	08 Sep 10		110.05		0.00	226,918.27	247,621.50	20,703.23
METLIFE INC 6.75% DUE 06-01-2016 CUSIP: 59156RAU2	-70,000.00	05 Feb 10		112.45		0.00	78,050.00	78,715.70	665.70
METLIFE INC 7.717% DUE 02-15-2019 CUSIP: 59156RAT5	-225,000.00	06 Dec 10		123.96		0.00	241,068.00	278,916.75	37,848.75
PNC FDG CORP SR NT 6.7 DUE 06-10-2019 CUSIP: 693476BF9	-170,000.00	01 Jul 10		116.12		0.00	169,794.85	197,410.80	27,615.95
PVTPL GTD SR NT 144A 7.125% DUE 04-15-2018 BEO CUSIP: 92928QAA6	-305,000.00	23 Sep 10		117.62		0.00	308,791.05	358,731.85	49,940.80
PVTPL MASS MUT LIFE INS CO SURP NT 144A 8.875 DUE 06-01-2039 BEO CUSIP: 575767AG3	1,260,000.00	20 Dec 10	134.75			0.00	1,697,799.60	1,697,799.60	0.00
PVTPL WEA FIN LLC / WT FIN AUST PTY LTD GTD SR NT 144A 6.75% DUE 0902-2019 BEO CUSIP: 92933WAB4	-280,000.00	23 Sep 10		116.89		0.00	285,488.95	327,303.20	41,814.25
TRAVELERS COS INC 5.8% DUE 05-15-2018 CUSIP: 89417EAE9	-320,000.00	06 Dec 10		113.38		0.00	322,265.60	362,825.60	40,560.00
VERIZON 8.95% DUE 03-01-2039 CUSIP: 92343VAR5	-210,000.00	06 Apr 10		133.30		0.00	268,256.85	279,921.60	11,664.75
WAL-MART STORES 5.625% DUE 04-01-2040 CUSIP: 931142CS0	660,000.00	24 Mar 10	99.16			0.00	654,423.00	654,423.00	0.00
WAL-MART STORES 5% DUE 10-25-2040 CUSIP: 931142CY7	525,000.00	20 Dec 10	96.00			0.00	503,989.50	503,989.50	0.00
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report — Part D

Series of Transactions with Same Party in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss

GOLDMAN SACHS & COMPANY
XTO ENERGY INC 6.375% DUE 06-15-2038 CUSIP: 98385XAQ9	-530,000.00	20 Jul 10		127.32		0.00	525,409.60	674,790.70	149,381.10

Corporate Debt Instruments — Other

Canada — USD

TECK RESOURCES LTD 10.75% DUE 05-15-2019 CUSIP:
878742AQ8	300,000.00	18 Jun 10	121.25			0.00	363,750.00	363,750.00	0.00

United Kingdom — USD

PVTPL BRITISH SKY BROADCASTING GROUP PLC SR NT 6.1% DUE 02-15-2018/02-15-2008 BE CUSIP:	-170,000.00	28 Sep 10		115.32		0.00	171,951.60	196,035.50	24,083.90
PVTPL PEARSON DLR FIN TWO PLC GTD SR NT 144A 6.25% DUE 05-06-2018 BEO CUSIP: 705010AB2	-100,000.00	04 Feb 10		107.81		0.00	99,816.00	107,810.00	7,994.00
PVTPL PEARSON DLR FIN TWO PLC GTD SR NT 144A 6.25% DUE 05-06-2018 BEO CUSIP: 705010AB2	-305,000.00	27 Sep 10		115.22		0.00	307,719.15	351,411.85	43,692.70

United States — USD

ADOBE SYS INC 4.75 DUE 02-01-2020 CUSIP: 00724FAB7	-205,000.00	11 Fab 10		98.36		0.00	204,321.60	201,629.80	-2,691.80

CMO COMM 2006-C8 MTG TR MTG PASSTHRU CTF CL A-4 5.3060002327% DUE 12-10-2046 REG CUSIP: 20047EAE2	1,250,000.00	28 Apr 10	97.44			0.00	1,217,968.75	1,217,968.75	0.00
CMO COMM 2006-C8 MTG TR MTG PASSTHRU CTF CL A-4 5.3060002327% DUE 12-10-2046 REG CUSIP: 20047EAE2	-1,250,000.00	11 Jun 10		96.89		0.00	1,217,968.75	1,211,181.64	-6,787.11
CMO GS MTG SECS TR 2007 GG10 MTG PASS THRU CTF CL A-4 DUE 08-10-2045 REG CUSIP: 36246LAE1	380,000.00	10 Mar 10	91.79			0.00	348,813.28	348,813.28	0.00
CMO GS MTG SECS TR 2007 GG10 MTG PASS THRU CTF CL A-4 DUE 08-10-2045 REG CUSIP: 36246LAE1	645,000.00	07 May 10	93.96			0.00	606,048.05	606,048.05	0.00
CMO GS MTG SECS TR 2007 GG10 MTG PASS THRU CTF CL A-4 DUE 08-10-2045 REG CUSIP: 36246LAE1	230,000.00	11 May 10	94.24			0.00	216,748.05	216,748.06	0.00
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report — Part D

Series of Transactions with Same Party in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss

GOLDMAN SACHS & COMPANY
CMO GS MTG SECS TR 2007 GG10 MTG PASS THRU CTF CL A-4 DUE 08-10-2045 REG CUSIP: 36246LAE1	-200,000.00	13 Apr 10		96.35		0.00	181,466.25	192,695.31	11,229.06
CMO GS MTG SECS TR 2007 GG10 MTG PASS THRU CTF CL A-4 DUE 08-10-2045 REG CUSIP: 36246LAE1	-240,000.00	17 Jun 10		96.73		0.00	225,707.36	232,162.50	6,455.14
CMO GS MTG SECS TR 2007 GG10 MTG PASS THRU CTF CL A-4 DUE 08-10-2045 REG CUSIP: 36246LAE1	-120,000.00	29 Jun 10		97.99		0.00	112,853.68	117,585.94	4,732.26
CMO J P MORGAN CHASE COML MTG SECS CORP 2005-CIBC13 MTG PASSTHRU DUE 01-12-43 CUSIP:	510,000.00	27 Apr 10	101.65			0.00	518,426.95	518,426.95	0.00
REVERSAL: CMO J P MORGAN CHASE COML MTG SECS CORP 2005-CIBC13 MTG PASSTHRU DUE 01-12-43 CUSIP:	-510,000.00	27 Apr 10	101.65			0.00	-518,426.95	-518,426.95	0.00
CMO J P MORGAN CHASE COML MTG SECS CORP 2005-CIBC13 MTG PASSTHRU DUE 01-12-43 CUSIP:	-1,270,000.00	11 Jun 10		102.08		0.00	1,290,806.64	1,296,392.19	5,585.55
CMO ML CFC COML MTG TR 2006 3 MTG PASSTHRU CTF CL A4 DUE 07-12-2046 REG CUSIP: 60687VAE5	-520,000.00	02 Sep 10		106.16		0.00	525,281.25	552,032.81	26,751.56
CNA FINL CORP NT 5.875 DUE 08-15-2020 CUSIP: 126117AQ3	240,000.00	08 Sep 10	100.15			0.00	240,357.60	240,357.60	0.00
COMCAST CORP NEW 4.95% DUE 06-15-2016 CUSIP: 20030NAG6	325,000.00	30 Jun 10	107.61			0.00	349,716.25	349,716.25	0.00
COMCAST CORP NEW 5.9% DUE 03-15-2016 CUSIP: 20030NAL5	-330,000.00	30 Jun 10		112.61		0.00	349,892.40	371,619.60	21,727.20
COMCAST CORP NEW 6.4% DUE 05-15-2038 CUSIP: 20030NAX9	300,000.00	24 Feb 10	100.90			0.00	302,709.00	302,709.00	0.00
COMCAST CORP NEW 6.5 DUE 15-01-2017 CUSIP: 20030NAP6	785,000.00	15 Mar 10	111.50			0.00	875,251.45	875,251.45	0.00
COMCAST CORP NEW 6.5% DUE 01-15-2015 CUSIP: 20030NAB7	-590,000.00	15 Mar 10		113.16		0.00	648,970.50	667,667.60	18,697.10
DISCOVERY 5.625 DUE 08-15-2019 CUSIP: 25470DAA7	-145,000.00	05 Nov 10		115.67		0.00	146,416.55	167,718.60	21,302.05
DOW CHEM CO 8.55% DUE 05-15-2019 CUSIP: 260543BX0	-120,000.00	08 Jan 10		120.87		0.00	119,752.80	145,039.20	25,286.40
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report — Part D

Series of Transactions with Same Party in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss

GOLDMAN SACHS & COMPANY
HARTFORD FINL SVCS SR NT 4 DUE 03-30-2015 CUSIP: 416515AY0	185,000.00	18 Mar 10	99.93			0.00	184,874.20	184,874.20	0.00
HARTFORD FINL SVCS 5.5% DUE 03-30-2020 CUSIP: 416515AZ7	315,000.00	18 Mar 10	99.76			0.00	314,228.25	314,228.25	0.00
PLAINS ALL AMERN 6.7% DUE 05-15-2036 CUSIP: 72650RAM4	-180,000.00	23 Sep 10		108.93		0.00	179,204.60	196,068.60	16,864.00
PLAINS ALL AMERN 8.75% DUE 05-01-2019 CUSIP: 72650RAU6	-130,000.00	09 Dec 10		124.71		0.00	155,425.85	162,121.70	6,695.85
PVTPL COX COMMUNICATIONS INC NEW NT 144A 8.375% DUE 03-01-2039 BEO CUSIP: 224044BV8	-135,000.00	01 Mar 10		124.97		0.00	166,009.21	168,704.10	2,694.89
PVTPL VIVENDI NT 144A 6.625% DUE 04-04-2018/04-04-2008 CUSIP: 92852EAL9	-145,000.00	23 Mar 10		109.59		0.00	144,528.75	158,898.25	14,369.50
REED ELSEVIER CAP 8.625% DUE 01-15-2019 CUSIP: 758202AG0	-600,000.00	10 Dec 10		127.10		0.00	703,884.65	762,576.00	58,691.35
TIME WARNER CABLE 7.3% DUE 07-01-2038 CUSIP: 88732JAN8	1,415,000.00	20 Dec 10	114.90			0.00	1,625,863.30	1,625,863.30	0.00
UNION PAC CORP 6.125% DUE 02-15-2020 CUSIP: 907818DD7	-175,000.00	28 Jul 10		116.48		0.00	173,574.50	203,833.00	30,258.50
XEROX CORP 6.75% DUE 12-15-2039 CUSIP: 984121CB7	-90,000.00	28 Apr 10		106.88		0.00	91,191.68	98,192.00	5,000.32

Other

Germany — USD

KREDITANSTALT FUR WIEDERAUFBAU KFW GLOBAL NT 4.125% DUE 10-15-2014 REG CUSIP: 500769AX2	65,000.00	07 Oct 10	111.65			0.00	72,569.25	72,569.25	0.00

United States — USD

CHICAGO ILL TRAN AUTH SALES TAX RCPTS REV 6.2% 12-01-2040 BEO TAXABLE CUSIP: 16772PAQ9	240,000.00	07 Apr 10	97.95			0.00	235,068.00	235,068.00	0.00
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report — Part D

Series of Transactions with Same Party in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss

GOLDMAN SACHS & COMPANY
FUT CALL APR 10 T-NOTE OPTION 1165 CUSIP: 999999OA8	100.00	10 Feb 10	1,093.75			0.00	109,656.00	109,656.00	0.00
FUT CALL APR 10 T-NOTE OPTION 1165 CUSIP: 999999OA8	-100.00	19 Feb 10		468.75		0.00	109,656.00	46,624.00	-63,032.00
FUT CALL DEC 10 T-NOTE OPTION 1255 CUSIP: 999999OA8	85.00	02 Sep 10	1,390.63			0.00	118,442.40	118,442.40	0.00
FUT CALL DEC 10 T-NOTE OPTION 1255 CUSIP: 999999OA8	-85.00	07 Sep 10		1.156.25		0.00	118,442.40	98,042.40	-20,400.00
FUT CALL OCT 10 T-NOTE OPTION 1220 CUSIP: 999999OA8	65.00	01 Jul 10	1,515.63			0.00	98,698.60	98,698.60	0.00
FUT CALL OCT 10 T-NOTE OPTION 1220 CUSIP: 999999OA8	-65.00	29 Jul 10		1.218.75		0.00	98,698.60	79,036.10	-19,662.50
FUT CALL OCT 10 T-NOTE OPTION 1250 CUSIP: 999999OA8	-65.00	01 Jul 10	531.25			0.00	34,348.60	34,348.60	0.00
FUT CALL OCT 10 T-NOTE OPTION 1250 CUSIP: 999999OA8	65.00	29 Jul 10	234.38			0.00	34,348.60	15,417.35	18,931.25
FUT CALL SEP 10 T-NOTE OPTION 1170 CUSIP: 999999OA8	60.00	21 Apr 10	1,046.88			0.00	62,981.40	62,981.40	0.00
FUT CALL SEP 10 T-NOTE OPTION 1170 CUSIP: 999999OA8	50.00	22 Apr 10	1,125.00			0.00	56,380.50	56,390.50	0.00
FUT CALL SEP 10 U.S. T-BONDS 125 CUSIP: 999999OA8	25.00	10 Jun 10	2,343.75			0.00	58,664.00	58,664.00	0.00
FUT CALL SEP 10 U.S. T-BONDS 125 CUSIP: 999999OA8	25.00	10 Jun 10	2,500.00			0.00	62,670.25	62,570.25	0.00
FUT PUT SEP 10 T-NOTE OPTION 1120 CUSIP: 999999OA8	-50.00	28 Apr 10	531.25			0.00	26,452.00	26,452.00	0.00
FUT PUT SEP 10 T-NOTE OPTION 1120 CUSIP: 999999OA8	-20.00	04 May 10	343.75			0.00	6,818.80	6,818.80	0.00
FUT PUT SEP 10 T-NOTE OPTION 1120 CUSIP: 999999OA8	70.00	25 May 10	109.38			0.00	33,270.80	7,853.30	25,417.50
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report — Part D

Series of Transactions with Same Party in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss

GOLDMAN SACHS & COMPANY
FUT PUT SEP 10 T-NOTE OPTION 1160 CUSIP: 999999OA8	-70.00	25 May 10	390.63			0.00	27,147.40	27,147.40	0.00
FUT PUT SEP 10 T-NOTE OPTION 1160 CUSIP: 999999OA8	70.00	28 Jun 10	109.38			0.00	27,147.40	7,811.30	19,336.10
METROPOLITAN TRANSN AUTH N Y REV 6.548% 11-15-2031 BEO TAXABLE CUSIP: 59259YCA5	430,000.00	27 Apr 10	105.41			0.00	453,271.60	453,271.60	0.00
MI TOB SETTLEMENT FIN AUTH TOB SET SER A 0 06-01-34 REG TAXABLE CUSIP: 594751AB5	-415,000.00	23 Nov10		71.45		0.00	415,079.23	296,517.50	-118,561.73
TOBACCO SETTLEMENT FIN AUTH WEST VA AST BACKED 7.467 06-01-2047 BEO TAXABLE CUSIP: 88880LAA1	-110,000.00	14 Oct 10		78.40		0.00	110,000.00	86,241.10	-23,758.90
Other Liabilities
United States — USD
FUT CALL APR 10 T-NOTE OPTION 1180 CUSIP: 999999OA8	-100.00	10 Feb 10	468.75			0.00	46,594.00	46,594.00	0.00
FUT CALL APR 10 T-NOTE OPTION 1180 CUSIP: 999999OA8	100.00	19 Feb 10	140.63			0.00	46,594.00	14,314.00	32,280.00
FUT CALL DEC 10 T-NOTE OPTION 1280 CUSIP: 999999OA8	-85.00	02 Sep 10	562.50			0.00	47,573.65	47,573.65	0.00
FUT CALL DEC 10 T-NOTE OPTION 1280 CUSIP: 999999OA8	85.00	07 Sep 10	421.88			0.00	47,573.65	36,098.65	11,475.00
FUT CALL SEP 10 T-NOTE OPTION 1185 CUSIP: 999999OA8	-60.00	21 Apr 10	562.50			0.00	33,581.40	33,581.40	0.00
FUT CALL SEP 10 T-NOTE OPTION 1185 CUSIP: 999999OA8	-50.00	22 Apr 10	625.00			0.00	31,109.50	31,109.50	0.00
FUT CALL SEP 10 U.S. T-BONDS 128 CUSIP: 999999OA8	-25.00	10 Jun 10	1,500.00			0.00	37,429.75	37,429.75	0.00
FUT CALL SEP 10 U.S. T-BONDS 128 CUSIP: 999999OA8	-25.00	10 Jun 10	1,390.63			0.00	34,695.50	34,695.50	0.00
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

5500 Supplemental Schedules	Account number 7870
31 DEC 10	Account Name MONSANTO WRAPPED CONSOLIDATED
◆	5% Report — Part D

Series of Transactions with Same Party in Excess of 5%

			Acquisition	Disposition	Lease	Expenses		Current Value on
Security Description / Asset ID	Shares/Par Value	Date	Price	Price	Rental	Incurred	Cost	Transaction Date	Net Gain/Loss

GOLDMAN SACHS & COMPANY
FUT PUT MAR 10 T-NOTE OPTION 1140 CUSIP: 999999OA8	-50.00	06 Jan 10	390.63			0.00	19,391.00	19,391.00	0.00
FUT PUT MAR 10 T-NOTE OPTION 1140 CUSIP: 999999OA8	50.00	12 Jan 10	203.13			0.00	19,391.00	10,297.00	9,094.00
REVERSE REPO W/ BARCLAYS 912828ND8 CUSIP: 999400AB0	-998,774.51	15 Jun 10		100.00		0.00	998,774.51	998,774.51	0.00

Total GOLDMAN SACHS & COMPANY							339,668,433.62	341,116,038.81	1,680,672.89
NOTE: TRANSACTIONS ARE BASED ON THE 2009-12-31 VALUE (INCLUDING ACCRUALS) OF 555,457,626.25

MONSANTO SAVINGS AND INVESTMENT PLAN
EIN 43-1878297
SUPPLEMENTAL SCHEDULE 4
Form 5500, Schedule G, Part I –
Schedule of Loans or Fixed Income Obligations in Default or
Classified as Uncollectible for the Year Ended Dec. 31, 2010

5500 Supplemental Schedules
      31-Dec-10
Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible

Unpaid
			Original	Amount of	Amount of	Balance
			Amount of debt	Prin received	Int received	12-31-10						Prin	Int
Issue	Cusip	Name & Address	(USD)	in ‘10 (USD)	in ‘10 (USD)	(USD)	Issue Date	Maturity	Interest	Collateral	Description of Uncollectibility	Overdue	Overdue
Kaupthing Bank	48632HAA5	Borgartun 26, 7th floor, 105 Reykjavik, Iceland	805,086	—	—	805,086	5/19/2006	5/19/2016	7.1%	The fund manager classified this subordinated note held as “Not
Under Management” (“NUM”). This re-classification was
precipitated by several ongoing issues: 1) manager had to “block”
the security in order to submit it for claim in December, 2009, and is still not able to sell or transfer the security; 2) while there has been no explicit statement regarding potential recovery, there have been disclosures in the monthly Kaupthing Bank Creditor’s Reports and communications from the Kaupthing Bank Winding Up Committee
indicating that there will be no payout on these subordinated notes;
											and 3) the major pricing services are no longer pricing the security.	N/A	N/A

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSANTO SAVINGS AND INVESTMENT PLAN
By:
/s/ KAREN P. WISHART
Karen P. Wishart, Chairperson of the
Monsanto Company Employee Benefits Plans Committee, Administrator of the Plan

June 17, 2011

EXHIBIT INDEX

Exhibit
Number	Description

23	Consent of Independent Registered Public Accounting Firm